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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☐

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

CME GROUP INC

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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20 South Wacker Drive

Chicago, Illinois 60606

March 18, 2010

Dear Shareholder:

You are cordially invited to attend the 2010 annual meeting of shareholders of CME Group Inc. The meeting will be held at 3:30 p.m., Central Time, on Wednesday, May 5, 2010, in The Conference Center at UBS Tower, located at One North Wacker Drive, Chicago, Illinois.

In addition to topics described herein, we’ll provide a report on our operating results and there will be an opportunity to ask questions of interest to you as a valued shareholder and customer.

We are pleased to again take advantage of the Securities and Exchange Commission rule allowing companies to furnish proxy materials to their shareholders over the Internet. We believe that this e-proxy process expedites your receipt of proxy materials, while also lowering the costs and reducing the environmental impact of our annual meeting. The Company expects to either mail or provide notice and electronic delivery of this notice of annual meeting, proxy statement, CME Group 2009 Annual Review and our annual report on Form 10-K on or about March 24, 2010. The proxy statement contains instructions on how you can (i) receive a paper copy of the proxy materials, if you only received a notice by mail, or (ii) elect to receive your proxy materials over the Internet next year, if you received them by mail this year.

Your vote is very important. We urge you to vote your shares promptly, even if you plan to attend the meeting. You may vote your shares over the Internet. If you received a paper copy of the proxy card by mail, you may vote by signing, dating and mailing the proxy card in the envelope provided. Holders of Class A shares may also vote by telephone.

Sincerely,

Terrence A. Duffy Executive Chairman	Craig S. Donohue Chief Executive Officer

20 South Wacker Drive

Chicago, Illinois 60606

Notice of Annual Meeting of Shareholders May 5, 2010

The annual meeting of shareholders of CME Group Inc. will be held at 3:30 p.m., Central Time, on Wednesday, May 5, 2010, in The Conference Center at UBS Tower, located at One North Wacker Drive, Chicago, Illinois, for the following purposes:

1.	to elect nine directors that we refer to as “Equity Directors”;

2.	to elect one Class B-1 director and one Class B-3 director;

3.	to elect five members of the Class B-1 nominating committee and five members of the Class B-2 nominating committee;

4.	to ratify our audit committee’s appointment of Ernst & Young LLP as our independent registered public accounting firm for 2010; and

5.	to transact any other business that may properly come before the meeting.

You are entitled to notice of and to vote at the annual meeting if you were a shareholder of record of CME Group Inc. Class A or Class B common stock at the close of business on March 8, 2010. There were 66,062,748 shares of our Class A common stock and 3,138 of our Class B common stock issued and outstanding on March 8, 2010. The Company expects to either mail or provide notice and electronic delivery of this notice of annual meeting, proxy statement, CME Group 2009 Annual Review and our annual report on Form 10-K on or about March 24, 2010.

Your vote is important. We urge you to vote your shares promptly, even if you plan to attend the meeting. You may vote over the Internet, by telephone (owners of Class A shares only) or by returning the enclosed proxy card by mail. Specific instructions on how to vote can be found on the proxy card.

If you wish to vote over the Internet or by telephone (Class A shares only) and you hold your shares at Computershare, our transfer agent, you may vote until 10:59 p.m., Central Time, on Tuesday, May 4, 2010. If you hold your shares through a bank or broker you will need to vote in accordance with their deadline, which may be earlier than May 4, 2010.

By order of the board of directors,

Kathleen M. Cronin
Managing Director, General Counsel and Corporate Secretary

March 18, 2010

Chicago, Illinois

Proxy Statement for the

Annual Meeting of Shareholders of

CME GROUP INC.

To be held on Wednesday, May 5, 2010

In this proxy statement, we refer to CME Group Inc. as “CME Group” or the “Company,” to Chicago Mercantile Exchange Inc. as “CME,” to the former CBOT Holdings, Inc. as “CBOT Holdings,” to Board of Trade of the City of Chicago, Inc. as “CBOT,” to the former NYMEX Holdings, Inc. as “NYMEX Holdings,” to New York Mercantile Exchange, Inc. as “NYMEX” and to the Commodity Exchange, Inc. as “COMEX.” In connection with our merger with the former CBOT Holdings, Chicago Mercantile Exchange Holdings Inc. was the surviving company and its name was changed to CME Group. In this proxy statement, the terms “we,” “us” and “our” refer to CME Group and its subsidiaries.

Shares of our Class A common stock are listed on the NASDAQ Global Select Market (NASDAQ) under the trading symbol “CME”.

Our principal offices are located at 20 South Wacker Drive, Chicago, Illinois 60606. Our phone number is 312.930.1000.

Frequently Asked Questions Regarding Attendance and Voting Matters

When and where is the annual meeting?

The annual meeting of shareholders of CME Group will be held on Wednesday, May 5, 2010, at 3:30 p.m., Central Time, in The Conference Center at UBS Tower, located at One North Wacker Drive, Chicago, Illinois. Contact Shareholder Relations at 312.930.3484 for directions to the annual meeting.

All holders of Class A and Class B common stock on March 8, 2010, the record date for the annual meeting, are entitled to notice of and are invited to attend the annual meeting. If you attend, you will be asked to present valid picture identification, such as a driver’s license or passport. If you are not a shareholder of record, you must bring evidence from your broker that you are a shareholder and are eligible to attend the meeting, such as a letter or account statement from your broker or bank. Shareholders will not be allowed to use cameras, recording devices and other electronic devices at the meeting.

Will the annual meeting be Web cast?

Yes. A live Web cast of the annual meeting will be provided from our Investor Relations section of our Web site www.cmegroup.com. Go to Investor Relations, click on Events and Presentations and then click on listen to Web cast for the CME Group Inc. 2010 Annual Meeting of Shareholders. If you miss the meeting, you can view a replay of the Web cast on that site. Please note that you will not be able to vote your shares via the Web cast or ask questions via the Web cast. If you plan to view the Web cast, please submit your vote in advance.

What management proposals are we being asked to vote on?

Holders of all classes of Class A and Class B common stock of CME Group (voting together as a single class) are being asked to vote on the following:

•	the election of nine directors that we refer to as “Equity Directors”; and

•	the ratification of our audit committee’s appointment of Ernst & Young LLP as our independent registered public accounting firm for 2010.

In addition, holders of Class B-1 and Class B-3 shares are being asked to vote on the election of one director for their respective class, each from a slate of two candidates. We refer to these directors as the “Class B directors.”

Finally, holders of Class B-1 and Class B-2 shares are being asked to vote on the election of five members to their respective Class B-1 and Class B-2 nominating committees each from a slate of ten candidates. We refer to these nominating committee members as the “Class B nominating committee members.”

Who is entitled to vote?

You may vote if you owned shares of Class A or Class B common stock of CME Group as of the close of business on March 8, 2010, the record date for the annual meeting. The number of shares outstanding of each of our classes of common stock as of March 8, 2010 was as follows:

Class	Shares Outstanding
Class A	66,062,748
Class B-1	625
Class B-2	813
Class B-3	1,287
Class B-4	413

There were approximately 3,100 holders of record of our Class A common stock and approximately 1,800 holders of record of our Class B common stock on such date.

The following table shows the number of votes each share is entitled to cast on the proposals on which shareholders will vote at the annual meeting:

Proposal	Class A	Class B-1	Class B-2	Class B-3	Class B-4
Election of Equity Directors	1	1	1	1	1
Election of Class B Directors	N/A	1	N/A	1	N/A
Election of Class B Nominating Committee Members	N/A	1	1	N/A	N/A
Ratification of Ernst & Young LLP	1	1	1	1	1

In connection with our merger with CBOT Holdings in 2007, we issued fractional shares of our Class A common stock to CBOT Holdings shareholders. Holders of fractional shares are entitled to vote their fractional share in proportion to their fractional interest. For example, an individual owning 1,000.75 shares would be entitled to 1,000 votes and three-fourths of one vote.

How do I vote?

Shareholders of record (shareholders having an account at Computershare, our transfer agent) have three ways to cast their vote:

•

Via the Internet – by voting electronically over the Internet by going to www.proxyvote.com. You will need to reference the control number on your proxy card when voting. If you wish to vote by the Internet, you may vote until 10:59 p.m., Central Time, on Tuesday, May 4, 2010.

•	By mail – by submitting the proxy card in the envelope provided. Be sure to allow sufficient time for delivery.

•

By telephone (owners of Class A shares only) – by calling 1-800-690-6903. You will need to reference the control number on your proxy card when voting. If you wish to vote by telephone, you may vote until 10:59 p.m., Central Time, on Tuesday, May 4, 2010. Due to the fact that the Class B proposals are contested, telephone voting will not be available for Class B shareholders.

•	In person – by voting your proxy card at the annual meeting.

For holders in street name (shareholders holding through a bank or broker), your proxy materials include a voting instruction form from the institution holding your shares. The availability of internet or telephone voting will depend upon the institution’s voting processes. You may also vote in person at the annual meeting if you obtain a legal proxy from the institution holding your shares. Please contact the institution holding your shares for more information.

Your vote is important. Whether or not you plan to attend the annual meeting, we urge you to vote your shares promptly by returning your proxy card and/or voting instruction card or casting your vote by telephone or over the Internet. Voting early will not affect your right to change your vote and/or to attend the meeting.

What is a shareholder of record?

A shareholder of record or registered shareholder is a shareholder whose ownership of CME Group stock is reflected directly on the books and records of our transfer agent, Computershare. If you hold stock through a bank, broker or other intermediary, you hold your shares in street name and are not a shareholder of record. For shares held in street name, the record owner of your shares is your bank, broker or other intermediary. We only have access to ownership records for the registered shares. Therefore, if you are not a registered shareholder, you will need to bring additional documentation to evidence your stock ownership as of the record date, such as, a copy of your brokerage account statement, a letter from your broker, bank or other nominee or a copy of your voting instruction card in order to be admitted to the annual meeting.

What does it mean if I received more than one proxy/voting instruction card?

This means that you have multiple accounts holding CME Group shares. Shares with different registrations cannot be combined and as a result, you may receive more than one card. For example, shares held through your broker cannot be combined with shares held at our transfer agent, Computershare. Additionally, our Class B shares are not combined with our Class A shares. Therefore, if you own both Class A and Class B shares you will receive more than one proxy card.

If you receive more than one proxy/voting instruction card, you must vote each card to ensure that all shares you own are voted.

What if I return my proxy card but do not provide voting instructions?

If you sign, date and return the proxy card without indicating your instructions on how to vote your shares, the proxies will vote your shares as follows:

•	“FOR” the election of nine directors that we refer to as “Equity Directors”;

•	“ABSTAIN” from voting for Class B directors, if applicable;

•	“ABSTAIN” from voting for Class B nominating members, if applicable; and

•	“FOR” the ratification of our audit committee’s appointment of Ernst & Young LLP as our independent registered public accounting firm for 2010.

If any other matter is presented at the annual meeting, your proxies will vote in accordance with their best judgment. At the time this proxy statement went to press, we knew of no matters to be addressed at the annual meeting beyond those described in this proxy statement.

Can I change my mind after I vote?

For shareholders of record: You may change or revoke your vote by submitting a written notice of revocation directed to the Corporate Secretary, CME Group Inc., 20 South Wacker Drive, Chicago, Illinois 60606 or by submitting another proxy card or by voting at the annual meeting.

For holders in street name: You may change or revoke your voting instructions by following the specific directions provided to you by your bank, broker or intermediary.

Your most recent vote is the one that is counted.

Is my vote confidential?

All proxies, ballots and tabulations that identify the vote of a particular shareholder will be kept confidential, except as necessary to allow the inspectors of election to certify the voting results or to meet legal requirements. Representatives of Broadridge will act as the inspector of election and will count the votes.

Comments written on proxy cards or ballots may be provided by Broadridge to our Corporate Secretary, Kathleen M. Cronin, with the name and address of the shareholder. Each comment will be provided without reference to the vote of the shareholder, unless the vote is mentioned in the comment or unless disclosure of the vote is necessary in order to understand the comment. At our request, the inspector of election may provide us with a list of shareholders who have not voted and periodic status reports on the aggregate vote. These status reports may include breakdowns of vote totals by different types of shareholders, although it is expected that we will not be able to determine how individual shareholders voted.

How many votes must be present to hold the annual meeting?

In order for us to conduct the meeting, shareholders possessing at least one-third of the votes entitled to be cast on each proposal as of March 8, 2010, must be present or represented by proxy. This is referred to as a quorum.

Proxies marked “withhold” or “abstain” are counted as present for establishing a quorum. Additionally, because we have one routine item on the agenda – the ratification of our independent registered public accounting firm – “broker non-votes” received on the other proposals will also be counted for purposes of establishing a quorum. A broker non-vote occurs when a broker does not vote on some matter on the proxy card because the broker does not have discretionary voting power for that particular item under the rules of the NASDAQ and has not received instructions from the beneficial owner.

To ensure that there will be a quorum for each of the proposals to be voted on, please vote before the annual meeting, and allow your shares to be represented at the meeting by your proxies. Voting before the annual meeting will not prevent you from voting in person at the meeting. If you vote in person at the meeting, your previous vote will be revoked automatically.

How many votes are needed to approve the various proposals?

Each of the proposals presented at the annual meeting will be considered separately. Assuming that a quorum is present for the particular proposal, the following votes are required to approve each of the proposals:

•

Proposal 1: Election of Equity Directors: Nine nominees receiving the highest number of “FOR” votes from all classes of the Company’s Class A and Class B common stock present or represented by proxy at the annual meeting voting together as a single class will be elected.

•

Proposal 2: Election of each Class B director: One Class B-1 nominee and one Class B-3 nominee receiving the highest number of “FOR” votes in his class from shareholders present or represented by proxy at the annual meeting will be elected as the Class B director for that class.

•

Proposal 3: Election of Class B-1 and Class B-2 nominating committees: Five nominees receiving the highest number of “FOR” votes from shareholders present or represented by proxy at the annual meeting will be elected to each of the Class B-1 and Class B-2 nominating committees.

•

Proposal 4: Ratification of our audit committee’s appointment of Ernst & Young LLP as our independent registered public accounting firm for 2010: Must receive a “FOR” vote from the holders of a majority of the shares of the Company’s Class A and Class B common stock present or represented by proxy at the annual meeting voting together as a single class.

Who pays for the solicitation of proxies?

CME Group pays the cost of soliciting proxies. Proxies will be solicited on behalf of the board of directors. This solicitation is being made by mail and over the Internet, but also may be made by telephone or in person. We have hired D.F. King for $10,000, plus out-of-pocket expenses, to assist in the solicitation. We will reimburse brokerage firms and other custodians, nominees and fiduciaries for their out-of-pocket expenses for sending proxy materials to shareholders and obtaining their vote. Additionally, nominees for Class B director may make solicitations to our shareholders. Such nominees are responsible for the costs incurred in connection with their individual solicitation efforts.

When are shareholder proposals due for the 2011 annual meeting?

To be considered for inclusion in the 2011 proxy statement, shareholder proposals must be received in writing at our principal executive offices no later than November 25, 2010. You should be aware that your proposal must comply with the Securities and Exchange Commission (SEC) regulations regarding inclusion of shareholder proposals in company-sponsored proxy materials.

Similarly, in order for you to raise a proposal from the floor during next year’s meeting, we must have timely received written notice of the proposal. In accordance with our bylaws, to be timely, a shareholder’s notice must be delivered to our corporate secretary not earlier than the close of business on January 5, 2011 (the 120th day) and not later than the close of business on February 4, 2011 (the 90th day) prior to the anniversary of the 2010 annual meeting (May 5, 2011); provided, however, that in the event that the date of the 2011 annual meeting is more than 30 days before or more than 60 days after May 5, 2011, to be timely notice must be delivered not earlier than the close of business on the 120th day prior to the actual date of the 2011 annual meeting and not later than the close of business on the later of the 90th day prior to the actual date of the 2011 annual meeting or, if the first public announcement of the date of the 2011 annual meeting is less than 100 days prior to the date of the meeting, the 10th day following the day on which public announcement of the date of the 2011 annual meeting is first made by the Company. Your notice of the proposal must contain the information required under our bylaws in order to be considered.

Shareholder proposals should be sent by mail directed to the Corporate Secretary (Kathleen M. Cronin), CME Group Inc., 20 South Wacker Drive, Chicago, Illinois 60606 or by fax to her attention at 312.930.4556.

Are there any matters to be voted on at the meeting that are not included in the proxy statement?

At the time this proxy statement went to press, we knew of no matters to be addressed at the annual meeting beyond those described in this proxy statement. If any other matter is presented at the annual meeting, your proxies will vote in accordance with their best judgment.

Where can I find the voting results of the annual meeting?

We intend to announce preliminary voting results by press release following the annual meeting and will file the final results in a Current Report on Form 8-K within four business days of the meeting as required by SEC regulations.

If I received paper copies of materials, can I receive future proxy materials online?

Yes. If you chose this option you will not receive paper copies of the proxy materials in the mail. Choosing this option will save us printing and mailing costs and may benefit the environment.

If you hold shares in your name (instead of through a broker or other nominee), you can choose this option by following the instructions provided when you vote over the Internet at www.proxyvote.com and, when prompted, indicate that you agree to receive or access shareholder communications electronically. If you hold your shares through a broker or other nominee, you should follow the instructions regarding electronic delivery, if any, provided by your broker or other nominee.

If you choose to receive your proxy materials electronically, then prior to next year’s annual meeting you will receive an e-mail notification when the proxy materials are available for your online review. Your choice for electronic distribution will remain in effect indefinitely, unless you revoke your choice.

Why did I receive a notice by mail without printed copies of the proxy materials?

As permitted by rules adopted by the SEC, we are making this proxy statement, our annual report on Form 10-K and the CME Group 2009 Annual Review available to our shareholders electronically via the Internet. On or about March 24, 2010 we mailed a notice containing instructions on how to access this proxy statement, our annual report on Form 10-K and the CME Group 2009 Annual Review and vote over the Internet. If you received a notice by mail, you will not receive a printed copy of the materials in the mail. Instead, the notice instructs you on how to access and review all of the important information contained in the materials. The notice also instructs you on how you may submit your proxy over the Internet. If you received a notice by mail and would like to receive a printed copy of these materials, you should follow the instructions for requesting such materials included in the notice.

Why did members of my household only receive one set of proxy materials but more than one proxy card?

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, shareholders of record who have the same address and last name and do not participate in the electronic delivery of proxy materials will receive only one copy of our proxy materials unless one or more of these shareholders notifies us that they wish to continue receiving individual copies. This procedure reduces our printing costs and postage fees. Shareholders who participate in householding will continue to receive separate proxy cards.

If you participate in householding and wish to receive separate copies of the proxy materials, please contact Computershare at www.computershare.com/us/sc/cme.

Beneficial shareholders can request information about householding from their banks, brokers or other holders of record.

Can I get additional copies of the proxy materials?

Yes. Additional copies of the CME Group 2009 Annual Review, along with copies of our annual report on Form 10-K for the year ended December 31, 2009 (not including exhibits) and this proxy statement, are available free of charge upon written request to Shareholder Relations, Attention: Ms. Beth Hausoul, CME Group Inc., 20 South Wacker Drive, Chicago, Illinois 60606.

Composition of the Board

Our board is currently composed of 32 directors and is classified into three classes with terms for three years. Directors elected at the 2010 annual meeting will hold office for a three-year term expiring at the 2013 annual meeting. Nine Equity Directors will be elected by the Class A and Class B shareholders voting together as a single class. Additionally, as set forth in Proposal 2, the holders of Class B-1 and Class B-3 shares will each elect one director. Directors in the other two classes that are not up for election this year will continue in office for the remainder of their terms. In connection with a proposed transaction with BM&FBOVESPA, we plan to add a representative of BM&FBOVESPA to our board in the event the transaction closes. Such individual would be added to the class of directors with terms expiring in 2012.

References to terms on our board of directors includes service on the board of CME Holdings from its formation in 2001 and service on the board of its wholly-owned subsidiary, CME. CME Group became a public company in December 2002. Additionally, since the completion of our mergers with CBOT Holdings and NYMEX Holdings, the board of directors of CBOT, NYMEX and COMEX have been composed of the same members as the CME Group and CME boards. Ages are as of March 10, 2010.

Proposal 1 – Election of Equity Directors

The nominating committee recommended and the board approved the following candidates for election to a three-year term expiring at the annual meeting in 2013. The nominees were evaluated and recommended by the nominating committee and approved by the board in accordance with the process for nominating directors as described on page 19 of this proxy statement. All of the nominees for Equity Director are currently members of our board.

Directors are elected by a plurality of the shares present at the meeting, meaning that director nominees with the most affirmative votes are elected to fill the available seats.

Terrence A. Duffy, 51 Mr. Duffy has served as our Executive Chairman since 2006 when he became an officer of the Company. Previously he served as Chairman of the board since 2002 and our Vice Chairman from 1998 until 2002. Mr. Duffy has been a member of our board since 1995. He has been President of TDA Trading, Inc. since 1981 and has been a member of CME for more than 25 years. In 2002, he was appointed by President Bush to serve on a National Saver Summit on retirement savings. He also was appointed by President Bush and confirmed by the U.S. Senate in 2003 as a member of the Federal Retirement Thrift Investment Board. Mr. Duffy currently serves on the board of World Business Chicago, the board of Saint Xavier University and is co-chair of the Mayo Clinic Greater Chicago Leadership Council.

Charles P. Carey, 56 Mr. Carey has served as our Vice Chairman since 2007. Prior to our merger, Mr. Carey served as Chairman of CBOT since 2003, as Vice Chairman from 2000 to 2002, as First Vice Chairman during 1993 and 1994 and as a board member of CBOT from 1997 to 1999 and from 1990 to 1992. Mr. Carey is a partner in the firm Henning and Carey, one of our clearing firms. He has been a member of CBOT since 1978 and was a member of the MidAmerica Commodity Exchange from 1976 to 1978. Mr. Carey previously served on the board of CBOT Holdings.

Mark E. Cermak, 58 Mr. Cermak has served as a member of our board since 2007. Previously, Mr. Cermak served as a director of CBOT since 1999. Mr. Cermak is currently Director of Execution Services at Fortis Clearing Americas and President of the William F. O’Connor Foundation. Previously, Mr. Cermak served as President, Futures Division at O’Connor & Company LLC from 1995 until it was acquired by Fortis Clearing Americas in 2006. Mr. Cermak served in the U.S. Army from 1969 to 1971 and has been a member of CBOT since 1987. He also serves on the Mayo Clinic Greater Chicago Leadership Council. Mr. Cermak previously served on the board of CBOT Holdings.

Martin J. Gepsman, 57 Mr. Gepsman has served as a member of our board since 1994 and served as Secretary of the board from 1998 to 2007. He has been a member of CME for more than 20 years. Mr. Gepsman has also been an independent floor broker and trader since 1985.

Leo Melamed, 77 Mr. Melamed has served as a member of our board since 2001 and as our Chairman Emeritus since 1997. He also previously served on our board during prior periods for more than 30 years. He served as our Senior Policy Advisor from 1997 to 2005. He also served as Secretary of our board from 1967 to 1969, Chairman from 1969 until 1972 and founding Chairman of the International Monetary Market from 1972 until its merger with our exchange in 1976. Upon completion of the merger, Mr. Melamed became the first chairman of the combined institution. Mr. Melamed served as Special Counsel to our board from 1977 until 1991. He has been a member of CME for more than 45 years. He also played a vital role in the creation of our CME Globex platform. From 1993 to 2001, he served as Chairman and CEO of Sakura Dellsher, Inc., a former clearing firm of our exchange, and he currently serves as Chairman and CEO of Melamed & Associates, a global consulting group. He is a permanent advisor to the National Futures Association, a consultant to Infinium Capital Management and serves on the advisory board of Vernon & Park Capital L.P. Mr. Melamed is also a published author of a number of books pertaining to the markets and the history of CME Group.

Joseph Niciforo, 49 Mr. Niciforo has served as a member of our board since 2007. He is currently CEO of Pia Capital Management and a principal of Henning and Carey, one of our clearing firms. He previously served as Chairman of Twinfields Capital Management, a global fixed income hedge fund, from 2004 to 2009. Prior to that, Mr. Niciforo was partner and Managing Director—U.S. Fixed Income at Tudor Investment Corporation. He is a member of the New York State Bar Association and Fordham Law School National board of advisors. Mr. Niciforo previously served on the board of CBOT Holdings.

C.C. Odom II, 67 Mr. Odom has served as a member of our board since 2007. Previously, he served as a director of CBOT since 2002 and from 1979 to 1982 and as Vice Chairman in 1982. Mr. Odom is founder and sole proprietor of Odom Investments. He is a trader and has been an independent member of CBOT for more than 25 years and was a member of the Chicago Board Options Exchange (CBOE) from 1974 to 1991. Mr. Odom served as chairman of the board at New Orleans Commodity Exchange in 1981 and prior to that as charter director, 1979 to 1980. He served as a firm-delegated member of the New York Stock Exchange from 1971 to 1973, and a director of the International Precious Metals Institute from 1979 to 1983. Mr. Odom is the founder of CCO Venture Capital, Argent Venture Capital and the co-founder and principal of Frontier Healthcare, LLC. Mr. Odom previously served as a principal of three CBOT clearing member firms and a principal of a CBOE member clearing firm. He is the sole proprietor of the Rock’n C Ranch. Over the course of his career, Mr. Odom served on more than 40 boards of directors and board level committees of various financial services organizations, including the board of CBOT Holdings.

John F. Sandner, 68 Mr. Sandner has served as a member of our board since 1978 and a member of CME for more than 30 years. He also served as our Special Policy Advisor from 1998 to 2005. Previously, he served as Chairman of our board for 13 years. Mr. Sandner has served as Chairman of E*Trade Futures, LLC since 2003. Mr. Sandner previously served as President and CEO of RB&H Financial Services, L.P., a futures commission merchant and one of our clearing firms, from 1985 to 2003. RB&H Financial Services, L.P. is now a division of MF Global. Mr. Sandner serves as a consultant to RB&H Financial Services, L.P. Mr. Sandner currently serves on the board of the National Futures Association and serves as one of our board representatives on the Dubai Mercantile Exchange. Mr. Sandner currently serves on the board of Echo Global Logistics, Inc. and previously served on the board of Click Commerce Inc.

Dennis A. Suskind, 67 Mr. Suskind has served as a member of our board since 2008. Mr. Suskind joined J. Aron & Company in 1961 where he served as Executive Vice President and was responsible for the worldwide precious metal trading operations. In 1980, Mr. Suskind became a general partner of Goldman Sachs upon its acquisition of J. Aron & Company until his retirement in 1990. During his tenure in trading metals, Mr. Suskind served as Vice Chairman of NYMEX, Vice Chairman of COMEX, a member of the board of the Futures Industry Association, a member of the board of International Precious Metals Institute, and a member of the boards of the Gold and Silver Institutes in Washington, D.C. Mr. Suskind serves on the board of Bridgehampton National Bank and previously served on the board of NYMEX Holdings.

Our board recommends a vote “FOR” the foregoing nominees.

Proposal 2 – Election of Class B Directors

In accordance with our bylaws, our Class B-1, Class B-2 and Class B-3 shareholders have the right to elect six of our directors. At the 2010 annual meeting, Class B-1 shareholders are entitled to elect one director and Class B-3 shareholders are entitled to elect one director, each to a three-year term expiring at the annual meeting in 2013 from a slate of two nominees.

Nominee for Class B-1 Director (Class B-1 Shares Only)

Vote “FOR” the nominee to be elected as your Class B-1 representative and vote “AGAINST” or “ABSTAIN” with regards to the other nominee.

James S. Ginsburg (JSG), 49 Mr. Ginsburg is Founder and Managing Partner of Vernon & Park Capital, L.P., a private equity firm focusing on investments in the financial markets sector. Vernon & Park Capital manages two private investment funds, Bourse Partners, L.P. and Bourse Partners II, L.P. Mr. Ginsburg has been a member of CME for more than 25 years and has spent over 20 years as an independent local market maker on the floor of the exchange. Mr. Ginsburg is or has been a member/shareholder of the New York Stock Exchange, Philadelphia Stock Exchange, CBOT, NYMEX, Pacific Exchange and the New York Board of Trade. He served on the board of the Minneapolis Grain Exchange from 2007 to 2009 and currently serves as a board observer at the Canadian National Stock Exchange Markets; UNX LLC; Correlix Inc. and Firm58. Mr. Ginsburg is a member of the board of CME Group’s political action committee. He also serves as a director of the Jewish Federation of Metropolitan Chicago.

Howard J. Siegel (EGLE), 53 Mr. Siegel has served as a member of our board since 2000. He has been a member of CME since 1977. In 1978, Mr. Siegel began his trading career at Moccatta Metals in their Class B arbitrage operations and served as an order filler until 1980. From there, he went on to fill orders and trade cattle from 1980 until 1982. At that time, Mr. Siegel became a partner and an officer in a futures commission merchant that cleared at CME until selling his ownership interest in 1990. For more than the past 28 years, Mr. Siegel has been an independent trader on our CME exchange. He continues to actively trade today in the agricultural quadrant on the floor and electronically.

Our board is not providing any recommendations as to how you should vote with respect to the foregoing nominees.

Nominee for Class B-3 Director (Class B-3 Shares Only)

Vote “FOR” the nominee to be elected as your Class B-3 representative and vote “AGAINST” or “ABSTAIN” with regards to the other nominee.

Gregory J. Heraty (CLO), 51 Mr. Heraty is a Partner of Devonshire Partners LLC, which executes customer business in all CME related products. Mr. Heraty has served as an order filler at CME since 1987 and has been a member for more than 20 years. Mr. Heraty also served on a number of our functional committees over the years, including as an ad hoc member of our political action committee. He previously owned an IOM membership from 1990 to 2008.

Gary M. Katler (GKK), 63 Mr. Katler has served as a member of our board since 1993 and has been a member of CME for more than 15 years. He is currently Vice President of Fortis Clearing Americas. Previously, Mr. Katler served as Vice President of O’Connor & Company LLC from 2002 until it was acquired by Fortis Clearing Americas in 2006. Mr. Katler served as Head of the Professional Trading Group of Fimat USA from 2000 to 2002. Prior to that, Mr. Katler served as Senior Vice President of ING Barings Futures and Options Inc.

Our board is not providing any recommendations as to how you should vote with respect to the foregoing nominees.

Members of our Board Not Standing for Election this Year

Set forth below is information about our board members who are not standing for election at the 2010 annual meeting.

Directors with Terms Expiring in 2011

Craig S. Donohue, 48 Mr. Donohue has served as our CEO and a member of our board since 2004. Previously, Mr. Donohue was our Executive Vice President and Chief Administrative Officer, Office of the CEO, from 2002 to 2003. Before that, Mr. Donohue held various positions at our organization with increasing responsibility, including Managing Director and Chief Administrative Officer; Managing Director, Business Development and Corporate/Legal Affairs; Senior Vice President and General Counsel; and Vice President of the Division of Market Regulation. Mr. Donohue has served as the Company’s representative on the board of BM&FBOVESPA since 2008. Mr. Donohue is also chairman of the board of the Council for Economic Education, a non-profit organization that focuses on improving the economic literacy of students and teachers. He is also First Vice Chair of the board of the Executives’ Club of Chicago and a member of the board of the Chicagoland Chamber of Commerce. Mr. Donohue also serves on the Commodity Futures Trading Commission’s Global Markets Advisory Committee.

Timothy S. Bitsberger, 50 Mr. Bitsberger has served as a member of our board since 2008. He joined bancAccess Financial in December 2009. Previously, he served as Senior Vice President and Treasurer of Freddie Mac from 2006 to 2008. Mr. Bitsberger also was with the U.S. Treasury Department from 2001 to 2005 serving first as their Deputy Assistant Secretary for federal finance and more recently as the Assistant Secretary for financial markets. He was confirmed by the U.S. Senate as the Assistant Secretary in 2004.

Jackie M. Clegg, 47 Ms. Clegg has served as a member of our board since 2007. Previously, Ms. Clegg served as a director of CBOT since 2003. As an independent board member, Ms. Clegg has chaired and served on several special committees for mergers and acquisitions as well as on numerous audit committees. Ms. Clegg serves as the Managing Partner of Clegg International Consultants, LLC, an international strategic consulting firm. Previously, she served as the Vice Chair of the board, First Vice President, and as the COO of the Export-Import Bank of the United States, the official U.S. export credit agency that assists in financing the export of U.S. goods and services to international markets. During her 26-year career in Washington, D.C., Ms. Clegg has also worked in the U.S. Congress on national security issues, foreign affairs, and international finance and monetary policy. Ms. Clegg currently serves on the boards of Brookdale Senior Living and Cardiome Pharma Corp. Previously, Ms. Clegg served on the boards of Blockbuster, Inc., CBOT Holdings and Javelin Pharmaceuticals.

James A. Donaldson, 65 Mr. Donaldson has served as a member of our board since 2007. Previously he served as a director of CBOT since 2004. Prior to that, Mr. Donaldson served as a partner of Kelly Grain Company, Executive Vice President and Secretary of Kelly Commodities, Inc. and a broker in the soybean oil pit. He has also been affiliated with Archer Daniels Midland and Kohlmeyer & Company. He is a veteran of the U.S. Air Force. Mr. Donaldson has been a member of CBOT since 1968 and is an independent trader. Mr. Donaldson previously served on the board of CBOT Holdings.

J. Dennis Hastert, 68 Mr. Hastert has served as a member of our board since 2008. He served as Speaker of the House of Representatives from 1999 through 2007. He served 11 terms in Congress and retired from the House of Representatives in 2007. Prior to his role as Speaker, Mr. Hastert served as Chief Deputy Majority Whip in the 104th Congress and also served as Chairman of the House of Government Reform and Oversight Subcommittee on National Security, International Affairs and Criminal Justice. He also spent the first 16 years of his career teaching government, history and economics at Yorkville High School.

Bruce F. Johnson, 67 Mr. Johnson has served as a member of our board since 1998 and has been a member of CME for more than 30 years. Mr. Johnson previously served as President, Director and part owner of Packers Trading Company, Inc., a former futures commission merchant and former clearing firm, from 1969 through 2003.

Patrick B. Lynch, 44 Mr. Lynch has served as a member of our board since 2002. He served as Treasurer of the board from 2002 until 2007. He has been a member of CME and an independent floor trader since 1990.

William P. Miller II, 54 Mr. Miller has served as a member of our board since 2003. Mr. Miller is the Deputy Chief Investment Officer and has been employed by the Ohio Public Employees Retirement System since 2005. Previously he served as Senior Risk Manager for the Abu Dhabi Investment Authority from 2003 to 2005. Mr. Miller was a risk management advisor for the Rockefeller Foundation, a non-profit foundation and an advisor to Africa Global from 2002 to 2003. Mr. Miller is a chartered financial analyst and a member of the Institute of Chartered Financial Analysts. Mr. Miller serves on the board of American Axle and Manufacturing Holdings, Inc. and of BTOP50 Family of Funds.

James E. Newsome, 50 Dr. Newsome has served as a member of our board since 2008. Prior to that, he served as President of NYMEX beginning in 2004. Prior to that, he served as chairman of the CFTC beginning in 2001 and as a commissioner beginning in 1998. Dr. Newsome serves as one of our board representatives on the Dubai Mercantile Exchange and he also serves on the board of managers of Gavilon Holdings, LLC. Dr. Newsome previously served on the board of NYMEX Holdings.

Terry L. Savage, 65 Ms. Savage has served as a member of our board since 2003. Ms. Savage is a financial journalist, author and President of Terry Savage Productions, Ltd., which provides speeches, columns and videos on personal finance for corporate and association meetings, publications and national television programs, and networks, including CNN, NBC and theStreet.com. She was a member of CME from 1975 to 1980. Ms. Savage is a director of the Northwestern Memorial (Hospital) Foundation and Junior Achievement of Illinois.

Christopher Stewart, 52 Mr. Stewart has served as a member of our board since 2007. Mr. Stewart has served as CEO of Gelber Group LLC, a clearing member firm, since 2000 and has been employed by Gelber Group since 1983. Mr. Stewart was appointed to The Rock and Roll Hall of Fame and Museum board in April 2009. Mr. Stewart previously served as a director of CBOT Holdings.

Directors with Terms Expiring in 2012

Jeffrey M. Bernacchi, 51 Mr. Bernacchi has served as a member of our board since May 2009. He has been a member of CME since 1979, of CBOT since 1992 and of NYMEX since 2007. Mr. Bernacchi has served as President and owner of JMB Trading Corp. since 1980, Vice President and part owner of FuturesRoute, Inc. since 1999 and managing member of Celeritas Capital LLC since 2008. He is also the owner of Bernacchi Trading.

Dennis H. Chookaszian, 66 Mr. Chookaszian has served as a member of our board since 2004. Since 2007, he has served as Chairman of the Financial Accounting Standards Advisory Council. From 1999 until 2001, Mr. Chookaszian served as Chairman and CEO of mPower, Inc., a financial advice provider focused on the on-line management of 401(k) plans. Mr. Chookaszian served as Chairman and CEO of CNA Insurance Companies from 1992 to 1999. During his 27-year career with CNA, Mr. Chookaszian held several management positions at the business unit and corporate levels, including President and COO from 1990 to 1992 and CFO from 1975 to 1990. Mr. Chookaszian serves as a director of Career Education Corporation, LoopNet, Inc. and Insweb Corp. Mr. Chookaszian is a registered certified public accountant.

Robert F. Corvino, 52 Mr. Corvino has served as a member of our board since 2007. Previously, Mr. Corvino served as Vice Chairman of CBOT since 2004. He has served as Managing Director, Cornerstone Investment Management since January 2009. Mr. Corvino is an independent local trader and has been a member of CBOT since 1984. Mr. Corvino previously served on the board of CBOT Holdings.

Larry G. Gerdes, 61 Mr. Gerdes has served as a member of our board since 2007. He is Chairman and CEO of Transcend Services, Inc., the third largest medical transcription company in the United States. Mr. Gerdes is also a general partner of Gerdes Huff Investments. Since 1983, Mr. Gerdes has served as general partner of Sand Hill Financial Company, a venture capital partnership. Mr. Gerdes is a major shareholder and President of Friesland Farms, LLC. He also is a member of the Dean’s Advisory Council for The Kelley School of Business at Indiana University and serves on the non-profit boards of the Tommy Nobis Center and the J. Kyle Braid Leadership Foundation. Mr. Gerdes currently serves on the board of Access Plans, Inc. (f/k/a Alliance Healthcard, Inc.) and Transcend Services, Inc. Mr. Gerdes also previously served on the board of CBOT Holdings.

Daniel R. Glickman, 65 Mr. Glickman has served as a member of our board since 2001. Effective as of April 1, 2010, Mr. Glickman will serve as the President of Refugees International, the leading organization on refugees crises worldwide. Since 2004, Mr. Glickman has served as Chairman and CEO of the Motion Picture Association of America, Inc. Mr. Glickman previously served as Director of the Institute of Politics at Harvard University’s John F. Kennedy School of Government from 2002 to 2004 and, until 2004, had been a Senior Advisor in the law firm of Akin, Gump, Strauss, Hauer & Feld, where he was a partner from 2001. He also served as U.S. Secretary of Agriculture from 1995 through 2001 and as a member of the U.S. Congress, representing a district in Kansas, from 1977 through 1995. Mr. Glickman serves as a director of the Hain-Celestial Corporation.

James E. Oliff, 61 Mr. Oliff has served as a member of our board since 1994 and has been a member of CME for more than 30 years. Mr. Oliff served as our Vice Chairman from 2002 until 2007 and as our Second Vice Chairman from 1998 until 2002. He previously served on our board from 1982 to 1992. Mr. Oliff has also served as President of FILO Corp., a floor brokerage business, since 1982. Mr. Oliff previously served as Executive Director of International Futures and Options Associates from 1996 to 2005, as President and CEO of FFast Trade U.S., LLC from 2001 to 2005, as Chairman and CEO of FFastFill Inc. from 2003 to 2005 and as FFastFill’s COO from 2001 to 2003. He also served as President of LST Commodities, LLC, an introducing broker, from 1999 until 2002. He currently serves as a member of the board of FFastFill, plc. and the advisory board for the MS Program in Financial Engineering at Kent State University.

John L. Pietrzak, 54 Mr. Pietrzak has served as a member of our board since 2007. Previously, Mr. Pietrzak served as a director of CBOT from 1993 to 1995. He also served as a director of The Clearing Corporation (formerly Board of Trade Clearing Corp.) from 2001 to 2004. Mr. Pietrzak has served as Managing Partner of Longwood Partners, a private equity firm, since 2002 and as general partner of Sparta Group, a proprietary trading group, since 1997. Mr. Pietrzak previously served on the board of CBOT Holdings.

Alex J. Pollock, 67 Mr. Pollock has served as a member of our board since 2004. Mr. Pollock has served as Resident Fellow of the American Enterprise Institute in Washington, D.C. since 2004 and previously served as President and CEO of the Federal Home Loan Bank of Chicago from 1991 through 2004. He was previously President and CEO of Community Federal Savings. Mr. Pollock serves on the non-profit boards of Great Lakes Higher Education Corporation and the Great Books Foundation. He also serves on the board of Allied Capital Corp.

William R. Shepard, 63 Mr. Shepard has been a member of our board since 1997. Previously he served as our Second Vice Chairman from 2002 to 2007. He has been a member of CME for more than 30 years. Mr. Shepard is founder and President of Shepard International, Inc., a futures commission merchant.

David J. Wescott, 52 Mr. Wescott has served as a member of our board since 2003. Mr. Wescott has been a member of CME for more than 25 years. He previously served as a director from 1989 through 1996 and has served as President of The Wescott Group Ltd. since 1991 and Managing Partner of the Dowd/Wescott Group since 2006. Dowd/Wescott was acquired by MF Global, one of our clearing firms, in 2007. Mr. Wescott is currently a Vice President with MF Global.

Corporate Governance

We have a long-standing commitment to implementing sound corporate governance practices that enhance the effectiveness of our board. These practices provide an important framework within which the board and management can pursue our strategic objectives and ensure long-term vitality for the benefit of our shareholders. This section describes key corporate governance practices that we have adopted. Complete copies of our corporate governance materials, including our Corporate Governance Principles, Board of Directors Conflict of Interest Policy, Board of Directors Code of Ethics, Categorical Independence Standards, Employee Code of Conduct and the charters for all our board committees, may be found on our Web site, www.cmegroup.com, in the “Investor Relations—Corporate Governance” section. Copies of these materials are also available free of charge to shareholders upon written request directed to the Corporate Secretary, CME Group Inc., 20 South Wacker Drive, Chicago, Illinois 60606. Our Employee Code of Conduct is applicable to all of our employees, including our chief executive officer and other senior financial officers. The board and the governance committee regularly review and modify the corporate governance documents, including the Corporate Governance Principles and committee charters, as warranted. Any modifications are reflected on our Web site. Information made available on our Web site does not constitute a part of this document.

Director Independence

The experience and diversity of our directors has been, and continues to be, critical to our success. Our Corporate Governance Principles require that the board be composed of at least a majority of independent directors. Additionally, in accordance with applicable listing standards, the members of our audit, compensation, governance and nominating committees must be independent. For a director to be considered independent, the board must affirmatively determine that the director has no direct or indirect material relationship with the Company. The board has adopted Categorical Independence Standards, which are attached to this proxy statement as Appendix A, to assist the board in making its determinations regarding independence. These standards conform to and exceed the independence criteria specified in the listing standards of the NASDAQ. They specify the criteria by which the independence of our directors will be determined, including relationships and transactions between each director, any member of his or her immediate family, his or her affiliates, charitable organizations with which he or she is affiliated, and us.

The board believes that all of its non-executive directors act independently of, and effectively monitor and oversee the actions of, management. We also believe that Mr. Duffy, who serves as our Executive Chairman, continues to act independently of management despite the fact that in his role he is also an employee of the Company. We note that in his role, Mr. Duffy performs the same management oversight functions as an independent chairman, and that he does not serve as a member of our management team. Based on our Categorical Independence Standards, at its meeting held in February 2010, the governance committee made a preliminary assessment of the independence of the directors and director nominees and based on such assessment made a recommendation to our board regarding their independence. Some of our directors are members of our exchanges, which provides them with access to our open outcry trading floors, lower trading fees, the ability to vote on certain matters relating to the operation of our trading floors and, for members of CME, the ability to elect six of our directors. Directors who are members of our exchanges may make payments directly to us or indirectly to us through our clearing firms in connection with their trading activity on an exchange. To ensure that such payments did not exceed the monetary thresholds set forth in the listing standards of the NASDAQ, the governance committee reviewed the directors’ and their affiliated clearing firms’ trading activities and relationships with our exchanges as part of its independence determination. The governance committee and the board noted that all payments were made in the ordinary course of our business, were on terms consistent with those prevailing at the time for corresponding transactions by similarly situated unrelated third parties and were not in excess of the applicable payment thresholds.

Certain of our board members also lease space at our 141 West Jackson Boulevard location in Chicago in connection with their trading activities. The governance committee and the board considered whether such transactions would have an impact on the directors’ independence, noting that the leases are entered into on terms prevalent in the marketplace.

After considering information provided by the directors and director nominees in their annual questionnaires, the payments made to us relating to trading activities of directors and director nominees who are members of an exchange as well as additional information gathered by our Office of the Corporate Secretary, the governance committee recommended and the board determined that each of the following directors and director nominees is independent and has no material relationship with the Company:

•	Jeffrey M. Bernacchi
•	Timothy S. Bitsberger
•	Mark E. Cermak
•	Dennis H. Chookaszian
•	Jackie M. Clegg
•	Robert F. Corvino
•	James A. Donaldson
•	Martin J. Gepsman
•	Larry G. Gerdes
•	James S. Ginsburg
•	Daniel R. Glickman
•	J. Dennis Hastert
•	Gregory J. Heraty
•	Bruce F. Johnson
•	Gary M. Katler
•	Patrick B. Lynch
•	William P. Miller II
•	Joseph Niciforo
•	C.C. Odom II
•	James E. Oliff
•	John L. Pietrzak
•	Alex J. Pollock
•	Terry L. Savage
•	William R. Shepard
•	Howard J. Siegel
•	Christopher Stewart
•	Dennis A. Suskind
•	David J. Wescott

In addition, based on its Categorical Independence Standards, the governance committee recommended and the board determined that Mr. Duffy, our Executive Chairman, and Mr. Donohue, our CEO, should not be classified as independent due to their employment with the Company. The board also determined that Mr. Carey should not be classified as independent due to his contractual appointment as Vice Chairman in our bylaws adopted in connection with our merger with CBOT Holdings and his receipt of compensation for such service of $750,000 and that Messrs. Melamed, Newsome and Sandner should not be classified as independent due to their consulting relationships with the Company.

Board Leadership Structure

Our bylaws permit the positions of chairman and chief executive officer to be held by the same person. However, the board has historically believed that these roles and their attendant responsibilities should be separate and fulfilled by two separate individuals. During the entire period following our IPO in 2002, the positions have been separated. We believe having separate roles allows our board to effectively provide guidance to and oversight of our management. In 2006, the governance committee recommended and the board approved the appointment of Mr. Duffy to serve in the role of Executive Chairman as an executive officer of the Company. The appointment was made in recognition of the substantial role Mr. Duffy plays in the development of the Company’s strategic initiatives. The appointment of Mr. Duffy as Executive Chairman did not alter Mr. Donohue’s duties and responsibilities as our CEO. Mr. Duffy continues to perform the same management oversight functions as an independent chairman and he is not considered a member of our management team.

Because Mr. Duffy has been classified as non-independent, the board has assigned the following responsibilities to the chair of the governance committee:

•	Preside at executive sessions of the independent directors and of the non-executive directors.

•	Coordinate the performance evaluation of the Executive Chairman.

•	Coordinate the self-evaluation of the board.

•	Serve as the contact for shareholder communications addressed to the independent directors.

The board believes that its current structure allows it to effectively operate, represent the rights of our shareholders and create long-term value. The board reserves the right to make changes to its governance structure in the future as it deems appropriate.

Board’s Role in Risk Oversight

The board has an active role, as a whole and also at the committee level in overseeing management of our risks. The Company has established an enterprise risk management program. The role of the program is to promote and facilitate the process to evolve, align and sustain sound risk management practices at the Company. Our ultimate objective is to help preserve and protect our enterprise value and to help increase the likelihood of achieving our financial, operational and strategic objectives.

The program is led by our Director, Enterprise Risk Management who reports to the head of our internal audit department who reports directly to the audit committee. The audit committee serves as the primary committee with responsibility for overseeing our risk management process, with our other board level committees overseeing specific risks that relate to their core responsibilities. Enterprise risk management is a standing agenda item at each of the regular audit committee meetings, and specific risks are discussed at the board and board-level committees, as relevant.

Enterprise risks are identified, evaluated, prioritized, and updated regularly by management through our cross-functional risk management team; made up of senior managers representing each division of our business and led by our Director, Enterprise Risk Management. The audit committee and the board receive detailed updates on our enterprise risks each quarter from the Director, Enterprise Risk Management, on behalf of the risk management team. Additional review or reporting on our enterprise risks is conducted as needed or as requested by the board or one of its committees.

Executive Sessions

Our Corporate Governance Principles require our independent directors to meet in executive session (without management and non-independent directors) on a quarterly basis. As discussed above, these sessions are chaired by the chair of the governance committee. The chair of the executive sessions may, at his or her discretion, invite our Executive Chairman, our Vice Chairman, other non-independent directors or other members of management, including the CEO, to participate in a portion of such executive sessions, as appropriate.

Annual Assessment of Board and Committee Performance

As provided in our Corporate Governance Principles, the board annually reviews its own performance, structure and processes in order to assess how effectively it is functioning. The assessment is implemented and administered by the governance committee through an annual board self-evaluation survey. In addition, the audit, compensation, finance, governance, market regulation oversight and nominating committees each conduct an annual self-assessment.

Contacting the Board of Directors

If you would like to contact the board of directors, including a committee of the board or the independent directors as a group, you may send an e-mail to directors@cmegroup.com. You may also communicate with the members of the board by mail addressed to an individual member of the board, the full board, a particular committee or the independent directors as a group directed to the Corporate Secretary, CME Group Inc., 20 South Wacker Drive, Chicago, Illinois 60606.

All communications received will be compiled by the Office of the Corporate Secretary and submitted to the governance committee on a quarterly basis or more frequently as appropriate. E-mails received via directors@cmegroup.com are screened for junk commercial e-mail and general solicitations. If a communication does not involve an ordinary business matter as described below and if a particular director is named, the communication will be forwarded to that director.

In order to expedite a response to ordinary business matters, the governance committee has authorized management to receive, research and respond, if appropriate, on behalf of our directors, including a particular director or its non-executive directors, to any communication regarding a product of an exchange or transactions by a clearing firm or a member of an exchange (an “ordinary business matter”). Any director may review any such communication or response thereto.

Attendance at Annual Meetings

We strongly encourage, but do not require, our directors to attend the annual meeting. Last year, 27 of the 33 directors on the board at that time attended the annual meeting of shareholders.

Director Qualifications and Equity Director Nomination Process

Our board and its nominating committee seek candidates with a variety of talents and expertise to ensure that the board overall as a whole is operating effectively and is focused on creating long-term value for our shareholders. We believe that our board should be composed of individuals from diverse professional backgrounds who combine a broad spectrum of experience and expertise with a reputation for integrity and who exercise their good judgment to provide practical insights and different perspectives. In selecting candidates, the board endeavors to find individuals who have a solid record of accomplishment in their chosen fields and who display the independence of mind and strength of character to effectively represent the best interests of our shareholders.

Until our 2012 annual meeting, at least 10 of our Equity Directors must be CBOT directors and the remaining Equity Directors are designated as CME directors. CBOT directors are former directors of CBOT Holdings that became members of our board in connection with our merger with CBOT Holdings (or their replacements that are elected or appointed in accordance with our bylaws). We have a nominating committee composed of four CME directors and two CBOT directors. Nominees for election as CME directors are nominated for election by the members of our board that are CME directors upon the recommendation of the representatives on our nominating committee that are CME directors. Nominees for election as CBOT directors are nominated for election by the members of our board that are CBOT directors upon the recommendation of the representatives on our nominating committee that are CBOT directors. The holders of the Class B-1, Class B-2 and Class B-3 common stock have the right to elect members of nominating committees for their respective class, which are responsible for nominating candidates for election by their class. Our certificate of incorporation requires that director candidates for election by a class of Class B common stock own, or be recognized under our rules as the owner of, at least one share of that class.

The nominating committee has not adopted a specific policy on the role of diversity in assessing director candidates; however as discussed, the nominating committee believes that it is essential that board members represent diverse viewpoints. In considering candidates for the board, the nominating committee considers the entirety of each candidate’s credentials. With respect to the nomination of continuing directors for re-election, the individual’s contributions to the board are also considered. In assessing new candidates for the board, we have not adopted a set of firm criteria that an individual must meet to be considered. The nominating committee, composed entirely of directors who are independent under applicable listing standards, reviews the qualifications and backgrounds of potential directors in light of the needs of the board and the Company at the time and nominates a slate of Equity Director nominees to be nominated for election at the annual meeting of shareholders. In evaluating potential director nominees, the nominating committee will take into consideration, among other factors, whether the nominee:

•	has the highest professional and personal ethics and values;

•	is independent of management under our Categorical Independence Standards;

•	has the relevant expertise and experience required to offer advice and guidance to our chief executive officer;

•	helps the board reflect the industry diversity of interest composition requirements set forth in our bylaws;

•	has the ability to make independent analytical inquiries;

•	can dedicate sufficient time, energy and attention to the diligent performance of his or her duties;

•	has the ability to represent the interests of the shareholders of the Company and to create long-term value;

•	has any special business experience and expertise in a relevant area;

•	would be considered an audit committee financial expert or financially literate, as such terms are defined in applicable rules, regulations and listing standards; and

•	has an understanding of our business, products, market dynamics and customer base.

We believe all of our board members have an inquisitive and objective perspective, practical wisdom and mature judgment. In addition, the following highlights the key characteristics that the board believes qualifies its members to serve the interests of our shareholders. This summary, however, is not meant to be a complete description of all of the skills and attributes of our board members. Additional details on our individual directors and director nominees are set forth in their biographies beginning on page 7.

Industry Experience

As a derivatives exchange, the board values the background and experience of its directors who bring their specific understanding of our markets as a result of their trading of our products and/or from their service as an officer of a firm which trades our products as well as from our directors who serve or have served in the financial services industry. As described in their individual biographies, the following directors have acquired such experience through their membership on one or more of our exchanges or their affiliations with one of our clearing firms: Messrs. Bernacchi, Carey, Cermak, Corvino, Donaldson, Duffy, Gepsman, Johnson, Katler, Lynch, Melamed, Niciforo, Odom, Oliff, Pietrzak, Sandner, Shepard, Siegel, Stewart and Wescott. Mr. Donohue, our Chief Executive Officer, brings his long history with our company, serving in numerous roles within market regulation, legal and corporate strategy. Mr. Bitsberger brings experience from his prior service at Freddie Mac and at the U.S. Treasury Department. Mr. Pollock has knowledge of financial services due to his prior service as president and chief executive officer of the Federal Home Loan Bank of Chicago. As a former partner at Goldman Sachs, Mr. Suskind also has expertise in the financial services industry. Ms. Savage brings her unique perspective as a financial journalist and former member of our CME exchange.

Public Directorship/Non-Industry Representation

As the parent company of four self-regulatory organizations, we are required to ensure that we meet the core principles of the Commodities Futures Trading Commission (CFTC) which among other things requires that we have processes and procedures to address potential conflicts of interest that may arise in connection with the operation of our exchanges. Significant representation of individuals who don’t have relationships with our exchanges, referred to as “public directors” in the CFTC regulations, play an important role in our processes to address potential conflicts of interest. The following board members qualify as public directors: Mr. Bitsberger, Mr. Chookaszian, Ms. Clegg, Mr. Gerdes, Mr. Hastert, Mr. Glickman, Mr. Miller, Mr. Pollock, Ms. Savage and Mr. Suskind. We believe having a significant representation of non-industry directors on our audit, compensation and governance committees and having them chaired by such individuals effectively serves to address potential conflicts of interest. Additionally, our marketing regulation oversight committee is composed solely of our non-industry directors.

Government Relations/Regulatory/Public Policy Experience

As a highly regulated business, the board values the experience, background and networking abilities of our directors who bring experience in government relations as well as experience with our regulators. This has been especially important in these times of increased focus on the financial markets and the amount of pending regulation proposed to address the current economic situation. Messrs. Duffy, Carey and Donohue have significant interactions and have developed relationships with our regulators and government officials, including providing more than 15 testimonies before Congress and the CFTC in 2008 and 2009. Mr. Hastert has substantial governmental experience, including his prior service as Speaker of the House of Representatives and his extensive service in Congress. Mr. Glickman served as a member of Congress for a number of years as well as in the position of U.S. Secretary of Agriculture. Dr. Newsome served as chairman of the CFTC and before that as a CFTC commissioner. Mr. Pollock serves as the Resident Fellow of the American Enterprise Institute, a private, nonpartisan, not-for-profit institution dedicated to research and education on issues of government, politics, economics, and social welfare. Ms. Clegg has more than 20 years of government service and Mr. Bitsberger also gained public policy experience during his career with the U.S. Treasury Department. The board also values Mr. Melamed’s developed relationships with Asian regulators which play a significant role in our globalization efforts.

Experience as a Chief Executive Officer

The board appreciates the insight brought by individuals who serve or who have served in the role of chief executive officer. We believe serving in such roles leads to the development of leadership and organizational skills, effective communication and decision making, and proficiency in strategic goal setting and planning. Messrs. Donohue, Chookaszian, Gerdes, Glickman, Oliff, Pollock and Stewart have served in this role.

Experience as a Chief Financial Officer of a Public Company

The board recognizes that service as a chief financial officer of a public company provides experience in, or the oversight of, the preparation, auditing, analysis and evaluation of financial statements and such experience assists such individuals in their oversight of our financial statements. Messrs. Chookaszian and Gerdes have served as chief financial officers of public companies and currently apply their expertise as members of our audit committee.

Risk Management Experience

Our board as a whole oversees our risk management processes and procedures as described in more detail on page 17. A number of our board members bring their specific experience in risk management which helps our board satisfy its risk oversight responsibilities. Mr. Chookaszian’s numerous roles at CNA as well as his service on a number of public company audit committees has provided him with a background on effective risk management. Mr. Miller has also held numerous positions with a focus on risk management, including his service as senior risk manager for the Abu Dhabi Investment Authority and Mr. Pietrzak served on the risk committee at The Clearing Corporation for three years.

Experience as a Director of Public Company

Service on other public companies provides exposure to, among other things, financial reporting obligations, corporate governance issues, investor relations activities, fiduciary responsibilities and strategic planning. The following board members currently serve or have served on the board of another public company: Mr. Carey, Mr. Cermak, Mr. Chookaszian, Ms. Clegg, Mr. Corvino, Mr. Donaldson, Mr. Donohue, Mr. Gerdes, Mr. Glickman, Mr. Miller, Dr. Newsome, Mr. Niciforo, Mr. Odom, Mr. Oliff, Mr. Pietrzak, Mr. Pollock, Mr. Sandner, Ms. Savage, Mr. Stewart and Mr. Suskind.

Professional Accreditations

The board recognizes that training within the legal field develops analytical skills and enhances effective decision-making. The following board members have such experience: Messrs. Corvino, Donohue, Glickman, Johnson, Melamed, Oliff, Niciforo and Sandner. The board also recognizes the value of registration as a certified public accountant which applies to Mr. Chookaszian.

CME Representation

In connection with our demutualization, we granted the members of our CME exchange the ability to elect six of our directors. Three are elected by our Class B-1 shareholders, two are elected by our Class B-2 shareholders and one is elected by our Class B-3 shareholders. Each of these directors must be a member of our exchange or be a designated representative of a firm owning a membership. Nominees are selected by a nominating committee that is not composed of members of our board. The following directors have been elected by our Class B shareholders: Messrs. Bernacchi, Johnson, Katler, Lynch, Siegel and Wescott. Additionally, in connection with Proposal 2, Messrs. Ginsburg and Heraty have been nominated to run in the contested election for Class B-1 director and Class B-3 director, respectively.

CBOT Representation

In connection with our merger with CBOT Holdings, we agreed to include representation from the CBOT exchange until our 2012 annual meeting of shareholders. These individuals bring with them legacy knowledge of the business of CBOT as well as serve to review certain changes to the rules and regulations of the CBOT exchange that were agreed to as part of the merger. The following board members provide such representation: Mr. Carey, Mr. Cermak, Ms. Clegg, Mr. Corvino, Mr. Donaldson, Mr. Gerdes, Mr. Niciforo, Mr. Odom, Mr. Pietrzak and Mr. Stewart.

NYMEX Representation

The board values the legacy knowledge of the NYMEX business of Dr. Newsome, former president and director, and Mr. Suskind, former director.

Meetings of our Board and Board Committees

Our board held seven meetings during 2009. The board of directors has nine board committees: audit; compensation; executive; finance; governance; market regulation oversight; marketing and public relations advisory; nominating and strategic steering. Each committee has a written charter that sets forth its responsibilities in more detail. Copies of these charters are available on our Web site. In addition to meetings of the full board, directors also attended meetings of board committees on which they serve. Each director attended at least 75% of the board meetings and meetings of the board committees of which he or she was a member during 2009. Additionally, we hold an annual all-day meeting of our board and management to discuss the overall strategic objectives of the Company.

Our audit, compensation, governance, market regulation oversight and nominating committees consist entirely of independent directors.

Audit Committee. The audit committee assists the board in fulfilling its oversight responsibilities with respect to the integrity of our financial statements, our compliance with legal and regulatory requirements, the qualification and independence of our independent registered public accounting firm, the performance of our internal audit functions and our external auditors and the effectiveness of our internal controls. The committee performs this function by monitoring our financial reporting process and internal controls and by assessing the audit efforts of the external auditors and the internal audit department. The committee has ultimate authority and responsibility to appoint, retain, compensate, evaluate, and where appropriate, replace the external auditors. Directors Chookaszian (Chairman), Clegg, Gerdes, Miller, Savage and Suskind are current members of the committee, all of whom are considered independent. In 2009, the committee met 11 times.

The board has determined that Messrs. Chookaszian, Gerdes and Miller qualify as audit committee financial experts in accordance with the applicable rules and regulations of the SEC. The board’s conclusion that Mr. Chookaszian has each of the attributes of an audit committee financial expert is based on Mr. Chookaszian’s service as CFO of CNA, through his supervision of the CFO when he was CEO of CNA, and through his service as a public accountant. Mr. Chookaszian has been a member of our audit committee since 2004 and currently serves as chairman of the Financial Accounting Standards Advisory Council. The board’s conclusion that Mr. Gerdes has each of the attributes of an audit committee financial expert is based on Mr. Gerdes’ service as CFO and through his service overseeing the CFO at a public company for over ten years. The board’s conclusion that Mr. Miller has each of the attributes of an audit committee financial expert is primarily based upon Mr. Miller’s extensive background and experience in preparing and analyzing financial statements. Mr. Miller has been responsible for preparing and modeling financial statements in accordance with generally accepted accounting principles, which required him to develop and assess financial estimates, accruals and reserves. Mr. Miller was also responsible for the establishment, staffing and management of the internal audit function at Commonfund Group. Mr. Miller served on the audit committee of the New York Futures Exchange, a division of the NYSE, for approximately six years and has been a member of our audit committee since 2003.

Compensation Committee. The compensation committee assists the board in fulfilling its responsibilities in connection with the compensation of board members and senior management and oversees the compensation programs for our employees. It performs this function by establishing and overseeing our compensation programs, approving compensation for our senior management group, recommending to the board the compensation of board members who are not officers of the Company, overseeing the administration of our equity award plans and approving the filing of the Compensation Discussion and Analysis section in accordance with applicable rules and regulations of the SEC for inclusion in our proxy statements. Directors Pollock (Chairman), Bitsberger, Cermak, Donaldson, Gepsman, Gerdes, Glickman and Shepard are current members of the committee. In 2009, the committee met 12 times.

Executive Committee. The executive committee exercises the authority of the board when the board is not in session, except in cases where action of the entire board is required by our articles of incorporation, bylaws or applicable law. The committee may also review and provide counsel to management regarding material policies, plans or proposals prior to submission of such items to the board. The executive committee is also responsible for conducting the annual performance evaluation of our CEO and our President and presenting its conclusions to the board during an executive session. Directors Duffy (Chairman), Carey, Donohue, Melamed, Niciforo, Odom, Sandner and Shepard are current members. In 2009, the committee met six times.

Finance Committee. The finance committee assists the board in fulfilling its oversight responsibilities with respect to the Company’s financial policies, strategies and capital structure. Directors Gerdes (Chairman), Chookaszian, Miller, Newsome, Oliff, Pietrzak, Pollock and Shepard are current members. In 2009, the committee met six times.

Governance Committee. The governance committee assists the board by making recommendations on the Company’s corporate governance practices. The committee reviews and recommends changes to the Company’s Corporate Governance Principles and other policies in the area of corporate governance and oversees the Company’s compliance & ethics program. Directors Glickman (Chairman), Chookaszian, Clegg, Gerdes, Hastert and Pollock are current members. In 2009, the committee met five times.

Marketing and Public Relations Advisory Committee. The marketing and public relations advisory committee reviews and provides advice regarding marketing, branding, advertising and corporate communications policies and programs. Directors Donaldson, Donohue, Katler, Sandner, Savage and Siegel are current members. In 2009, the committee met two times.

Market Regulation Oversight Committee. The market regulation oversight committee assists the board with its oversight of matters relating to our operation of four exchanges that are self-regulatory organizations. The committee provides independent oversight of the policies and programs of our market regulation department to ensure effective administration of our self-regulatory responsibilities. Directors Miller (Chairman), Bitsberger, Clegg, Pollock and Savage are current members. In 2009, the committee met six times.

Nominating Committee. The nominating committee reviews qualifications of potential candidates for Equity Director. In connection with our merger with CBOT Holdings, until our 2012 annual meeting, the committee is required to be composed of four CME directors and two CBOT directors. Directors Pollock (Chairman), Cermak, Corvino, Gepsman, Oliff and Siegel are current members. In 2009, the committee met four times.

Strategic Steering Committee. The strategic steering committee assists and provides guidance to management and the board in fulfilling its responsibilities to oversee our long-range direction, corporate strategy and competitive position. The committee analyzes market trends, growth patterns and the impact of innovations that may create opportunity or risk for the Company. The committee reviews and recommends goals and objectives for the CEO and President and the Company’s succession plans. Directors Melamed (Chairman), Shepard (Vice-Chairman), Carey, Donohue, Duffy, Gepsman, Hastert, Niciforo, Odom, Oliff, Sandner and Stewart are current members. In 2009, the committee met five times.

Role of the Compensation Committee

The compensation committee comprises eight independent directors. The primary responsibilities of the compensation committee are to review and approve compensation arrangements for senior management (our Executive Chairman and the members of our management team), to review and recommend compensation arrangements for the board of directors, to adopt compensation plans in which senior management is eligible to participate and to oversee matters relating to employee compensation, employee benefit plans and employee incentive programs. A complete description of the committee’s responsibilities may be found in its charter, a copy of which is on our Web site. There were 12 meetings of the committee in 2009. The committee typically meets in executive session without management present for a portion of each committee meeting. The committee provides regular reports to the board of directors on its activities.

The committee is solely responsible for approving the compensation of our senior management group. The committee, however, takes into consideration the recommendations of our CEO and our President in approving compensation for other members of our management team.

As described in the Compensation Discussion and Analysis, the committee delegates authority to the CEO to approve equity awards and annual incentive awards to employees below the level of executive officer (our Executive Chairman, members of our management team and our chief accounting officer) for equity awards and below the level of the management team for annual cash bonuses. Such delegation, however, is subject to pre-established guidelines and the committee receives annual reports on the use of such delegation.

The committee believes that our performance-based bonus and equity programs create incentive for creating long-term shareholder value. Several elements of our program, which are discussed in more detail in the Compensation Discussion and Analysis section, are designed to promote the creation of long-term value and thereby discourage behavior that leads to excessive risk taking:

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Our principal financial metric of overall cash earnings is used to generate the annual bonus opportunity for all of our employees, except for employees of our CMA business, which uses an overall performance metric for its particular business to generate bonus opportunities, and our non-exempt employees. We believe having a requirement that overall company performance must be achieved in order for our employees to be eligible to receive a bonus, encourages teamwork and discourages inappropriate risk taking. Additionally, we believe that the cash earnings metric used to generate the bonus opportunity encourages shareholder value creation.

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Beginning with the 2009 performance year, for employees whose individual performance has a direct impact on generating revenues or executing our growth strategy, any bonus amount awarded above two-times the target level will be paid in the form of restricted stock with a two-year cliff vesting schedule.

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We believe that a broad-based equity program encourages employees at all levels of the organization to take a longer-term view of performance. Beginning in 2009, our regular equity awards for employees at all levels of the organization consisted of grants of stock options (50% of value) and restricted shares (50% of value) that vest equally over a four-year period with 25% vesting each year. Our options are exercisable for a period of ten years from the date of grant, encouraging a view towards long-term appreciation in value.

•	All individual incentive decisions include discretion by the committee and/or management and are not purely formulaic.

•	Our senior management and our board members are subject to stock ownership guidelines.

•

In February 2010, we adopted a recoupment policy, whereby employees at the level of managing director and above may be required to repay any previously granted annual bonus awards to the extent that all or a portion of such individual’s award was not actually earned due to a restatement of our financials and the achievement of the related performance metric was less than previously reported.

Use of Compensation Consultants

In October 2009, the compensation committee retained Veritas Executive Compensation Consultants, LLC to serve as an independent advisor to the committee. During 2009 and 2010, Veritas provided advice and recommendations on the Company’s recoupment policy and its policy on the payment of dividends on restricted stock. In connection with advising the committee, Veritas may have discussions with our management; however, it is retained solely by the committee.

Prior to selecting Veritas as its independent advisor, the committee would from time to time retain Towers Watson (formerly Towers Perrin), an outside compensation and benefits consulting firm, regarding management pay, compensation design and other related matters. In 2009, Towers Watson was engaged by the committee to attend certain meetings of the committee in order to provide insights on current executive compensation trends and practices. For 2009, the committee incurred fees of approximately $10,000 for Towers Watson’s meeting attendance.

The use of Towers Watson by the committee did not preclude management from hiring the same firm. In 2009, Towers Watson was engaged by management to provide executive compensation advice and recommendations on the following:

•	peer group design for benchmarking senior management compensation on an overall basis as well for specific positions on an ad hoc basis;

•	annual bonus plan and equity plan design; and

•	compensation recoupment policy design.

For 2009, management incurred fees of approximately $155,000 for executive compensation and broad-based compensation work performed by Towers Watson.

Towers Watson also serves as the Company’s actuary and retirement benefits consultant. In 2009, the Company incurred fees of approximately $515,000 for these services. The committee did not specifically approve the use of Towers Watson in this capacity, but is aware of this relationship and does not believe that providing the forgoing services to management compromises their ability to provide the compensation committee with an independent perspective.

In 2009, the board of directors created an ad hoc Office of the CEO succession committee to engage in discussions with Mr. Donohue to renew his contract. The succession committee retained Mercer LLC, a human resources consulting firm, as its compensation consultant, to advise the succession committee in connection with the overall negotiations of the contractual provisions and to advise the compensation committee specifically with respect to the compensation terms. The decision to engage Mercer for these services was made independently by the succession committee and was not based upon a recommendation from management.

Mercer currently serves as the Company’s insurance broker and employee benefits consultant. In 2009, fees incurred for these services did not exceed $120,000. The committee did not approve the use of Mercer for these services.

In 2009, management engaged Hewitt Associates, a human resources consulting firm, and Exequity, a board and management advisory firm, to provide advice on various compensation matters, including the following executive compensation services. None of the fees incurred by either of these firms exceeded $120,000.

Hewitt Associates provided executive compensation advice and recommendations on the following:

•	peer group design for benchmarking senior management compensation;

•	compensation data for senior management using peer group proxy data;

•	compensation recoupment policy design and administration; and

•	general executive compensation matters.

Exequity provided executive compensation advice and recommendations on the following:

•	IRS Code Section 162(m); and

•	general executive compensation matters.

Compensation Committee Interlocks and Insider Participation

The members of the compensation committee during 2009 are set forth below. During 2009, none of the members of the committee served at any time as an officer or employee of us or received any compensation from us other than in his capacity as a member of the board or a committee thereof. Except as described below regarding Mr. Shepard, none of the members has any relationship with us other than service as a director or member of one of our exchanges or as an employee of one of our clearing firms. Mr. Shepard owns a minority interest in one of our clearing firms, which made payments to us of approximately $43 million in 2009 in connection with trading activity conducted on our exchange. Mr. Shepard also is the founder and President of Shepard International, one of our clearing firms, which made payments to us in excess of $120,000 in connection with trading activity. Such fees are consistent with those prevailing at the time for corresponding activity by other similarly situated unrelated third parties. None of our executive officers served as a director or member of the compensation committee of another entity, one of whose executive officers served on our compensation committee during 2009.

Compensation Committee Report

The compensation committee reviewed and discussed the Compensation Discussion and Analysis with our management. After such discussions, the committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Company’s annual report on Form 10-K.

The Compensation Committee—2009

Alex J. Pollock, Chairman

Timothy S. Bitsberger

Mark E. Cermak

James A. Donaldson

Martin J. Gepsman

Larry G. Gerdes

Daniel R. Glickman

William R. Shepard

Compensation Discussion and Analysis

General Overview

This discussion specifically describes and analyzes the elements of our compensation program for our named executive officers, namely, our CEO, our CFO and the other three most highly compensated executive officers in 2009 (Messrs. Duffy, Paulhac and Gill). It also discusses our program as it relates to other members of our senior management; in general, and provides information on our compensation philosophy; our compensation policies and programs designed to achieve our compensation objectives; and the compensation for members of our board of directors.

The overall goal of our compensation philosophy is to have compensation programs that attract, retain and reward the talented executives and employees necessary to achieve our business objectives at an appropriate cost to our shareholders.

Within the board of directors, our compensation committee oversees the compensation program applicable to our senior management. Senior management includes the named executive officers and the other members of our management team. In fulfilling its responsibilities, the committee also oversees certain compensation plans that apply to other employees throughout the organization and makes recommendations relating to the compensation of our board members to the full board of directors.

The differences between the allocation of compensation of our CEO and the other named executive officers are primarily the result of the differences in the role and responsibilities of the individual within the organization, the level of competitive demand for the individual’s talent in the industry and the results of our benchmarking studies for similarly situated positions in the marketplace. The Company has not adopted a policy whereby the compensation of the CEO or any other named executive officer must be a certain multiple higher or lower than any of the other named executive officers. As discussed in more detail beginning on page 41, we broadly target total compensation levels at the median (50th percentile) of our peer group.

Overview of Company Performance in 2009

In 2009, the overall economy, and the financial industries sector specifically, continued to experience difficulties in light of the recent economic crisis. Our business as measured by overall trading volume continued to be negatively impacted by the instability of the financial markets, the decline in assets under management and the decrease in the availability of credit, which continued to result in many of our customers decreasing their risk exposure and trading activity in our markets. Despite these downward pressures, we believe that we continued to perform well during 2009.

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We achieved annual cash earnings under our bonus plans of $1.03 billion, representing approximately 85% of the pre-established target. (See page 35 for the underlying calculation of the bonus plan cash earnings.)

•	We grew our open interest, a key indicator of market liquidity, by 24% during the year.

•	We achieved $2.6 billion of revenues and $1.6 billion of operating income.

•	We successfully integrated NYMEX and COMEX into our business and delivered on our commitment to achieve $60 million in annualized cost synergies.

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On the over-the-counter front, we initiated the pre-launch of our over-the-counter cleared credit default swaps offering in December and we built on the success of our CME Clearport platform by launching over 300 new products.

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We also continued to globalize our business by strengthening our BM&FBOVESPA partnership, launching the KOSPI 200 on CME Globex during non-Korean hours, and entering into a strategic partnership with Bursa Malaysia Derivatives to provide CME Globex order routing and matching services for their derivatives segment, which will also provide us with a license to use their crude palm oil settlement prices for future product development.

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We experienced an increase in our stock price from $208.11 as of December 31, 2008 to $335.96 as of December 31, 2009. On March 17, 2010, the day before the date of this proxy statement, the closing price of our Class A common stock was $316.00.

Overview of Compensation Decisions in 2009

In 2009, the compensation committee recommended and the board approved new employment contracts for our CEO, Mr. Donohue, and our President, Mr. Gill. (See page 53 for additional details of the new employment agreements.)

Mr. Donohue’s Employment Agreement

Mr. Donohue’s agreement was scheduled to expire on December 31, 2009. In preparation, the board created an ad hoc Office of the CEO succession committee to engage in discussions with Mr. Donohue to renew his contract. The succession committee retained Mercer LLC, as its compensation consultant, to advise the succession committee in connection with the overall negotiations of the contractual provisions and to advise the compensation committee specifically with respect to the compensation terms. The decision to engage Mercer for these services was made independently by the succession committee and was not based upon a recommendation from management.

Mercer recommended to the committee that the following peer group be used specifically to evaluate CEO compensation (see page 42 for the Company’s peer group utilized for general compensation purposes):

CEO Peer Group Asset Managers: BlackRock, Inc. Invesco Ltd. T. Rowe Price Group, Inc. Exchanges: IntercontinentalExchange, Inc. NASDAQ OMX Group, Inc. NYSE Euronext

Brokerages:

E*TRADE Financial Corporation

GFI Group Inc.

Interactive Brokers Group, Inc.

Raymond James Financial, Inc.

Stifel Financial Corp.

TD Ameritrade Holding Corp.

The Charles Schwab Corporation

Transaction Processors:

Fiserv, Inc.

MasterCard Incorporated

Paychex, Inc.

Mercer believed the use of the revised peer group was more appropriate for benchmarking the particular position of CEO. In connection with the compensation committee’s review of the proposed new compensation package, representatives of Mercer advised the committee that Mr. Donohue’s existing compensation package placed him within the lower quarter of the peer group and that his compensation package as revised would place Mr. Donohue at the median of the group. Based on Mercer’s advice, the committee decided upon a new compensation program for Mr. Donohue.

The key changes to Mr. Donohue’s compensation were:

•	salary increase to $1 million from $850,000 effective January 1, 2010;

•	increased bonus opportunity: threshold of 75%; target of 150% and maximum of 300% of base earnings representing an increase from threshold of 37.5%; target of 100% and maximum of 150%;

•	annual equity award target value increased to 350% of base salary from 300%;

•	additional severance payment equal to his threshold annual incentive bonus in the event of termination without cause or involuntary termination for good reason;

•

full vesting of options and shares received during the period of the new agreement at the expiration of the agreement and an extension of the period to exercise options granted under the agreement for up to four years from the date of termination under certain circumstances; and

•	employment term extended through December 31, 2012.

Mr. Gill’s Employment Agreement

As part of the Company’s succession planning process, the succession committee recommended an extension to Mr. Gill’s existing employment agreement. In 2009, the compensation committee recommended and the board of directors approved an amended and restated agreement for Mr. Gill that extended his employment agreement term from December 31, 2010 to December 31, 2013. In connection with the new agreement, the compensation committee approved changes to the terms of Mr. Gill’s agreement substantially similar to those provided in Mr. Donohue’s new agreement, which will allow for the accelerated vesting of options and shares issued during the term of the agreement under certain circumstances and for up to an additional four-year period to exercise any options granted during the term.

Outside of the contract discussions, in February 2010, the committee also approved an increase in Mr. Gill’s salary from $600,000 to $800,000, retroactive to January 1, 2010. Additionally, in March 2009, the committee approved an increase in his bonus opportunity from 37.5%, 75% and 150% of base earnings to 50%, 100% and 300%, respectively. These increases in compensation were approved to better align Mr. Gill’s compensation with the 50th percentile. Following these changes, Mr. Gill’s target total compensation was at the median of our peer group.

Changes to other Named Executive Officer Compensation

During 2009 and the beginning of 2010, the committee approved the following enhancements to the compensation packages for the other named executive officers, primarily to better align overall compensation with the 50th percentile of the competitive compensation data.

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An increase in Mr. Duffy’s threshold, target and maximum bonus opportunities from 37.5%, 75% and 150% of base earnings to 50%, 100% and 300%, respectively. Mr. Duffy’s compensation as modified is at the median of our peer group.

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An increase in Mr. Parisi’s annual salary from $375,000 to $425,000, effective January 1, 2010, representing a 13% increase. The approval of the increase was based upon the expansion of Mr. Parisi’s duties in light of our mergers with CBOT and NYMEX and his increase in responsibility for providing financial support to the Company’s global initiatives and strategic partnerships in addition to bringing his total compensation closer to the median of our peer group. The committee also approved an increase in Mr. Parisi’s equity target from 125% of base salary to 175% effective for 2010. As a result of these changes, Mr. Parisi’s overall compensation was 6% below the median of our peer group. In February 2010, the company announced that it was combining its corporate development and finance divisions, which will be led by Mr. Parisi as our CFO and Managing Director, Finance & Corporate Development.

The increases in equity targets for our named executive officers were also made to further align our executives with the creation of long-term shareholder value and to increase the percentage of their total mix of compensation to be tied to the creation of such value.

Executive Summary of Other Compensation Decisions

In addition to its regular responsibilities relating to executive compensation, in 2009 and in the beginning of 2010, the committee made additional decisions regarding the Company’s compensation programs and practices.

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In order to help deliver on our business strategy and drive higher levels of performance, the committee approved enhancements to our compensation program by considering those employees whose individual performance supports the growth of our core business and serves our customers, the “core strength” employees, and those employees whose individual performance has a direct impact on generating new revenues and executing our growth strategy, the “new growth” employees. As discussed below, our new growth employees have increased compensation opportunities to the extent their efforts succeed in enhancing our business.

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The committee previously approved an increase in the annual bonus award payable to any individual under our annual incentive plan applicable to our named executive officers from $2.5 million to $5 million. The amendment to the plan was approved by shareholders at our 2009 annual meeting. Bonus opportunities set prior to the annual meeting for the named executive officers were subject to the existing cap of $2.5 million, which included Mr. Duffy’s bonus opportunity of 300% of his annual base earnings.

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As described in more detail on page 36, in connection with the approval of Mr. Donohue’s enhanced bonus opportunity for 2009 and the appointment of Mr. Paulhac to the management team, the committee approved a separate bonus target based upon the Company’s fourth quarter cash earnings in order to ensure the Company’s ability to deduct Messrs. Donohue’s and Paulhac’s incentive compensation under Section 162(m) of the IRS Code. These bonus opportunities were subject to the increased cap under the bonus incentive plan of $5 million because they were implemented after the effective date of the amendment to the plan.

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The committee approved an incentive compensation recoupment policy, as described in more detail on page 45, which provides the board of directors with the ability to recoup annual bonus compensation in the event of a restatement of financial results from employees at the level of managing director and above.

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In 2009, officer level employees were eligible for annual equity grants and non-officers were eligible for annual discretionary equity grants. Beginning in 2010, employees at the level of associate director will be eligible to receive annual equity awards. Employees below such level will continue to be eligible for discretionary awards in recognition of exceptional performance. We believe having a broad-based program enables us to utilize equity as part of our employees’ total compensation, which provides our employees with a tangible opportunity to benefit from the long-term shareholder value they help create and aids in retention of high performing employees.

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The committee approved a new mix of annual equity awards to be composed of stock options (50% of value) and restricted stock (50% of value) and expanded the scope of recipients of restricted stock beyond the senior management group to include all levels of employees. Shares of restricted stock provide an immediate link to the creation of shareholder value and serve as an incentive to remain with the Company. Stock options provide incentive to create additional long-term shareholder value.

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The committee also approved a change in the vesting schedule for annual equity awards from five years to four years whereby awards would vest equally over the four-year period with 25% of the award vesting each year. The purpose of the change was to enhance the retention capabilities of the program and to better align our program with the competitive market.

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The committee approved management’s recommendation to move the annual grant date of equity awards from June 15th to September 15th. The reasons for the deferment were to better distribute compensation awards (equity and cash bonus) and to enhance their ability to serve as retention tools. Additionally, for the year 2009, the deferral had a beneficial impact on expenses which was aligned with the Company’s overall focus on expenses during the difficult year.

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The committee approved a change in our restricted stock dividend policy whereby dividends paid on future grants of restricted stock beginning with our 2010 annual grant will be accrued and paid out solely upon the vesting of such shares.

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The committee adopted a new peer group as set forth on page 42 to reflect changes in our size and the complexity of our business. This new peer group was used to benchmark management and board compensation.

Compensation Objectives and Philosophy

The overall guiding principles in the design of our compensation program are to:

•	focus on company and individual achievement for the benefit of the Company and its shareholders;

•	motivate and reward our employees to achieve results in support of our strategic initiatives and to encourage innovation and growth;

•	attract and retain the best talent through competitive compensation programs and practices; and

•	manage the costs of our compensation programs and practices while maintaining their competitive nature.

Our compensation program consists of seven basic elements outlined in the following table:

Compensation Component	Purpose	Description	Eligibility
Base pay	Fixed component of pay intended to compensate the employee fairly based upon their job duties and level of responsibility	Fixed cash payments	All employees

Performance-based bonus	Variable component of pay intended to motivate and reward the employee’s contribution to achieving our short-term/annual goals	Annual cash award	All employees
		Restricted shares	Granted to new growth employees as the portion of their annual bonus in excess of two times target, if any

Long-term incentives	Variable component of pay intended to motivate and reward the employee’s contribution to achieving our long-term objectives and to serve as a retention mechanism	Stock options and restricted shares	Employees at the officer level and, beginning in 2010, employees at the associate director level and specially recognized performers below such levels

Compensation Component	Purpose	Description	Eligibility
Broad-based benefits	Comprehensive health and financial protection programs to support the well being of our employees	Generally includes company paid life, AD&D and disability insurance as well as health benefits with costs shared by the employee or solely at the employee’s expense	All employees regularly scheduled to work at least 20 hours per week

Leadership benefits	Limited health and other benefits to recognize leadership level	Deferred compensation plan (ability to defer base salary and annual bonus) Group individual disability insurance Annual physical Parking	Employees at the officer level Employees at the officer level Employees at the officer level Subset of senior management group

Retirement benefits	Contribution to retirement savings	401(k) match; defined benefit pension plan; make-whole contributions Employer contributions to retirement/pension scheme or corresponding defined contribution fund based on country	All U.S. employees after meeting applicable eligibility requirements All international employees after meeting applicable eligibility requirements

Severance benefits	Fixed component of pay intended to provide a temporary income source following termination (other than for cause) and in the case of a merger to ensure continuity of management during that event	Severance payments Equity award accelerated vesting under our equity plans Enhanced severance benefits pursuant to an employment contract	All employees All participating employees Subset of senior management group

We do not maintain formal targets for the allocation of total compensation through each of the elements outlined above. We believe that members of our senior management group, who have more responsibility for the performance of the Company, should have a greater percentage of their compensation tied to the performance of the Company. In accordance with this philosophy:

•	base salary should decrease as a percentage of overall compensation as employees gain more responsibility with more direct influence over our performance;

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employees in positions that most directly influence performance should have a larger degree of their compensation tied to the Company’s performance through increased percentage of overall compensation through equity awards; and

•	actual awards of incentive compensation should be closely aligned with the performance of the Company.

The following are the approximate average percentages that the elements represent out of the total compensation for our named executive officers for 2009 as set forth in the Summary Compensation Table:

Base Salary	Annual Cash Bonus	Annual Equity	Other Compensation
22%	27%	47%	4%

Annual cash bonus is composed of amounts listed in the Summary Compensation Table under “Bonus” and “Non-Equity Incentive Plan Compensation” columns. Other compensation is composed of amounts listed in the Summary Compensation Table under “Change in Pension Value and Non-Qualified Deferred Compensation Earnings” and “Other Compensation” columns.

Description of Each Element of Compensation

Base Pay

We generally target base pay at the 50th percentile of the competitive market relative to each position’s duties and level of responsibility. At the beginning of each year the compensation committee reviews the base salaries of the senior management group taking into consideration their total compensation. In general, the evaluation of base salaries involves a review of a variety of factors:

•	the nature and responsibility of the position;

•	the impact, contribution, expertise and experience of the individual;

•	competitive market information regarding salaries to the extent available and relevant;

•	the importance of retaining the individual along with the competitiveness of the market for the individual’s talent and services; and

•	recommendations of the CEO and the President (except in the case of their own compensation).

In general the compensation committee considers salary increases for the senior management group on an annual basis early in the year. As discussed earlier, the committee approved an increase in salary for Messrs. Gill and Parisi. No other salary increases were approved for the named executive officers other than Mr. Donohue’s which was approved in connection with the his new employment agreement.

Bonus

Annual performance awards under our bonus incentive plans (our Incentive Plan for Named Executive Officers (IP for NEOs) and our annual incentive plan for other employees (collectively referred to as our Bonus Incentive Plans)) are designed to focus the named executive officers and other members of senior management on the accomplishment of specific goals. In support of our philosophy, the performance-based bonus awards under the Bonus Incentive Plans only pay out when the Company achieves cash earnings at or above the threshold level.

For 2009, the pre-determined goals for our senior management were the achievement of cash earnings combined with the achievement of synergies identified in connection with our merger with NYMEX Holdings. We believe compensating our senior management based on the Company’s overall achievement of cash earnings supports our philosophy of pay for performance and the achievement of long-term shareholder value creation. Our board utilizes cash earnings in evaluating the Company’s performance.

Our annual corporate cash earnings target is established by the board of directors as part of our annual planning process and is approved by the compensation committee as the performance metric for our Bonus Incentive Plans, adjusted for certain non-operating items. We define the degree of difficulty and likelihood of achievement of our cash earnings targets in three tiers as follows:

•	threshold: 20% below the established target;

•	target: significant success in the Company’s operating performance requiring significant achievement on the part of our senior management in light of the Company’s current circumstances; and

•	maximum: superior improvement in the Company’s operating performance, which has been set at 20% above the established target.

In 2009, the financial markets continued to experience dislocations. Against this challenging backdrop, we continued to effectively operate our core businesses, execute on our growth strategy and deliver solid financial performance. In 2009, cash earnings under our Bonus Incentive Plans was $1.03 billion, which represented approximately 85% of the target cash earnings. The target for 2009 was set at a level to represent significant effort to perform in light of the difficult economic environment.

Cash earnings for 2009, including the target for the fourth quarter discussed below, under the Bonus Incentive Plans was defined as:

Net Income

+ Depreciation

+ Stock Based Compensation*

+ Amortization on Purchased Intangibles*

- Capital Expenditures

= Cash Earnings Budget as Approved by the Board

+/- Net Interest Income/Expense

+/- Tax Adjustments1

+ Valuation Losses on Investments*1

= Bonus Incentive Plans Cash Earnings Approved by Compensation Committee

* Adjusted on an after tax basis.

(1) Adjustments to the pre-established cash earnings target as approved by the committee pursuant to its discretion discussed below.

The compensation committee has discretion to make adjustments to the cash earnings performance target to reflect positive or negative effects of external events outside the control of our senior management, such as unforeseen litigation or changes in accounting or taxation standards. Such adjustments may also reflect positive or negative effects of unusual or significant strategic events that are within the control of our senior management that were not contemplated at the time the metric was established and that were undertaken with an expectation of improving our long-term financial performance, such as acquisitions or strategic relationships. In 2009, the committee approved adjustments for non-cash impairments recorded for our investments in IMAREX and the Dubai Mercantile Exchange and the after tax gain on the valuation of our guarantee of the exercise right privileges.

For 2009, an additional performance goal of capturing the synergies identified in connection with our merger with NYMEX Holdings was applied to all employees with the title of managing director and above, including the named executive officers. The synergy requirement was based on the achievement of synergies that could reasonably be captured prior to the end of the year and was an overall target for the Company. Although different areas of the organization were required to generate the synergies, no specific synergy milestones were included as part of the performance objectives tied to the annual bonus payments for any individual member of senior management. In 2009, we achieved our goal of $60 million in annualized cost synergies which was above the target of $43 million as the Company delivered on each of the pre-determined merger-related milestones for the year. To the extent that pre-established synergy savings targets had not been met, bonuses would have been decreased, or eliminated completely.

As a result of the approval of Mr. Donohue’s increased bonus opportunity under his new employment contract and Mr. Paulhac’s designation as a participant in the IP for NEOs, the committee approved a separate performance goal based upon the Company’s cash earnings measured over the fourth quarter of 2009. The purpose of the additional performance goal was solely to preserve the Company’s ability to deduct any bonus payments under Section 162(m) of the IRS Code and did not otherwise impact the executive’s bonus opportunities. In addition to these bonuses being conditioned upon the achievement of the fourth quarter cash earnings target, payments were also conditioned upon the achievement of the Company’s overall cash earnings goal for the year. The fourth quarter cash earnings goal under the IP for NEOs was $227 million of which approximately $262 million was achieved, representing approximately 115% of the target. The compensation committee utilized its downward discretion to decrease the funding level of the fourth quarter bonus pool to approximately 85% of the target to be aligned with the funding of the annual bonus pool.

Role of Individual Performance

Individual performance for the named executive officers is taken into consideration in determining actual bonus awards; provided, however, that the bonus awards under the IP for NEOs may not be increased above the funding level of the plan driven by the Company’s actual cash earnings.

Performance initiatives and goals for the senior management group are presented to the board on an annual basis. The senior management group is responsible for achieving these goals. Because the performance goals of our senior management group are qualitative in nature, the compensation committee has not adopted a specific formula that ties individual performance into a specific bonus amount.

For the management team, including the CEO and the President, the goals are designed overall to generate growth and profit for our shareholders.

The following is a general summary of the 2009 goals for the management team.

•

Globalize the business by driving international growth across product asset classes; expanding our proportion of trading outside regular trading hours; implementing and gaining traction with order routing agreements and expanding our capabilities and resources to support future international growth.

•

Serve the over-the-counter markets by leveraging CME ClearPort across asset classes and upgrading its functionality and processes; expanding our current over-the-counter product offerings and strengthening our transaction flows through strategic partnerships.

•

Grow the core business by enhancing our interest rate and equity product offerings; growing our agricultural, energy and metal commodity product lines; strengthening our cross-selling activity; expanding our international growth and continuing to deliver superior customer service and value.

For the Executive Chairman, the goals are tailored to his specific role of leading our board of directors, ensuring its effective operation and serving as a valuable representative of the Company with our investors and regulators. For example, Mr. Duffy is responsible for ensuring effective communication amongst the board and the senior management group, participating in key strategic discussions and decision making, participating in investor conferences and providing testimony and other education to members of the government and our regulatory organizations. In 2009, Mr. Duffy’s efforts were focused primarily on the regulatory environment and addressing the numerous legislative initiatives pending in light of the economic crisis.

The performance of our Executive Chairman, CEO and President are reviewed on an annual basis at the board level. The Executive Chairman’s performance is reviewed by the non-executive members of the board during an executive session and the CEO’s and the President’s performance are reviewed by the executive committee and then discussed with the full board during an executive session. During these reviews, the annual accomplishments of each individual are compared against the applicable goals along with the individual’s role in contributing to the overall accomplishments of the Company. The results of the evaluations are then applied by the compensation committee to determine the compensation for the executives.

Other members of our senior management participate in the Company’s performance management process. This process is designed to evaluate an individual’s performance of their key job responsibilities and established annual initiatives using a five-tiered rating scale measuring whether the individual achieved expectations relating to his or her performance. Messrs. Donohue and Gill collectively establish the performance ratings for the other members of the management team, including Messrs. Parisi and Paulhac, and then present their performance reviews and the overall performance ratings to the compensation committee along with bonus recommendations. For 2009, the compensation committee approved their bonus recommendations without any changes.

2009 Bonus Awards

The committee found that the named executive officers were instrumental in the achievement of the Company’s performance in 2009 and that their individual efforts contributed strongly to our results for the year. The committee approved the bonuses for the named executive officers for 2009 based on the Company’s achievement of cash earnings and in recognition of the previously discussed accomplishments set forth on page 28.

Our bonus plan cash earnings for 2009 represented approximately 85% of the target while synergy achievement represented 100% of target, which determined the overall funding for the bonus pool. This resulted in Mr. Donohue’s bonus being funded at approximately 93% of base earnings, Mr. Parisi’s bonus being funded at approximately 46% of base earnings and the remaining named executive officers being funded at approximately 62% of base earnings. Bonuses awarded under the IP for NEOs, which include those for all named executive officers, other than the chief financial officer, may not exceed the funding level. However, the committee has discretion to decrease bonus awards based upon individual performance. As previously discussed, the committee utilized this discretion to lower the funding level for the separate fourth quarter bonus period applicable to Messrs. Donohue and Paulhac to align with the funding of our annual bonus pool.

As an additional check and balance, the compensation committee may review other performance metrics to ensure that the cash earnings achievement accurately reflects the Company’s overall performance. The committee reviewed the results of the Company’s expense discipline in 2009 to determine whether any deferred or forgone expenditures could have a negative result on the Company’s business. Based on this additional review, the committee confirmed that the Company’s 2009 cash earnings achievement was an accurate indication of the Company’s performance.

As discussed earlier, we recently restructured our compensation program to incentivize increased performance. The following are the bonus opportunity guidelines for our senior management group (opportunities are express as a percentage of the individual’s base earnings).

Position	Annual Incentive Plan Below Threshold	Annual Incentive Plan Threshold	Annual Incentive Plan Target	Annual Incentive Plan Maximum
CEO(1)	0%	75%	150%	300%
Executive Chairman(2)	0%	50%	100%	300%
President(2)	0%	50%	100%	300%
New Growth Management Team Members(2)	0%	50%	100%	300%
Core Strength Management Team Members(1)	0%	37.5%	75%	150%

1.	CEO’s and core strength employees’ bonus opportunities range from zero to two times their target opportunity and are based on individual performance.
2.	Executive Chairman’s, President’s and new growth employees’ bonus opportunities range from zero to three times their target opportunity and are based on individual performance. For these employees, any amount awarded above two times the target level will be paid in the form of restricted stock with a two-year cliff vesting schedule.

The table below shows the payout opportunities and actual bonus payments for 2009 as well as a comparison to actual 2008 cash bonuses for the named executive officers.

Named Executive Officer	Annual Incentive Plan Target as % of Base Earnings	Annual Incentive Plan Target	Annual Incentive Plan Maximum as % of Base Earnings	Annual Incentive Plan Maximum		2009 Annual Cash Bonus as % of Base Earnings	2009 Annual Cash Bonus	2008 Annual Cash Bonus
Craig S. Donohue	150%	$1,275,000	300%	$2,550,000	(1)	92.9%	$789,641	$642,600
James E. Parisi	75%	281,250	150%	562,500		61.0%	228,750	239,262
Terrence A. Duffy	100%	950,000	300%	2,500,000	(1)	61.9%	588,374	573,420
Laurent Paulhac	100%	106,346	300%	319,039		61.9%	65,865	n/a
Phupinder S. Gill	100%	600,000	300%	1,800,000		61.9%	371,605	362,160

1.	The bonus awards to our named executive officers, except for Mr. Parisi as CFO, are subject to the terms and conditions of our IP for NEOs which is meant to comply with Section 162(m) of the IRS Code. In May 2009, our shareholders approved amendments to the IP for NEOs including an increase in the maximum award payable to any individual from $2.5 million to $5 million. Mr. Duffy’s bonus opportunity which was established prior to the annual meeting remained capped at $2.5 million, which is why his maximum bonus opportunity for 2009 is shown as $2.5 million vs. $2.85 million or 300% of his base earnings of $950,000. Mr. Donohue’s increased bonus opportunity, which was established in connection with his new employment agreement and based on our fourth quarter earnings, was subject to the increased maximum of $5 million.

The use of discretion to award a bonus above the funding level to Mr. Parisi was in recognition of his development and implementation of an expense and capital reduction plan which enabled the Company to stabilize operating margins and financial performance in light of the market conditions as well as his role in supporting the Company’s global initiatives and strategic partnerships.

Equity

Long-term grants of equity are important to reflect an alignment with shareholder value creation and a competitive mix of long- and short-term incentives. Our equity program is designed to reward and encourage the success and contributions of our employees, including our named executive officers, which leads to value creation for the Company and our shareholders.

Equity awards to our employees have historically been granted under our Omnibus Stock Plan. In connection with our merger with CBOT Holdings, we assumed its 2005 Long-Term Equity Incentive Plan and, in connection with our merger with NYMEX Holdings, we assumed its 2006 Omnibus Long-Term Incentive Plan. In connection with the receipt of shareholder approval to increase the authorized shares under our Omnibus Stock Plan and our Director Stock Plan, we undertook to discontinue future awards under the CBOT equity plan and the NYMEX equity plan.

Forms of Equity Awards

The types of equity awards used in 2009 included:

•

Stock options and restricted stock awards granted to approximately 200 officer level employees, including the named executive officers, and approximately 1,000 employees below officer level who received grants in recognition of superior performance.

•

Participation by approximately 300 employees (members of senior management are not eligible) in our Employee Stock Purchase Plan whereby employees may purchase shares of our Class A common stock at 90% of the fair market value.

•

Approximately 2,000 performance shares granted to 14 employees of our CMA business. The performance shares are subject to vesting restrictions based upon the performance of the CMA business on a stand-alone basis to better align the performance of CMA with the employees’ compensation opportunities. The awards are settled in CME Group stock.

•

The CEO also has been delegated authority to grant other forms of equity awards to non-U.S. employees below the level of executive officer if necessary to avoid adverse tax consequences to the employee, provided that such modifications are substantially in line with the overall equity program and subject to other limitations. In 2009, no awards were granted under this authority.

Equity Grant Practices

The following is a summary of our equity grant practices and the role of the committee in approving awards:

•

Beginning with 2009, our standard granting practice is for our annual grants to be composed of options and restricted stock that vest equally over a four-year period with 25% vesting each year. The committee, however, reserves the ability to make grants with shorter vesting periods and with cliff vesting periods under special circumstances such as for sign-on and retention purposes.

•	Options have a 10-year term.

•	We use the closing price on the date of grant as the exercise price for option awards. Prior to March 15, 2007, we used the prior day’s closing price.

•

Our Omnibus Stock Plan and our Director Stock Plan prohibit the granting of options or stock appreciation rights below the market value on the date of grant, the repricing of existing awards, and paying dividends on restricted stock subject to the achievement of performance goals until the committee determines that the performance goals have been satisfied. Beginning with the 2010 annual equity grant, the committee has approved the accrual of dividends relating to outstanding shares of restricted stock.

•

Beginning in 2009, we will make our annual equity award on the 15th of September or in the event the 15th is not a business day, the closest business day thereto. Previously, we made our annual grant on June 15th or the closest business day thereto. Employees who are either promoted to an officer or managing director position or hired at the officer level throughout the year receive prorated grants using their target equity opportunity based on the effective date of the promotion or hiring, as applicable. The grant date for these awards are March 15, June 15 or December 15, or the closest business day thereto, as applicable. All awards are made on this schedule.

•

At a meeting prior to the annual grant date, the committee approves the awards for the senior management group based upon the target equity opportunities and recommendations from the CEO and President using a formula composed of a percentage of base salary and a recent closing price and any applied discretion as described below. Actual awards are calculated using the closing price on the actual grant date and the previously approved formula. The committee receives a report of the actual awards at a subsequent meeting.

•

For 2009 as well as in prior years, the committee delegated authority to the CEO to approve annual, sign-on and retention equity awards to employees other than our executive officers within parameters set by the committee. The CEO provides the committee with an annual report on awards granted under such delegated authority.

Senior Management Equity Opportunities

The percentages for deriving the equity opportunities for the named executive officers were established based upon a review of the nature of the responsibility of the position of the executive within the Company, the competitive market data derived through the Company’s benchmarking practices and the ability of the employee to impact the overall growth and performance of the Company based upon his or her level within the Company. For example, members of the senior management group, including the named executive officers, have greater equity opportunities than employees below such level based upon their increased level of responsibility and ability to impact our corporate performance. As discussed in more detail on page 41, we target total compensation in the 50th percentile of our peer group. Through our benchmarking process, we compare equity compensation on a standalone basis as well as part of an executive’s overall total compensation. In 2009, in connection with the annual peer review, the committee approved increases in the equity target opportunities for Mr. Parisi from 125% to 175% of his base salary for the 2010 equity award to bring his total compensation more in line with the 50th percentile of the peer group. For 2009, Mr. Donohue’s equity award target opportunity was increased to 350% in connection his new employment contract.

The committee has the discretion to adjust the annual equity awards for the CEO, Executive Chairman and President in a range of 15% above or below the target opportunity listed in the following table to distinguish for individual performance. The committee has the discretion to adjust equity awards for the remaining members of the senior management group from 0.5 to 1.5 times the target opportunities listed in the following table to distinguish for individual performance. No specific performance metrics are tied to the annual grant of equity. In 2009, the CEO and President recommended equity awards for Mr. Paulhac at the target level and above the target level for Mr. Parisi. The use of discretion to increase Mr. Parisi’s award above target was in recognition of his performance in late 2008 and the beginning of 2009 during which he continued to perform well in light of the growth and increased complexities of his responsibilities resulting from our acquisition of NYMEX and our increasing globalization as well as in recognition of his development and implementation of an expense and capital reduction plan for 2009. The committee approved those awards as recommended and approved awards for Messrs. Donohue, Duffy and Gill at the target level as well.

In 2009, the named executive officers received the following equity awards:

Name	Annual Equity Award Target as % of Base Pay	2009 Annual Equity Award Target	Annual Equity Award Maximum as % of Base Pay	2009 Annual Equity Award Maximum	2009 Annual Equity as % of Target	2009 Annual Equity Award(1)
Craig S. Donohue	350%	$2,975,000	402.5%	$3,421,250	100%	$2,974,462
James E. Parisi	125%	468,750	187.5%	703,125	109%	512,038
Terrence A. Duffy	175%	1,662,500	201%	1,911,875	100%	1,661,766
Laurent Paulhac	125%	437,500	187.5%	656,250	100%	437,391
Phupinder S. Gill	175%	1,050,000	201%	1,207,500	100%	1,050,368

(1)	Actual value of equity awards in 2009 was calculated using the closing price on the date of the grant on September 15, 2009 of $284.34. Small differences in actual values from target values may be due to rounding to the nearest four shares for vesting purposes. The valuation methods used for award determination reflected above differ from those used in the Summary Compensation Table.

Benefits

All eligible employees, including the named executive officers, participate in our benefit programs. We provide health and wellness benefits, including medical and dental coverage, disability insurance benefits based on two-thirds of base pay and life insurance benefits based on three times base pay. In addition employees are eligible to participate in our qualified retirement plans, which consist of our 401(k) savings plan and the CME cash balance pension plan. At the end of 2008, we merged the CME and CBOT pension plans. NYMEX did not have a pension plan. However, effective as of January 2009, NYMEX employees became eligible to participate in the CME cash balance pension plan.

In addition to the qualified retirement plans, employees whose pay exceeds the compensation limits for qualified benefit plans set by the IRS participate in a non-qualified deferred compensation plan which provides for “make-whole” contributions. For more information on our deferred compensation plans, see the section entitled “Non-Qualified Deferred Compensation Plans.”

Qualified and non-qualified retirement benefits provided to the named executive officers are set forth in the following tables: Pension Benefits and the Non-Qualified Deferred Compensation Plans on pages 50 and 52.

From an international employee benefits standpoint, we provide corresponding health and wellness benefits, disability and life insurance benefits, and participation in retirement schemes that are specific to the country in which the employee works and subject to applicable regulations.

Benchmarking

We are a complex organization that seeks to attract talent from a broad group of companies primarily located in the financial services industry and from companies within the technology sector. Because no individual company or single group of companies is exactly comparable to CME Group and/or certain positions within the Company in every respect, when reviewing competitive data, we consider a broad set of data from a number of sources. We believe that reviewing a combination of published survey compensation data in addition to publicly available compensation data (e.g. proxy statements) provides a valid reference point for the range of pay among companies with whom we compete for executive talent.

In late 2008 and early 2009, management consulted with Hewitt Associates and Towers Watson to review the peer group used for benchmarking executive compensation. In light of this review, in January 2009, management recommended and the committee approved a revised peer group. The new peer group was selected as a result of our significant growth and the increased complexity and scale of our business that has occurred over the course of the last several years. We believe this new peer group represents a more appropriate benchmark to compare our compensation programs. Specifically this new peer group is more appropriately aligned with the size of our Company based upon market capitalization and profit; is similar in industry focus and reputation; and provides a more relevant comparison of compensation programs of companies with which we compete for talent.

New Peer Group
Automatic Data Processing Inc. eBay Inc. Yahoo Inc. Franklin Resources Inc. Schwab (Charles) Corp. Northern Trust Corp. Western Union Co. BlackRock Inc. NYSE Euronext Inc.*

MasterCard Inc.

Fiserv Inc.*

Invesco Ltd.

TD AMERITRADE Holding Corp.*

Nasdaq OMX Group Inc.*

Moody’s Corp.*

T. Rowe Price Group Inc.

Paychex Inc.

Dun & Bradstreet Corp.

IntercontinentalExchange Inc.*

* Included in former peer group

Additionally, from the published sources of compensation survey data sponsored by compensation consulting firms, we review the following:

From Towers Watson

•	Financial Services (total sample)

•	General Industry (revenue $3-$6 billion)

From Hewitt Associates

•	Financial Services (total sample)

•	General Industry (revenue $2.5-$4.9 billion)

We may supplement these data sources with others that focus on our specific industry when available.

We broadly target total compensation opportunities at the median (50th percentile) of the market, in total and for each component of pay for target performance levels. We believe that benchmarking alone does not provide a complete basis for establishing compensation. Therefore, we do not use the market statistics rigidly, nor do we apply any specific formula to the data. We also review the range of values around the median, including the 25th and 75th percentiles.

We use the competitive compensation data for several purposes as it relates to the named executive officers and other employees. We use it to assess the competitiveness of total compensation for individual members of senior management and other employees on an annual basis and we use it to develop and evaluate total compensation programs and guidelines for the senior management and other employees on a more ad hoc basis. When making decisions about senior management pay, we analyze compensation relative to the market median levels, and may make adjustments for market conditions and special considerations as appropriate in the context of our pay for performance philosophy. The compensation committee within its discretion may make alterations based on its evaluation of the benchmarking data as it deems appropriate to ensure that it is performance based and competitive in nature.

In early 2009, the committee compared the senior management group members’ compensation with those in the new peer group and the published survey data sources representative of our industry and size listed above. This review showed that overall target total compensation of our senior management group was lower than the market median target total compensation by an average of 25%. In connection with this review and in support of our philosophy to create rewards for employees who have a more direct impact on our growth and strategic initiatives, the committee approved increased bonus opportunities for a subset of the senior management group for 2009 as well as increased equity targets for a subset of our senior management group for 2010. Additionally, as previously discussed, effective for 2010, the committee approved salary increases for Messrs. Donohue, Gill, and Parisi as well as for certain other members of the senior management group. The changes to our compensation packages, including both the incentive and base salary increases approved in 2009 and 2010, bring the average target total compensation for our senior management group to 4% below that of the median target total compensation of the competitive compensation data in the aggregate. The committee believes these changes provide appropriate incentive to generate future growth and increase revenues.

Stock Ownership Guidelines

The committee has established the following stock ownership guidelines for the members of our senior management group:

•	the CEO: a multiple of five times base pay;

•	the executive chairman and the president: a multiple of four times their respective base pay; and

•	other members of the management team: a multiple of three times their respective base pay.

Each individual has five years from the policy implementation date (November 1, 2006) or the date of hire or promotion, whichever is later, to achieve their ownership guideline.

In addition, our non-executive board members are subject to stock ownership guidelines valued at two times the total annual retainer, or $200,000. Each member has five years from May 7, 2008 or election to the board, whichever is later, to achieve this stock ownership guideline.

The compensation committee monitors compliance with these stock ownership guidelines on an annual basis. Generally shares that are deemed “owned” for purposes of Section 16 of the SEC regulations (excluding unvested shares granted as restricted stock) are counted towards satisfaction of these guidelines. Shares are valued based upon the greater of (i) the fair market value at the time of the assessment and (ii) the actual value at the time of acquisition or, in the case of restricted stock, at the time of vesting.

In light of the current performance of the overall stock market, including the performance of our stock, the committee discussed whether it would be appropriate to modify the Company’s existing ownership guidelines. Because the initial deadline for compliance with the guidelines has not passed, the committee decided not to make any changes at this time, but will continue to evaluate its stock ownership guidelines in the future.

To ensure alignment of interests between our employees and board members and our shareholders and to further ensure that such individuals share in the risks and rewards of the ownership of our stock, we prohibit our employees and members of the board from engaging in hedging transactions relative to their ownership of our stock. In June 2008, our governance committee recommended and our board approved a limited exemption from this policy in light of the unique nature of a pending class action against CBOE. Pursuant to the limited exemption, eight board members who were possible class participants in the CBOE litigation were allowed to hedge their position in CME Group Class A common shares that they held in excess of 5,000 shares. This limited exemption expired when the CBOE litigation was resolved in December 2009. The Company disclosed the exemption on a Current Report on Form 8-K on June 9, 2008. No hedging transactions were made under the exemption.

Other Benefits and Perquisites

We provide limited perquisites and other personal benefits to our senior management and board members that we believe are moderate and consistent with our overall compensation program. We provide monthly parking benefits to a subset of our senior management group, including Messrs. Duffy, Donohue and Gill, and certain members of the board. Additionally, all of our officers are entitled to an annual physical. The aggregate value of all perquisites received by each named executive officer in 2009 did not exceed $10,000. To the extent that perquisites result in imputed income to the individual, we do not provide gross-up payments to cover the personal income tax due on such imputed income.

Compensation Committee and Board Review of Total Compensation

To ensure that the committee members are informed of the potential compensation levels of our senior management group, the committee reviews on an annual basis all components of their compensation package and total compensation. This review includes annual base pay, annual cash bonus, value of annual equity awards, in-the-money value of all historic equity grants including monetized gains, the value of retirement contributions under our qualified and non-qualified plans, and potential change-in-control payments. The committee conducted its annual review in 2009 and 2010 at its March meeting. No changes to the Company’s program were made as a result of this review. The committee provides an annual report on the results of this review to the board during an executive session.

Employment Contracts and Retention Agreements

Our philosophy is to enter into employment contracts and retention agreements on a very selective basis in light of the particular facts and circumstances involved in the individual employment relationship, such as whether the employment arrangement would be necessary to recruit and/or retain necessary talent with compensation terms that we believe are in accordance with our overall compensation program. Our employment agreements typically are for a period of three to five years, include non-compete and non-solicitation provisions, do not provide for cash severance payments in excess of three times annual base salary, do not provide for gross-up payments (except in connection with certain self-insured supplemental life insurance payments that would be paid to Mr. Duffy’s beneficiaries under our agreements) and include a requirement that the executive execute a release agreement before becoming entitled to receive severance payments. All contractual compensation terms within the employment agreements for our senior management group are reviewed and approved by the compensation committee. We believe that our existing employment contracts contain compensation terms in line with our overall compensation program and philosophy. A description of the employment agreements we have with Messrs. Donohue, and Gill and our agreements with Messrs. Duffy and Paulhac is set forth below in the section entitled “Potential Payments Upon Termination or Change-in-Control—Employment Agreements and other Compensation Arrangements with Named Executive Officers” beginning on page 53. We also have an employment contract with Mr. Durkin, our COO and Managing Director, Products & Services, as well as with a limited number of employees below the level of the management team.

Payments at Change-in-Control or Other Termination

Change-in-control provisions assist the Company with retention during rumored and actual change of control activity when management continuity is key to preserving the value of the business. We also provide other severance benefits in connection with terminations other than for misconduct. We believe these benefits allow us to facilitate changes in key employees, as needed, to ensure minimum disruption to the business in exchange for non-competition and non-solicitation benefits for the Company along with a general release.

A description of our severance policies and practices and the estimated amounts that would be payable to our named executive officers under certain circumstances are set forth under the section entitled “Potential Payments Upon Termination or Change-in-Control” beginning on page 53.

Board of Directors Compensation

Similar to our philosophy on management pay, we generally target the 50th percentile of the competitive market for compensation of the board of directors. We also review the range of values around the median, including the 25th and 75th percentiles. The primary components of our board member compensation package consist of an annual equity stipend, an annual cash stipend, committee and board meeting fees, and committee chairperson retainers for our audit, compensation, finance, governance, market regulation oversight and nominating committees. Non-executive board members are eligible to participate in our Director Deferred Compensation Plan.

Our most recent review using our revised peer group described on page 42 showed that the median of our board of directors’ overall compensation fell below the 50th percentile. The committee also undertook to review other comparisons of elements of our board pay versus the peer group data. No changes to the board’s compensation were recommended as a result of the review. The committee plans to conduct similar reviews in the future.

The compensation of our board members is set forth in the table entitled “Director Compensation Table” on page 60.

Tax and Accounting Implications

The committee recognizes that tax and regulatory factors may influence the structure of executive compensation programs, including:

Limit on Tax-Deductible Compensation. Section 162(m) of the IRS Code imposes a $1 million limit on the deduction that we may claim in any tax year with respect to compensation paid to any of the named executive officers, but excluding the principal financial officer. However, the Code allows for certain types of performance-based exemptions to this $1 million limit, provided that the compensation plan meets certain requirements. Compensation payable solely on attainment of one or more performance goals is not subject to the deduction limit if: (i) the performance goals are objective, pre-established and determined by a committee composed solely of two or more outside directors; (ii) the material terms of the performance goals under which the compensation is to be paid are disclosed to the shareholders and approved by a majority vote; and (iii) the committee certifies that the performance goals and other material terms were in fact satisfied before the compensation is paid.

Our IP for NEOs is designed to comply with the requirements of Section 162(m). However, the committee believes that shareholder interests are best served if the committee’s discretion and flexibility in awarding compensation is not restricted, even though some compensation awards may result in non-deductible compensation expenses. Therefore, the committee reserves the right to authorize payments or take other actions that can result in the payment of compensation that is not deductible for income tax purposes.

Accounting for Stock-Based Compensation. The Company accounts for stock-based compensation, including all awards pursuant to our equity program, under the fair value method. We also estimate expected forfeitures of stock grants. The tax deduction is taken at the time the stock option is exercised or the restricted stock vests, as applicable.

Adjustment or Recovery of Awards

In furtherance of our philosophy to ensure that the interests of our senior management are aligned with our shareholders, effective as of February 2, 2010, the compensation committee recommended and the board approved a recoupment policy. This policy provides the board with the discretion to recoup annual bonus payments to our employees at the level of managing director and above in the event of a financial restatement, the effect of which is that such incentive payments were not otherwise earned by an individual under our bonus programs based upon the restated calculation of our cash earnings or any other performance metric in effect at the time.

Executive Compensation

Summary Compensation Table

The following table provides information regarding the compensation earned during the year ended December 31, 2009 by our named executive officers. In 2009, “salary” accounted for approximately 22% of the total compensation of the named executive officers and “non-equity incentive compensation” accounted for approximately 15% of total compensation.

Name and Principal Position	Year	Salary	Bonus		Stock Awards(1)	Option Awards(1)	Non- Equity Incentive Plan Compen- sation(2)	Change in Pension Value and Non- Qualified Deferred Compen- sation Earnings(3)	All Other Compen- sation(4)	Total
Craig S. Donohue	2009	$850,000	$—		$1,600,266	$1,341,913	$789,641	$30,430	$115,056	$4,727,306
CEO	2008	850,000	—		417,313	1,989,410	642,600	19,787	160,374	4,079,484
	2007	850,000	—		237,661	1,074,195	1,275,000	15,044	153,084	3,604,984

James E. Parisi	2009	375,000	—		275,241	232,652	228,750	24,340	34,338	1,170,321
CFO & Managing Director, Finance & Corporate Development	2008	375,000	—		127,920	322,457	239,262	15,244	50,018	1,129,901
	2007	325,000	—		121,594	290,376	486,058	11,270	39,764	1,274,062

Terrence A. Duffy(5)	2009	950,000	—		893,965	754,457	588,374	17,639	133,435	3,337,870
Executive Chairman	2008	950,000	—		452,963	1,144,351	573,420	14,347	202,185	3,337,266
	2007	950,000	—		453,214	1,081,062	1,425,000	—	30,480	3,939,756

Laurent Paulhac(6)	2009	335,077	1,770,000	(7)	235,434	198,466	65,865	4,093	90,132	2,699,067
Managing Director, OTC Products & Services

Phupinder S. Gill	2009	600,000	—		565,268	476,699	371,605	30,966	68,702	2,113,240
President	2008	600,000	—		287,296	722,748	362,160	20,457	107,851	2,100,512
	2007	600,000	—		163,047	390,438	900,000	15,748	101,100	2,170,333

(1)	The amounts reflected in the Stock Awards and Option Awards columns reflect the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board ASC Topic 718. The Black-Scholes fair value of the option grant was calculated using the following assumptions: dividend yield of 1.6%; expected volatility of 47%; risk-free interest rate ranging from 2.8% to 2.9% and expected life ranging from 6.2 to 6.3 years. The Company’s current outstanding restricted stock, which is subject to time vesting, is eligible to receive dividends in accordance with the terms of the plans. In 2009, the amount of dividends on restricted stock which had not yet vested paid to the named executive officers was as follows: Mr. Donohue, $15,875; Mr. Parisi $4,006; Mr. Duffy, $11,282; Mr. Paulhac, $829; and Mr. Gill, $9,496. Effective with our 2010 annual grant of restricted stock, dividends will be accrued for such equity awards and will only pay out upon the vesting of the shares.
(2)	The amounts included in the Non-Equity Incentive Plan Compensation column reflect cash awards to the named executive officers under our IP for NEOs, which are discussed on page 34 under the heading “Bonus.”
(3)	The amounts reflected in the Change in Pension Value and Non-Qualified Deferred Compensation Earnings column reflect only the change in the pension value during the particular year. Under our non-qualified deferred compensation plans, participants may invest in one or more investments that are available from time to time. This is the only return that they receive and, therefore, no above-market earnings are reflected in this table. For more information on our deferred compensation plans, see the section below entitled “Non-Qualified Deferred Compensation Plans.”
(4)	Amounts included in the All Other Compensation column for 2009 are as follows:

	401(k) Contribution	Supplemental Plan(8)	Other(9)	Total
Craig S. Donohue	$7,350	$105,482	$2,224	$115,056
James E. Parisi	7,269	26,056	1,013	34,338
Terrence A. Duffy	7,350	123,424	2,661	133,435
Laurent Paulhac	7,350	2,492	80,290	90,132
Phupinder S. Gill	6,231	60,851	1,620	68,702

(5)	As discussed under the section entitled “Potential Payments upon Termination or Change-in-Control—Employment Agreements and other Compensation Arrangements with Named Executive Officers,” we have agreed to self-insure supplemental life and long-term disability coverage for Mr. Duffy and to gross up his beneficiaries for any additional taxes incurred as a result of the supplemental life coverage. Because no actual payments were made or liabilities incurred as a result of this coverage, no amounts have been included in Mr. Duffy’s compensation.
(6)	Mr. Paulhac was appointed as our Managing Director, OTC Products & Services effective as of September 1, 2009 for which he receives an annual base salary of $350,000. Mr. Paulhac previously served as the chief executive officer of CMA which was acquired by CME Group in 2008. The amount disclosed as Salary for Mr. Paulhac includes $117,115 which represents his pro rata annual salary for service as our Managing Director, OTC Products & Services and $217,962 for his prior service at CMA. Upon his appointment as Managing Director, OTC Products & Services, the Company assumed the obligation contained in Mr. Paulhac’s employment agreement with CMA to pay a retention bonus of $200,000 in two installments in 2010 and 2011 as well as a non-compete payment of $840,000 to be paid in two installments in 2010 and 2011. The non-compete payments are contingent upon Mr. Paulhac’s compliance with non-competition provisions contained in his agreement with CMA. Mr. Paulhac was not a named executive officer in 2008 or 2007 and, therefore, compensation relating to such years is not included.
(7)	The amount under the Bonus column for Mr. Paulhac includes the following amounts related to his employment with CMA for 2009: a retention bonus of $100,000, a retention bonus of $1,000,000, a non-compete payment of $400,000 and an annual bonus of $220,000. Additionally, the Bonus column includes a $50,000 sign-on bonus paid to Mr. Paulhac related to his appointment as Managing Director, OTC Products & Services.
(8)	The items included under the Supplemental Plan column are 401(k) make-whole and pension make-whole contributions. Make-whole contributions are company contributions for individuals whose compensation has exceeded the statutory compensation limit identified in Section 401(a)(17) of the IRS Code and thus must be excluded from consideration in qualified retirement plans.
(9)	The items included in the Other column are life insurance premiums paid by the Company for the benefit of the named executive officer. The amount under the Other column for Mr. Paulhac also includes additional compensation of $79,385 for serving as acting chief executive officer of Swapstream, a wholly-owned subsidiary of the Company. None of the aggregate annual perquisites received by the named executive officers during the periods presented exceeded $10,000. Therefore, no amounts are included for perquisites in the Other column.

Grants of Plan-Based Awards

The following table shows the possible payouts to our named executive officers in 2009 under our Bonus Incentive Plans and the equity awards granted under our Omnibus Stock Plan in 2009. As previously discussed, the committee approved a separate bonus pool for Messrs. Donohue and Paulhac for purposes of preserving the Company’s ability to deduct their compensation in accordance with Section 162(m) of the IRS Code. For additional information on our equity and bonus programs, see the section of this proxy statement entitled “Compensation Discussion and Analysis.”

Name	Grant Date	Approval Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)				All Other Stock Awards: Number of Shares of Stock	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards(2)	Grant Date Fair Value of Stock and Option Awards
			Threshold	Target	Maximum
Craig S. Donohue	n/a	n/a	$318,750	$850,000	$1,275,000
	n/a	n/a	318,750	425,000	1,275,000	(3)
	9/15/09	9/1/09					5,628	11,376	$284.34	$2,942,179

James E. Parisi	n/a	n/a	140,625	281,250	562,500
	9/15/09	9/1/09					968	1,960	284.34	507,893

Terrence A. Duffy	n/a	n/a	475,000	950,000	2,500,000
	9/15/09	9/1/09					3,144	6,356	284.34	1,648,422

Laurent Paulhac	n/a	n/a	53,173	106,346	319,039	(4)
	9/15/09	9/1/09					828	1,672	284.34	433,900

Phupinder S. Gill	n/a	n/a	300,000	600,000	1,800,000
	9/15/09	9/1/09					1,988	4,016	284.34	1,041,967

(1)	The amounts shown in the Threshold, Target and Maximum columns reflect the bonus opportunity for our named executive officer based upon their annual bonus target and dependent upon the level of cash earnings achieved. The following are the bonus opportunities for our named executive officers for 2010, which are based upon the individual’s base salary in effect for 2010:

	Threshold	Target	Maximum
Craig S. Donohue	$750,000	$1,500,000	$3,000,000
James E. Parisi	159,375	318,750	637,500
Terrence A. Duffy	475,000	950,000	2,850,000
Laurent Paulhac	175,000	350,000	1,050,000
Phupinder S. Gill	400,000	800,000	2,400,000
(2)

Under our equity program, officers receive annual equity grants. Historically, we have granted the annual equity awards on June 15th or, in the event June 15th was not a business day, the closest business day thereto. Beginning in 2009, we moved our annual equity grant to September 15th or the next closest business day. On September 1, 2009, our compensation committee met and approved our annual 2009 equity grants based on our pre-established formulas under our equity program.

(3)	Represents the bonus opportunity based upon the Company’s fourth quarter cash earnings as discussed on page 36.

(4)	Mr. Paulhac’s bonus opportunity was pro rated based upon his September 1, 2009 hire date.

Outstanding Equity Awards at Fiscal Year End

The following table summarizes the number of securities underlying outstanding plan awards for each named executive officer as of December 31, 2009.

	Option Awards(1)				Stock Awards(1)
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares of Stock That Have Not Vested	Market Value of Shares of Stock That Have Not Vested(2)
Craig S. Donohue	—	11,376	$284.34	9/15/2019	5,628	$1,890,783
	2,147	8,588	419.41	6/16/2018	796	267,424
	2,190	3,285	552.70	6/15/2017	258	86,678
	6,615	4,410	440.65	6/15/2016	348	116,914
	6,560	1,640	251.95	6/15/2015	260	87,350
	17,300	—	127.00	6/14/2014
	1,300	—	72.36	1/1/2014
	27,400	—	63.01	6/6/2013
	16,000	—	22.00	5/7/2011

James E. Parisi	—	1,960	284.34	9/15/2019	968	325,209
	348	1,392	419.41	6/16/2018	244	81,974
	592	888	552.70	6/15/2017	132	44,347
	897	598	440.65	6/15/2016	88	29,564
	1,840	460	251.95	6/15/2015	80	26,877
	900	—	223.99	12/15/2014
	3,000	—	127.00	6/14/2014
	200	—	95.12	3/15/2014
	800	—	63.01	6/6/2013

Terrence A. Duffy	—	6,356	284.34	9/15/2019	3,144	1,056,258
	1,235	4,940	419.41	6/16/2018	864	290,269
	2,204	3,306	552.70	6/15/2017	492	165,292
	2,085	1,390	529.50	12/15/2016	184	61,817

Laurent Paulhac	—	1,672	284.34	9/15/2019	828	278,175

Phupinder S. Gill	—	4,016	284.34	9/15/2019	1,988	667,888
	780	3,120	419.41	6/16/2018	548	184,106
	796	1,194	552.70	6/15/2017	177	59,465
	2,403	1,602	440.65	6/15/2016	238	79,958
	5,600	1,400	251.95	6/15/2015	220	73,911
	14,800	—	127.00	6/14/2014
	3,800	—	72.36	1/1/2014
	4,900	—	63.01	6/6/2013

(1)	Subject to acceleration or termination in certain circumstances, equity awards granted in 2009 vest over a four-year period, with 25% vesting one year after the grant date with an additional 25% vesting on each anniversary date thereafter. Equity awards granted between 2002 through 2008 vest over a five-year period, with 20% vesting one year after the grant date and an additional 20% vesting on each anniversary date thereafter. Option grants made in 2001 with an exercise price of $22.00 per share vested 40% on the first anniversary of the grant date and an additional 20% on each following anniversary. The grant date is the date that is ten years prior to the expiration date.
(2)	Market value was determined using the closing price on December 31, 2009 of $335.96.

Option Exercises and Stock Vested

The following table summarizes stock option exercises by our named executive officers and the vesting of their restricted stock in 2009.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Craig S. Donohue	3,000	$906,330	1,279	$423,678
James E. Parisi	—	—	249	82,454
Terrence A. Duffy	—	—	472	156,110
Laurent Paulhac	—	—	—	—
Phupinder S. Gill	—	—	1,095	352,146

Pension Benefits

We maintain a non-contributory defined benefit cash balance pension plan for eligible employees. To be eligible, an employee must have completed a continuous 12-month period of employment with us and have reached the age of 21. Our funding goal is to have the pension plan 100% funded on a projected benefit obligation basis, while also satisfying any minimum required contributions and maximizing tax deductible contribution requirements. Beginning in 2007, participants are fully vested in their accounts after three years of service. Once an employee becomes a participant in the CME pension plan, their notional pension account is credited with an amount equal to an age-based percentage of that individual’s earnings plus the greater of 4% interest or the December yield on one-year constant maturity yield for U.S. Treasury notes. During 2009, the CME pension plan interest rate was 4.0%. The pension account is portable and vested balances may be paid out when participants end their employment with us. Alternatively, upon retirement, a participant may elect to receive the balance in the account in the form of one of various monthly annuities.

As part of our merger with CBOT Holdings, we assumed a defined benefit pension plan for former CBOT employees. Substantially all CBOT employees were eligible to participate in the CME pension plan upon completion of one year of service. On December 31, 2008, we merged the CME and CBOT pension plans. NYMEX did not have a pension plan. Effective as of January 2009, NYMEX employees are eligible to participate in the CME pension plan.

The following is the schedule of employer contributions based on age and percentage of pensionable pay (including base pay, regular annual cash bonuses and merit lump sum payments) under the CME pension plan. Pensionable pay is limited by the IRS Code, which was $245,000 in 2009:

Age	Employer Contribution Percentage
Under 30	3%
30–34	4
35–39	5
40–44	6
45–49	7
50–54	8
55 or greater	9

The table below sets forth the estimated payments for our named executive officers upon retirement based upon the present value of the benefits expected to be paid in the future.

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit(1)
Craig S. Donohue	CME pension plan	19	$183,024
James E. Parisi	CME pension plan	20	134,887
Terrence A. Duffy	CME pension plan	2	31,986
Laurent Paulhac	CME pension plan	—	4,093
Phupinder S. Gill	CME pension plan	20	191,185

(1)	In calculating the present value of the accumulated benefit, the following assumptions were used: assumed retirement age of 65; discount rate of 6.10% as of December 31, 2009; and projected future investment crediting rate assumption of 4.00% as of December 31, 2009. The retirement age is the earliest unreduced retirement age as defined in the CME pension plan. Under the terms of the CME pension plan, years of service for purposes of the plan are credited beginning on the first day of the calendar quarter on or after attaining one year of service with the Company. Therefore years of credited service under the plan are less than an employee’s actual period of service with the Company.

Non-Qualified Deferred Compensation Plans

All of our officer employees, including our named executive officers, are eligible to defer a portion of their annual base salary and bonus into our Senior Management Supplemental Deferred Savings Plan. For 2009 and 2008, officers were able to defer up to 50% of their annual base salary in addition to any amounts deferred under our 401(k) plan and 100% of their bonus under this plan. The contributions made by our named executive officers under this plan in 2009 are shown in the table below under “Executive Contributions.” Deferrals may be invested in one or more investments offered by the plan from time to time at the choice of the officer. The return on their investment choice is the only return they will receive on the contributions under the plan. We do not provide any guaranteed rate of return. There is no limitation on their ability to change investments. Distributions will be on a fixed date, at termination or six months after termination depending upon the time of the distribution election. The deferred savings plan also includes 401(k) make-whole and pension make-whole contributions. Make-whole contributions are company contributions for individuals whose compensation has exceeded the statutory compensation limit identified in the IRS Code and thus must be excluded from consideration in qualified retirement plans. These amounts are included in the table below under “Registrant Contributions.”

Beginning with the 2006 plan year, we discontinued contributions under our Supplemental Executive Retirement Plan and closed the plan to new participants.

	Executive Contributions In Last Fiscal Year(1)	Registrant Contributions In Last Fiscal Year(2)	Aggregate Earnings In Last Fiscal Year(3)	Aggregate Withdrawals/ Distributions	Aggregate Balance at 12/31/09
Craig S. Donohue	$—	$105,482	$303,021	$—	$1,394,490
James E. Parisi	194,631	26,056	194,209	—	959,144
Terrence A. Duffy	—	123,424	69,939	—	351,678
Laurent Paulhac	70,423	2,492	229	—	77,429
Phupinder S. Gill	36,216	60,851	614,269	—	2,824,897

(1)	All amounts included under Executive Contributions are also included in the Salary or Non-Equity Incentive Plan Compensation columns of the Summary Compensation Table.
(2)	The amounts included under the Registrant Contributions column consist of: 401(k) make-whole and pension make-whole contributions and are included in the All Other Compensation column of the Summary Compensation Table.
(3)	Aggregate Earnings in the Last Fiscal Year are based on the investment selection of the officers from one or more investments that the plan offers from time to time and are the only return on contributions made by the named executive officer and the Company. Aggregate Earnings in Last Fiscal Year represent amounts earned on contributions made in 2009 as well as prior contributions. Such earnings are not included in the Summary Compensation Table because they were not above market.

Potential Payments upon Termination or Change-in-Control

We have employment agreements with two of our named executive officers: Messrs. Donohue and Gill. Additionally, we have a limited contractual agreement with Mr. Paulhac regarding certain compensation terms. We also have agreed to provide Mr. Duffy, our Executive Chairman, with a retention benefit and to self-insure him for certain benefits as discussed below. Our contractual commitments with Messrs. Donohue, Duffy, Paulhac and Gill are summarized below. For Mr. Parisi and for Mr. Paulhac (except as governed by his agreement), their employment relationship is governed by our policies and practices that we have in place for other employees from time to time, including members of senior management. Estimated payments to our named executive officers under our employment agreements and general policies are shown in the following table beginning on page 57.

Employment Agreements and other Compensation Arrangements with Named Executive Officers

Mr. Donohue. In August 2009, we entered into a new employment agreement with Mr. Donohue. Under the terms of his agreement, Mr. Donohue will be entitled to receive a minimum annual base salary of $850,000 for 2009 and of $1,000,000 thereafter during the term of the agreement. Mr. Donohue is also eligible to receive an annual bonus under the Company’s IP for NEOs with a threshold of 75% of base salary, a target of 150% of base salary and a maximum of 300% of base salary. Under his agreement, Mr. Donohue will participate in the Company’s equity incentive program with an annual target equity award of not less than 350% of base salary with grants consisting of restricted stock (50% of value) and stock options (50% of value). In the event of a termination by the Company without cause or by Mr. Donohue for good reason, as such terms are defined in the agreement, in addition to his accrued benefits, Mr. Donohue is entitled to a one-time lump sum severance payment equal to two times the sum of his then current base salary plus the amount of the threshold bonus amount under the Company’s IP for NEOs for that year, subject to Mr. Donohue’s timely execution and delivery of a general release. Additionally, in such event, all of Mr. Donohue’s outstanding unvested equity awards will automatically vest and any stock options that were granted during the term of the agreement will remain exercisable for a period of up to four years from the date of termination. In the event of a change of control, as defined in the agreement, prior to termination of Mr. Donohue’s employment, all of Mr. Donohue’s unvested equity awards will have vesting accelerated so as to vest within one year of the change in control, provided that during such one-year period Mr. Donohue is not terminated by the Company for cause, as defined in the agreement. In the event Mr. Donohue is involuntarily terminated without cause or resigns for good reason within 60 days prior to a change of control, all of his unvested equity awards that would have been outstanding had he been employed as of the date of the change of control shall become vested and any stock options that were granted during the term of the agreement will remain exercisable for a period of up to four years from the date of termination. In the event of Mr. Donohue’s death or disability, as defined in the agreement, all equity awards granted during the term of the agreement will vest and have an exercise period of up to four years from the date of the event. At the expiration of the term of the agreement, all awards granted to Mr. Donohue during the term of the new agreement will vest and remain exercisable for a period of up to four years. All equity awards granted to Mr. Donohue prior to the effective date of the agreement shall be governed by the terms and conditions of such awards at the time of grant, including the applicable provisions of Mr. Donohue’s previous employment agreement. The agreement also contains provisions prohibiting Mr. Donohue during the term of his employment, and for one year thereafter, from rendering services to any derivatives exchange or person providing clearing services and from soliciting the Company’s employees. Mr. Donohue’s agreement expires on December 31, 2012, unless sooner terminated by the Company or Mr. Donohue.

Mr. Duffy. In recognition of the duties and responsibilities undertaken by our Executive Chairman, in May 2009, the governance committee recommended and the board approved an extension of Mr. Duffy’s term as our Executive Chairman. In accordance with our bylaws, Mr. Duffy will serve as our Executive Chairman until our 2013 annual meeting of shareholders, subject to his reelection to the board at the 2010 annual meeting of shareholders. The board also approved a modification to Mr. Duffy’s existing retention payment to incorporate the extension of his term. Mr. Duffy is entitled to a retention payment equal to his current base salary in the event (i) he is not nominated for reelection to the board at the 2010 annual meeting, or at the end of his current term at the 2013 annual meeting or any subsequent term, he is willing and able to serve as Executive Chairman and he is not nominated for reelection to the board and/or is not reelected to the position of Executive Chairman, if he is eligible, or (ii) prior to the 2013 annual meeting, he is no longer able to serve as Executive Chairman resulting from certain regulatory developments unrelated to his performance. In no event shall Mr. Duffy be entitled to the retention payment if he has been removed or not reelected because of his breach of fiduciary duty to the shareholders or because of his willful failure to fulfill his duties and obligations as Executive Chairman, all as determined by a majority of the independent, non-industry directors of the board.

In 2007, the compensation committee authorized management to self-insure the supplemental life and long-term disability coverage amounts necessary to provide Mr. Duffy with the same level of life and long-term disability coverage generally provided to other employees under our group life and long-term disability policies. The committee also authorized the Company to gross up the self-insured supplemental life insurance amount to account for any taxes on such amount owed by Mr. Duffy’s beneficiaries. Pursuant to this agreement, Mr. Duffy would be entitled to disability insurance benefits based on two-thirds of base pay and life insurance benefits based on three times base pay which is consistent with benefits provided on a broad basis to all of our eligible employees.

Mr. Paulhac. In August 2009, in connection with Mr. Paulhac’s agreement to serve as our Managing Director, OTC Products & Services, we agreed to certain limited contractual compensation terms. Pursuant to the contract, we agreed to provide Mr. Paulhac with a $50,000 sign on bonus and to provide him with his annual equity award at the target level (125% of base salary). In connection with the transfer of Mr. Paulhac’s employment from our CMA business, we agreed to assume certain payments on behalf of CMA:

•	aggregate retention award of $200,000 payable in equal increments in 2010 and 2011;

•	aggregate non-compete payment of $1,240,000 payable in substantially equal increments in 2009, 2010 and 2011; and

•	retention award of $1 million originally granted under the CMA Long-Term Incentive Plan payable in 2009.

The retention payments are subject to forfeiture in the event Mr. Paulhac is not employed on the date of payment. In the event Mr. Paulhac is terminated by us other than for cause, as defined in the agreement, or as the result of death or disability, we will be required to pay any outstanding retention awards. The non-compete payments are subject to Mr. Paulhac’s compliance with the non-compete provisions. Mr. Paulhac’s employment remains at will.

Mr. Gill. In August 2009, we entered into an amended and restated employment agreement with Mr. Gill. Under the terms of his agreement, Mr. Gill is entitled to receive a minimum annual base salary of $600,000. Mr. Gill is also eligible to receive an annual bonus under the Company’s IP for NEOs. His current bonus opportunities are a threshold of 50% of base salary, a target of 100% of base salary and a maximum of 300% of base salary. Effective as of January 2010, Mr. Gill’s salary was $800,000. Under his agreement, Mr. Gill will participate in the Company’s equity incentive program and will be eligible for equity awards based upon his level in the organization. His current equity award opportunity is a target of 175% of base salary with grants to be composed of restricted stock (50% of value) and stock options (50% of value). In the event of a termination by the Company without cause, as defined in the agreement, in addition to his accrued benefits, Mr. Gill is entitled to a one time lump sum severance payment equal to two times his base salary as of the date of termination for the remaining term of the agreement, if any, not to exceed two years of base salary and subject to Mr. Gill’s timely execution and delivery of a general release. Additionally, in such event all of Mr. Gill’s outstanding unvested equity awards that were granted during the term of the new agreement will automatically vest and stock options granted during the term of the new agreement will remain exercisable for a period of up to four years from the date of termination. In the event of a change of control, as defined in the agreement, prior to termination of Mr. Gill’s employment, all of Mr. Gill’s unvested equity awards shall become vested. If Mr. Gill is involuntarily terminated without cause within 60 days prior to a change of control, all of his unvested equity awards that would have been outstanding had he been employed on the date of the change of control will become vested. In the event of Mr. Gill’s death or disability, as defined in the agreement, all equity awards granted during the term of the agreement will vest and the stock options will have an exercise period of up to four years from the date of the event. In the event Mr. Gill voluntarily terminates his employment at any time following the expiration of the term of the agreement, all awards granted to Mr. Gill during the term of the agreement will vest and the stock options will remain exercisable for a period of up to four years. Following the termination of the agreement at expiration or following any termination by the Company without cause, Mr. Gill will also be entitled to receive insurance and health benefits until the earlier to occur of (i) the fourth anniversary of the expiration or termination, as applicable, or (ii) the date Mr. Gill is covered by comparable insurance and health benefits. The agreement also contains provisions prohibiting Mr. Gill during the term of his employment, and for one year thereafter, from rendering services to any derivatives exchange or person providing clearing services and from soliciting the Company’s employees. All equity awards granted to Mr. Gill prior to the effective date of the agreement shall be governed by the terms and conditions of such awards at the time of grant, including the applicable provisions of Mr. Gill’s previous employment agreement. Mr. Gill’s agreement will expire on December 31, 2013, unless sooner terminated by the Company or Mr. Gill.

Other CME Policies and Practices.

The following is a summary of our other plans in place that provide for benefits upon termination of employment and/or in the event of a change of control.

Annual Performance Bonuses

In accordance with the terms of our Bonus Incentive Plans, in the event an employee dies or becomes disabled, he or she or their beneficiaries will be entitled to receive a pro rata bonus.

Severance Plans

In 2007, the compensation committee adopted a written severance policy for termination due to job elimination, reduction in force, or in limited circumstances, performance. The following is a summary of the key terms:

Severance Pay for Officers	2 weeks per year of service, 6 week minimum, up to 39 weeks

Severance Pay for Other Exempt Employees	2 weeks per year of service, 4 week minimum, up to 26 weeks

Severance Pay for Non-Exempt Employees	1 week per year of service, 4 week minimum, up to 26 weeks

Additionally, the plan provides for COBRA coverage and outplacement services as well as acceleration of any outstanding unvested equity awards that would have otherwise vested during the severance pay period. The Company also assumed and adopted severance plans/policies specific to the mergers with CBOT Holdings and NYMEX Holdings that are being phased out over time.

Equity Plans

As a result of our mergers with CBOT Holdings and NYMEX Holdings, we have three employee equity plans: the Omnibus Stock Plan, the CBOT equity plan and the NYMEX equity plan. All grants to the named executive officers were made under the Omnibus Stock Plan. In connection with the receipt of shareholder approval of certain amendments to our Omnibus Stock Plan in 2009, we agreed to freeze future grants of shares under the CBOT equity plan and the NYMEX equity plan. The terms of the Omnibus Stock Plan provide that in the event of death, the employee’s beneficiaries would vest in any outstanding equity awards. In the event of termination due to disability, restricted stock awards become vested. Awards granted under the Omnibus Stock Plan automatically vest upon a change of control.

All of our equity plans contain provisions relating to the vesting of outstanding awards at the time of a change of control (as defined in the plans). In general, a change of control will be deemed to have occurred if:

•	another entity owns more than 50% of the voting power of our common stock (all equity plans);

•

a transaction occurs in which any person is deemed to be the “beneficial owner” of at least 20% of our voting securities except for certain passive investors or as a result of a reorganization (CBOT equity plan);

•	individuals who previously comprised our board or who were nominated by our board’s nominating committee cease to constitute a least a majority of our board (all equity plans);

•	the sale, transfer or disposition of substantially all of our assets (CBOT equity plan and NYMEX equity plan); or

•	the approval of our complete liquidation or dissolution (Omnibus Plan).

The following table sets forth the estimated benefits and payments upon termination of our named executive officers. These payments assume a termination or change of control effective upon December 31, 2009. Unless otherwise specified, payments and benefits that would be generally available to all employees, including accrued benefits, are not included in the amounts below. Additional amounts may be paid in respect of pension and defined compensation benefits. See the sections above entitled “Pension Benefits” and “Non-Qualified Deferred Compensation Plans.”

	Termination Due to:
	Voluntary	Voluntary for Good Reason	Involuntary for Cause	Involuntary Not for Cause	Change In Control	Death	Disability
Craig S. Donohue
Total Cash Severance(1)	$—	$2,975,000	$—	$2,975,000	$2,975,000	$—	$—
Value of Equity Subject to Accelerated Vesting(2)	—	3,174,154	—	3.174,154	3,174,154	3,174,154	3,036,378
Continuation of Health & Welfare Benefits(3)	—	90,481	—	90,481	90,481	—	—
Other Accrued Pay and Benefits(4)	789,641	789,641	789,641	789,641	789,641	789,641	789,641

Total:	$789,641	$7,029,276	$789,641	$7,029,276	$7,029,276	$3,963,795	$3,826,019

James E. Parisi
Total Cash Severance(1)	$—	$—	$—	$281,250	$281,250	$—	$—
Value of Equity Subject to Accelerated Vesting(2)	—	—	—	222,176	647,791	647,791	507,972
Continuation of Health & Welfare Benefits(3)	—	—	—	12,304	12,304	—	—
Other Accrued Pay and Benefits(4)	—	—	—	—	—	228,750	228,750

Total:	$—	$—	$—	$515,730	$941,345	$876,541	$736,722

Terrence A. Duffy
Total Cash Severance(1)	$—	$—	$—	$950,000	$950,000	$—	$—
Value of Equity Subject to Accelerated Vesting(2)	—	—	—	—	1,901,733	1,901,733	1,573,637
Continuation of Health & Welfare Benefits(3)	—	—	—	2,650	2,650	—	—
Other Accrued Pay and Benefits(4)	—	—	—	—	—	588,374	588,374

Total:	$—	$—	$—	$952,650	$2,854,383	$2,490,107	$2,162,011

Laurent Paulhac
Total Cash Severance(1)	$—	$—	$—	$53,846	$53,846	$—	$—
Value of Equity Subject to Accelerated Vesting(2)	—	—	—	—	364,484	364,484	278,175
Continuation of Health & Welfare Benefits(3)	—	—	—	2,650	2,650	—	—
Other Accrued Pay and Benefits(4)	840,000	840,000	840,000	1,040,000	1,040,000	1,325,865	1,325,865

Total:	$840,000	$840,000	$840,000	$1,096,496	$1,460,980	$1,690,349	$1,604,040

Phupinder S. Gill
Total Cash Severance(1)	$—	$—	$—	$1,200,000	$1,200,000	$—	$—
Value of Equity Subject to Accelerated Vesting(2)	—	—	—	1,278,374	1,390,249	1,390,249	1,272,635
Continuation of Health & Welfare Benefits(3)	—	—	—	68,387	68,387	—	—
Other Accrued Pay and Benefits(4)	—	—	—	—	—	371,605	371,605

Total:	$—	$—	$—	$2,546,761	$2,658,636	$1,761,854	$1,644,240

(1)	Cash severance amounts represent contractual amounts for Messrs. Donohue, Duffy, and Gill under the termination situations as previously described, and for Mr. Paulhac pursuant to our limited contractual agreement. Estimated cash severance amounts for Mr. Parisi and Mr. Paulhac are based upon our severance policy as officers of the Company. As of December 31, 2009, Mr. Parisi had 21 years of service and Mr. Paulhac had four years of service for purposes of the policy.
(2)	Amounts shown for the Value of Equity Subject to Accelerated Vesting reflect accelerated vesting of outstanding equity awards pursuant to our Omnibus Stock Plan, our severance policy, and our contractual agreements with our named executive officers as previously described based upon the closing price of our stock on December 31, 2009 of $335.96.
(3)	Amounts shown for the Continuation of Health and Welfare Benefits reflect our contractual agreements with Messrs. Donohue and Gill to provide them with certain continuing benefits as described above and include the amount of COBRA coverage under our severance policy for Messrs. Duffy, Parisi and Paulhac, which is available to all employees. Mr. Duffy’s continuing benefits do not reflect the additional amounts that the Company may incur in connection with the self-insurance of certain benefits as previously described because such amounts were granted for the purposes of providing Mr. Duffy with the disability insurance benefits based on two-thirds of base pay and life insurance benefits based on three times base pay consistent with benefits provided to other employees on a broad basis.
(4)	Amounts shown for the Other Accrued Pay and Benefits in event of death or disability include accrued bonus payments pursuant to our IP for NEOs based on actual bonus amounts for 2009. Mr. Donohue, under the terms of his agreement, is entitled to receive any outstanding annual bonus awards for completed years in the event of termination for any reason and the amounts included in this table for such payments are based on his actual bonus for 2009. For Mr. Paulhac, the retention payments are subject to forfeiture in the event he is not employed on the date of payment. In the event Mr. Paulhac is terminated by us other than for cause, as defined in the agreement, or as the result of death or disability, we will be required to pay any outstanding retention awards. The non-compete payments are subject to Mr. Paulhac’s compliance with the non-compete provisions.

Director Compensation

Our directors play a critical role in guiding our strategic direction and overseeing management. Developments in corporate governance and financial reporting have resulted in an increased demand for highly qualified directors. We provide compensation commensurate with our directors’ workload, risk and opportunity costs. In addition, to satisfy our self-regulatory responsibilities, we have established a number of functional committees of which certain of our directors are members. Our compensation program for our non-executive directors is designed to compensate our directors based on their respective levels of board participation and responsibilities, including service on board committees and functional committees.

Fees and Benefit Plans for Non-Executive Directors

The compensation committee is responsible for reviewing and recommending to the board the compensation for our non-executive directors. Only non-executive directors receive compensation for their service as a director. Our non-executive director compensation includes:

Annual Stipends
Annual cash stipend(1)	$25,000
Annual Vice Chairman cash stipend(2)	$750,000
Annual retainer for chairs of audit, compensation, finance, governance, market regulation oversight and nominating committees	$20,000
Annual equity stipend(3)	$75,000

Meeting Fees
Board meeting fee(4)	$1,500
Board committee meeting fee for audit, compensation, executive, finance, governance, market regulation oversight and nominating committees(4)	$1,500
Additional meeting fee for serving as chair of audit, compensation, finance, governance, market regulation oversight and nominating committees	$500
Meeting fee for members of the strategic steering committee, marketing and public relations committee and any functional exchange committee and for meetings of the CBOT directors(4)(5)	$1,000

(1)	Directors have the option to elect to receive some or the entire portion of their annual cash stipend, which is paid pro rata on a monthly basis, in shares of stock valued at the closing price on the date of grant. If a director who elects to receive additional stock leaves the board prior to the next annual meeting, such director will be responsible for repaying us for the amount of the unearned stipend that otherwise would have been paid in cash.
(2)	Mr. Carey, our Vice Chairman, receives an annual cash stipend of $750,000 plus the annual equity stipend valued at $75,000. He does not receive any additional fees for attendance at meetings.
(3)	Shares received are granted under our 2005 Director Stock Plan and are not subject to any vesting restrictions.
(4)	Effective as of January 2010, the board of directors approved, upon the recommendation of the compensation committee, a change in meeting fees for directors participating via teleconference in regularly scheduled meetings. The fee for telephonic participation is 50% of that for in-person participation. However, it is within the discretion of the Executive Chairman for board and executive committee meetings and within the discretion of the particular chairman of our other committees to determine if it is appropriate to pay the full meeting fee, taking into consideration the member’s ability to participate (i.e., travel, illness).
(5)	Our CBOT directors are required to review certain CBOT rule changes in connection with our merger until our 2012 annual meeting. In the event an official meeting of the CBOT directors is necessary, our Vice Chairman has the discretion to approve the compensation of those CBOT directors in attendance in an amount of $1,000 each.

Non-executive directors may participate in our Director Deferred Compensation Plan in the investments that the plan offers from time to time. The return on the investments selected by the directors is the only return they will receive on their deferred compensation. We do not provide any pension, health benefit or other benefit programs to our non-executive directors.

The following table provides information regarding the compensation earned during the year ended December 31, 2009 by each of our directors, except for Messrs. Donohue and Duffy. Mr. Donohue’s and Mr. Duffy’s compensation as Chief Executive Officer and Executive Chairman, respectively, is set forth in the Summary Compensation Table on page 46.

Director Compensation Table

Director	Fees Earned or Paid in Cash(1)	Stock Awards(2)	All Other Compensation		Total
Jeffrey M. Bernacchi	$25,667	$75,219	$—		$100,886
Timothy S. Bitsberger	64,000	75,219	—		139,219
Charles P. Carey(3)	750,000	75,219	—		825,219
Mark E. Cermak	75,000	75,219	—		150,219
Dennis H. Chookaszian	70,000	100,190	—		170,190
Jackie M. Clegg	78,000	75,219	—		153,219
Robert F. Corvino	58,000	75,219	—		133,219
James A. Donaldson	63,500	75,219	—		138,719
Martin J. Gepsman	101,500	75,219	—		176,719
Larry G. Gerdes	90,500	100,190	—		190,690
Daniel R. Glickman	82,000	75,219	—		157,219
J. Dennis Hastert	24,500	100,190	—		124,690
Bruce F. Johnson	49,000	75,219	—		124,219
Gary M. Katler	56,333	100,190	—		156,523
Patrick B. Lynch	47,000	75,219	—		122,219
Leo Melamed	50,500	75,219	300,000	(4)	425,719
William P. Miller II	93,000	75,219	—		168,219
James E. Newsome	18,000	100,190	1,000,000	(5)	1,118,190
Joseph Niciforo	54,000	75,219	—		129,219
CC Odom II	58,000	75,219	—		133,219
James E. Oliff	64,500	75,219	—		139,719
John L. Pietrzak	56,500	75,219	—		131,719
Alex J. Pollock	86,500	100,190	—		186,690
William G. Salatich, Jr.(6)	9,000	—	—		9,000
John F. Sandner	52,000	75,219	200,000	(7)	327,219
Terry L. Savage	64,500	75,219	—		139,719
William R. Shepard	50,500	100,190	—		150,690
Howard J. Siegel	38,000	100,190	—		138,190
Robert H. Steele(6)	13,707	—	—		13,707
Christopher Stewart	60,000	75,219	—		135,219
Dennis A. Suskind	53,500	75,219	—		128,719
David J. Wescott	41,500	75,219	—		116,719

(1)	The amounts reflected in the Fees Earned or Paid in Cash consist of annual cash stipends, board meeting fees, board and functional committee meeting fees and annual retainers for the chairs of the audit, compensation, finance, governance and market regulation oversight committees, including amounts deferred under our Director Deferred Compensation Plan. Mr. Pollock, who chairs both the compensation and nominating committees, elected to receive only one additional stipend of $20,000 for his services to these committees. Board committee and functional committee meeting fees are subject to an overall cap of $100,000 per year.
(2)	The amounts reflected in the Stock Awards column reflect the aggregate grant date fair value computed in accordance the Financial Accounting Standards Board ASC Topic 718. Actual value of stock awards in 2009 was calculated using the closing price on the date of the grant on May 26, 2009 of $304.53. The awards represent our annual grant to our non-executive board members. The annual equity stipends granted to our non-executive directors are not subject to any vesting restrictions. See the table entitled “Directors, Director Nominees and Executive Officers” on page 63 for the complete stock ownership of our board members. No other awards were made to our non-executive board members in 2009. Amounts in excess of $75,000 are due to share rounding.
(3)	For his service as our Vice Chairman, Mr. Carey receives an annual cash stipend of $750,000 plus an annual equity award valued at $75,000. Mr. Carey does not receive additional fees for attending board meetings or committee meetings.
(4)	Consists of annual consulting fees of $300,000. Does not include amounts reimbursed by the Company for Mr. Melamed’s expenses submitted in connection with his consulting arrangement described below.
(5)	Consists of annual consulting fees of $500,000 and an annual non-compete payment of $500,000.
(6)	Term expired May 13, 2009.
(7)	Consists of annual consulting fees of $200,000.

2005 Director Stock Plan

Our Director Stock Plan, approved by the board of directors and by our shareholders, provides for the issuance of up to 125,000 shares of Class A common stock (subject to adjustment in the event of a merger, reorganization or similar corporate event involving us) through awards of non-qualified stock options, restricted stock and shares of common stock. As of December 31, 2009, approximately 102,000 shares were available for future awards under the plan. The plan is administered by the compensation committee of our board, which has the responsibility for recommending to the board the annual equity stipend for our non-executive directors. In 2009, we received shareholder approval to increase the amount of authorized shares under the plan from 25,000 to 125,000.

Contractual Relationships with Certain Directors

Mr. Carey. Pursuant to the Company’s bylaws adopted in connection with its merger with CBOT Holdings, Mr. Carey will serve as the Company’s Vice Chairman through the 2010 annual meeting of shareholders. For his services as Vice Chairman, Mr. Carey receives an annual cash stipend of $750,000 and an annual equity grant valued at $75,000.

Mr. Melamed. We have two existing consulting agreements with Mr. Melamed. One applies during the time he serves on our board and the other applies upon his retirement.

In August 2009, the compensation committee recommended and the board approved an amended and restated retirement agreement with Mr. Melamed. Under the terms of the agreement, upon his retirement from the board, Mr. Melamed will provide us with consulting services relating to the financial services industry and related matters within Mr. Melamed’s areas of expertise. In 2009, the term of the agreement was modified to extend throughout Mr. Melamed’s lifetime. For his services, Mr. Melamed will receive during the term of the agreement $300,000 per annum plus reimbursement for all reasonable and necessary out-of-pocket travel and other expenses incurred as a result of the agreement. We will also provide office and secretarial support during the term of the agreement. In addition, without our prior written consent, Mr. Melamed may not render services to any competitor or otherwise compete with us during the term of the agreement. In the event the agreement is terminated during Mr. Melamed’s lifetime he will continue to be subject to the non-compete provisions for one year after such termination.

In November 2005, we entered into a consulting agreement with Mr. Melamed for the period he serves as director of the Company with terms substantially the same as the previously described retirement agreement. For these services, Mr. Melamed will receive $300,000 per annum plus all reasonable and necessary out-of-pocket travel and other expenses incurred in connection with the consulting services and up to $150,000 annually for non-travel expenses, including office and secretarial expenses. Under the agreement, Mr. Melamed may not, without our prior written consent, render services to any competitor or otherwise compete with us throughout the term of the agreement and for one year thereafter. Mr. Melamed also receives compensation for his service on our board.

Dr. Newsome. In September 2009, we renewed our consulting arrangement with Dr. Newsome. Under the terms of the renewed agreement, Dr. Newsome provides us with consulting services with respect to regulatory matters relating to our business. For his services, Dr. Newsome receives an annual fee of $1 million consisting of $500,000 for consulting services and $500,000 for non-compete payments. The agreement is for a period of 12 months and is scheduled to expire in August 2010. During the term and for one year thereafter, Dr. Newsome is restricted from rendering services to any competitor or otherwise competing with us. Dr. Newsome also receives compensation for his service on our board.

Mr. Sandner. In October 2005, we entered into a consulting agreement with Mr. Sandner. Under the terms of the consulting agreement, Mr. Sandner will provide us with consulting services relating to the financial services industry and related matters within Mr. Sandner’s areas of expertise during the period Mr. Sandner serves as a director of the Company. For his consulting services, Mr. Sandner will receive $200,000 per annum plus all reasonable and necessary out-of pocket travel and other expenses incurred in connection with the consulting services. Under the agreement, Mr. Sandner may not, without our prior written consent, render services to any competitor or otherwise compete with us throughout the term of the agreement and for one year thereafter. Mr. Sandner also receives compensation for his service on our board.

The Company also has an employment agreement with Mr. Donohue and certain agreements with Mr. Duffy which are described above in the section entitled “Potential Payments upon Termination or Change-in-Control.”

Security Ownership of CME Group Common Stock

The following tables show, as of March 8, 2010, the amount of common stock owned by each of our directors, director nominees and by each executive officer who is not also a director named in the Summary Compensation Table on page 46 of this proxy statement, and by all directors and executive officers as a group and the amount of common stock beneficially owned by individuals owning five percent or more of our Class A common stock. In general, “beneficial ownership” includes those shares over which a person has the power to vote, or the power to transfer, and stock options that are currently exercisable or will become exercisable within 60 days of March 8, 2010. Except as otherwise noted, the persons named in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them. None of our directors, director nominees or executive officers beneficially own more than one percent of any class of common stock. Shares have been rounded to the nearest full amount.

Directors, Director Nominees and Executive Officers

	Class of Common Stock
Name of Beneficial Owner(1)	A	B-1	B-2	B-3	B-4
Terrence A. Duffy(2)(3)	13,457	1	—	—	1
Craig S. Donohue(2)	91,746	—	—	—	—
Jeffrey M. Bernacchi (4)	11,522	1	—	—	—
Timothy S. Bitsberger	413	—	—	—	—
Charles P. Carey(5)	6,224	1	—	1	—
Mark E. Cermak(6)	4,289	—	—	—	—
Dennis H. Chookaszian(7)	895	—	—	—	—
Jackie M. Clegg	753	—	—	—	—
Robert F. Corvino	3,751	—	—	—	—
James A. Donaldson	6,773	—	—	—	—
Martin J. Gepsman(8)	7,727	—	—	1	1
Larry G. Gerdes	1,197	—	—	—	—
James S. Ginsburg	8,252	1	—	—	—
Daniel R. Glickman(9)	1,329	—	—	—	—
J. Dennis Hastert	495	—	—	—	—
Gregory J. Heraty	—	—	—	—	—
Bruce F. Johnson(10)	20,202	1	—	—	1
Gary M. Katler	200	—	—	—	—
Patrick B. Lynch	1,888	—	1	—	—
Leo Melamed(11)	1,713	—	1	—	—
William P. Miller	913	—	—	—	—
James E. Newsome	2,755	—	—	—	—
Joseph Niciforo(12)	4,973	1	—	1	—
C.C. Odom, II	5,701	—	—	—	—
James E. Oliff(13)	4,761	—	1	—	1
John L. Pietrzak(14)	20,953	—	—	—	—
Alex J. Pollock	1,384	—	—	—	—
John F. Sandner	30,713	3	2	4	1
Terry L. Savage(15)	1,313	—	—	—	—
William R. Shepard(16)	30,387	3	2	2	1
Howard J. Siegel	29,131	2	—	1	—
Christopher Stewart	697	—	—	—	—
Dennis A. Suskind	728	—	—	—	—
David J. Wescott(17)	13,059	—	1	—	1
James E. Parisi(2)	12,751	—	—	—	—
Laurent Paulhac(2)	828	—	—	—	—
Phupinder S. Gill(2)	43,612	—	—	—	—

(1)	The address for all persons listed in the table is CME Group Inc., 20 South Wacker Drive, Chicago, IL 60606.
(2)	Messrs. Duffy’s, Donohue’s, Parisi’s, Paulhac’s and Gill’s Class A shares include an aggregate of 5,524; 65,012; 8,577; 0 and 33,079 stock options, respectively, that are currently exercisable or would be exercisable within 60 days of March 8, 2010.
(3)	Includes 99 Class A shares and one Class B-4 share to which Mr. Duffy shares joint ownership and has voting power.
(4)	Includes 9,500 Class A shares and one Class B-1 share which Mr. Bernacchi has pledged to a third party.
(5)	Includes an aggregate of 4,750 Class A shares which Mr. Carey has pledged to a third party. Mr. Carey shares indirect ownership of one Class B-1 share and one Class B-3 share with Mr. Niciforo that are owned directly by Henning and Carey of which Mr. Carey is a partner.
(6)	Includes 19 Class A shares held in the name of Mr. Cermak’s spouse.
(7)	Includes 200 Class A shares held in the name of Mr. Chookaszian’s spouse.
(8)	Includes 99 Class A shares and one Class B-4 share to which Mr. Gepsman shares joint ownership and has voting power.
(9)	Includes 420 Class A shares held in trust.
(10)	All 20,202 Class A shares are pledged by Mr. Johnson to a third party.
(11)	Mr. Melamed’s Class B-2 share is held indirectly through a trust.
(12)	Mr. Niciforo shares indirect ownership of one Class B-1 share and one Class B-3 share with Mr. Carey that are owned directly by Henning and Carey of which Mr. Niciforo is a principal.
(13)	Includes one Class B-4 share as to which Mr. Oliff shares joint ownership, but over which he does not have voting power. Also excludes 400 Class A shares held by his minor children over which Mr. Oliff does not have voting power.
(14)	Includes 10,252 Class A shares held in trust.
(15)	All Class A shares held in trust.
(16)	Includes 9,263 Class A shares, one Class B-1, one Class B-2 and one Class B-3 share which Mr. Shepard has pledged to a third party. Includes 99 Class A shares and one Class B-4 share as to which Mr. Shepard shares joint ownership and has voting power.
(17)	Includes 99 Class A shares and one Class B-4 share as to which Mr. Wescott shares joint ownership and 12,960 Class A shares pledged to third parties.

Directors and Executive Officers as a Group (46 persons)

Class of Common Stock	Total Shares	Percent of Class(1)
Class A(2)	444,572	*	%
Class B-1	12	1.9
Class B-2	8	1.0
Class B-3	9	*
Class B-4	7	1.7
Total Class A & B	444,608	*

*	Less than 1%.
(1)	Based on 66,062,748 Class A, 625 Class B-1, 813 Class B-2, 1,287 Class B-3 and 413 Class B-4 shares outstanding as of March 8, 2010.
(2)	Total Class A shares includes an aggregate of 158,177 options to purchase shares of Class A common stock that are currently exercisable or become exercisable within 60 days of March 8, 2010.

Shareholders Owning Five Percent or More

Name	Number of Class A Shares	Percent of Vote as a Single Class(1)
FMR LLC(2)	4,078,986	6.2%
BlackRock, Inc.(3)	3,772,346	5.7

(1)	Percentage is based on all shares outstanding in each class of Class A and Class B common stock as of March 8, 2010. Other than with respect to the election of Class B directors and some matters relating to trading rights associated with Class B shares, holders of both classes of common stock will vote together as a single class on all matters to be presented to a vote of shareholders, unless otherwise required by law.
(2)	FMR LLC and Edward C. Johnson, III, Chairman of FMR, jointly filed a Schedule 13G on February 16, 2010, which states the address for FMR is 82 Devonshire Street, Boston, MA 02109, and that FMR has sole voting power over 672,061 shares and that FMR and Mr. Johnson jointly have sole dispositive power over 4,078,986 shares. Beneficial ownership of the shares is held directly or indirectly by FMR, Mr. Johnson and certain affiliates and subsidiaries. Various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares, and no one person’s interest is more than 5% of the total outstanding shares of CME Group.
(3)

BlackRock, Inc. filed a Schedule 13G with the SEC on January 29, 2010, which states the address of BlackRock is 40 East 52nd Street, New York, NY 10022, and that BlackRock, Inc. has sole voting and dispositive power with respect to 3,772,346 shares. Various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares, and no one person’s interest is more than 5% of the total outstanding shares of CME Group.

Proposal 3 – Election of Class B-1 and B-2 Nominating Committees

Our bylaws provide that holders of our Class B-1, B-2 and B-3 shares have the right to elect the members of their respective Class B nominating committees. The Class B nominating committees are not committees of our board of directors and serve only to nominate the slate of directors for their respective classes. Each Class B nominating committee is composed of five members who serve for a term of one year. The existing committee members are responsible for selecting 10 candidates to stand for election as members of a particular Class B nominating committee. The five nominees with the greatest number of votes will serve on the applicable committee. The nominees for the Class B-3 nominating committee will be elected at the 2012 annual meeting with the nominee for the Class B-3 director elected at the 2013 annual meeting.

Nominees for 2011 Class B-1 Nominating Committee

Vote “FOR” the five nominees to be elected to a one-year term to the Class B-1 Nominating Committee and vote “AGAINST” or “ABSTAIN” with regards to the other nominees.

Name and Age	Member Since	Background
William C. Bauman (WCB), 62	1975	Independent floor trader and holder of a Class B-1 share and a Class B-3 share.
Thomas A. Bentley (TAB), 54	1982	Independent floor trader and holder of a Class B-1 share.
Jeffrey R. Carter (CR), 47	1988	Independent floor trader and holder of a Class B-1 share.
Brock J. Connelly (BRK), 32	2004	Independent floor trader and holder of a Class B-1 share.
Michael J. Downs (BMR), 53	1981	Independent floor trader and holder of a Class B-1 share.
John W. Fischer (JOF), 56	1978	Independent floor trader and holder of a Class B-1 share.
John C. Garrity (JCG), 64	1974	Independent floor trader and holder of a Class B-1 share and two Class B-3 shares.
Hershel Herrendorf (ZVI), 60	1971	Independent trader and holder of a Class B-1 share and a Class B-4 share.
Brian J. Muno (BJM), 49	1983	Independent floor trader and holder of a Class B-1 share.
Dean S. Norris (NNN), 52	1986	Independent floor trader and holder of a Class B-1 share.

Our board is not providing any recommendations as to how you should vote with respect to the foregoing nominees,

Nominees for 2011 Class B-2 Nominating Committee

Vote “FOR” the five nominees to be elected to a one-year term to the Class B-2 Nominating Committee and vote “AGAINST” or “ABSTAIN” with regards to the other nominees.

Name and Age	Member Since	Background
Richard J. Duran (RJD), 61	1979	Independent trader and holder of a Class B-2 share.
George P. Hanley (GXH), 54	1986	Independent floor trader and holder of a Class B-2 share.
Donald J. Lanphere, Jr. (DJ), 52	1981	Independent trader and holder of a Class B-1 share, a Class B-2 share and a Class B-4 share.
Michael E. Lattner (LATO), 43	1992	Independent floor trader and holder of a Class B-2 share.
Patrick J. Mulchrone (PJM), 52	1993	Independent trader and holder of a Class B-1 share, a Class B-2 share, a Class B-3 share, and a Class B-4 share.
Ronald A. Pankau (PAN), 53	1981	Independent floor trader and holder of a Class B-2 share.
Steven D. Peake (PEAK), 42	1993	Independent floor trader and holder of a Class B-2 share.
Gregory J. Veselica (GV), 55	1979	Independent floor trader and holder of a Class B-2 share.
Barry D. Ward (BDW), 46	1990	Independent floor trader and holder of a Class B-2 share.
Jeffrey S. Waters (WTR), 38	1996	Independent trader and holder of a Class B-2 share.

Our board is not providing any recommendations as to how you should vote with respect to the foregoing nominees

Audit Committee Disclosures

Principal Accountant Fees and Services

Fees paid to Ernst & Young LLP for each of the last two fiscal years are listed in the following table.

Year Ended December 31,	Audit Fees	Audit-Related Fees	Tax Fees	All Other Fees
2009	$2,060,235	$—	$810,079	$—
2008	$1,941,613	$364,443	$413,315	$—

Audit fees include fees for professional services rendered for the audit of our annual consolidated financial statements and internal control over financial reporting, review of our financial statements included in our Quarterly Reports on Form 10-Q, comfort letters issued in connection with our debt offerings in 2009 and 2008 and for other services that are normally provided by our independent registered public accounting firm in connection with statutory and regulatory filings or engagements.

Audit-related fees include fees for assurance and related services that are reasonably related to the performance of the audit and review of our financial statements, other than those services described under “Audit Fees.” These fees were for services in connection with review of internal controls, employee benefit plan and other ancillary audits and accounting consultations in 2008 involving the NYMEX merger.

Tax fees consist of services performed by our independent registered public accounting firm’s tax division, except those related to the audit, and include fees for tax compliance, tax planning and tax advice. In 2009, $349,500 of our tax fees was for tax compliance and preparation of tax returns.

There were no fees billed for other services rendered by our independent registered public accounting firm that would be included in “All Other Fees” for the years ended December 31, 2009 and 2008.

The audit committee has considered whether the provision of non-audit services is compatible with maintaining the registered public accounting firm’s independence. All of the services described above were pre-approved by the audit committee in accordance with our Audit and Non-Audit Services Policy.

Reporting Concerns to the Audit Committee

We have engaged an independent, third party, Ethicspoint, for the purpose of receiving complaints including complaints relating to accounting, internal control over financial reporting or auditing matters. Concerns relating to financial matters are automatically referred to the chairman of the audit committee and will be handled in accordance with the procedures adopted by the audit committee. A copy of these procedures is available on our Web site.

Audit Committee Policy for Approval of Audit and Permitted Non-Audit Services

The audit committee is responsible for the appointment, retention, compensation and oversight of our independent registered public accounting firm. The audit committee has adopted policies and procedures for pre-approving all services (audit and non-audit) performed by our independent registered public accounting firm. In accordance with such policies and procedures, the audit committee is required to pre-approve all audit and non-audit services to be performed by the independent registered public accounting firm in order to assure that the provision of such services is in accordance with the rules and regulations of the SEC and does not impair the registered public accounting firm’s independence. Under the policy, pre-approval is generally provided for up to one year, any pre-approval is detailed as to the particular service or category of services and is subject to a specific budget. In addition, the audit committee may pre-approve additional services on a case-by-case basis. The audit committee has delegated specific pre-approval to the chairperson of the audit committee provided the estimated fee of the proposed service does not exceed $100,000. The chairperson must report any decisions to the audit committee at its next scheduled meeting. Periodically, but not less than quarterly, our controller will provide the audit committee with a report of audit and non-audit services provided and expected to be provided by the independent registered public accounting firm. A copy of our Audit and Non-Audit Services policy is available on our Web site.

Report of the Audit Committee

The audit committee oversees our financial reporting process on behalf of the board of directors. The audit committee currently consists of six independent directors as defined in the listing standards of the NASDAQ. Its duties and responsibilities are set forth in the audit committee charter approved by our board of directors which is available on our Web site. The board of directors has determined that Messrs. Chookaszian, Gerdes and Miller meet the SEC’s definition of audit committee financial expert.

As set forth in more detail in the audit committee charter, the primary responsibilities of the audit committee fall into three broad categories:

•	to serve as an independent and objective party to monitor our financial reporting process and internal control system;

•	to review and evaluate the audit efforts of the independent registered public accounting firm and internal audit department; and

•	to provide an open avenue of communication among the independent registered public accounting firm, financial and senior management, the internal audit department and the board of directors.

The audit committee, during the course of each fiscal year, devotes the attention that it deems necessary and appropriate to each of the matters assigned to it under the audit committee charter. To carry out its responsibilities, the audit committee met 11 times during fiscal year 2009 and two times during 2010 with regard to fiscal year 2009.

In the course of fulfilling its responsibilities, the audit committee has:

•

reviewed and discussed with management and the independent registered public accounting firm all financial statements prior to their issuance and any significant accounting issues and been advised by management that all financial statements were prepared in accordance with U.S. generally accepted accounting principles;

•

discussed with the Company’s senior management and independent registered public accounting firm the process used for certifications by the Company’s CEO and CFO, which are required for certain of the Company’s filings with the SEC;

•	reviewed and discussed with management the audit committee charter;

•

discussed with representatives of the independent registered public accounting firm, Ernst & Young LLP, the matters required to be discussed pursuant to Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 308), as adopted by the Public Company Accounting Oversight Board in Rule 3200T;

•

received the written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board regarding the accounting firm’s communications with the audit committee concerning independence;

•	discussed with the independent registered public accounting firm its independence from the Company and management;

•	reviewed payments to and pre-approved services of our independent registered public accounting firm in accordance with the Audit and Non-Audit Services Policy; and

•	considered whether the provision by the independent registered public accounting firm of non-audit services is compatible with maintaining their independence.

Based on the foregoing, the audit committee recommended to the board of directors, and the board has approved, that the audited consolidated financial statements be included in CME Group’s annual report on Form 10-K for the year ended December 31, 2009, for filing with the SEC. The audit committee also selected Ernst & Young LLP as the independent registered public accounting firm for fiscal year 2010. The board is recommending that shareholders ratify that selection at the annual meeting.

Management is responsible for the preparation, presentation and integrity of the financial statements; accounting and financial reporting principles; establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rule 13a-15(e)); establishing and maintaining internal control over financial reporting (as defined in Exchange Act Rule 13a-15(f)); evaluating the effectiveness of the disclosure controls and procedures and the internal control over financial reporting; and evaluating any change in internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, internal control over financial reporting. Ernst & Young LLP, our independent registered public accounting firm, is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with U.S. generally accepted accounting principles, as well as providing an attestation report on our internal control over financial reporting.

The Audit Committee

Dennis H. Chookaszian, Chairman

Jackie M. Clegg

Larry G. Gerdes

William P. Miller II

Terry L. Savage

Dennis A. Suskind

Proposal 4 – Ratification of our Audit Committee’s Appointment of Ernst & Young LLP as our Independent Registered Public Accounting Firm for 2010

The audit committee has appointed Ernst & Young LLP to serve as our independent registered public accounting firm for the year ending December 31, 2010. Ernst & Young LLP served as our independent registered public accounting firm for the year ended December 31, 2009. Representatives of Ernst & Young LLP will be present at the annual meeting, will be available to respond to appropriate questions and may make a statement if they so desire. In connection with the audit of our 2009 financial statements, we entered into an engagement letter with Ernst & Young LLP which set forth the terms by which Ernst & Young LLP would perform audit services for us. The agreement provides that Ernst & Young LLP will not be liable to the Company for punitive damages, except for certain circumstances in connection with a shareholder derivative suit. We expect to enter into a similar engagement letter with Ernst & Young LLP for 2010.

Although we are not required to seek shareholder approval of this appointment, we believe it to be sound corporate governance to do so. If the appointment of Ernst & Young LLP is not ratified by our shareholders, our audit committee will investigate the reasons for the shareholder rejection and will consider appointing a different independent registered public accounting firm.

Our board recommends that you vote “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2010.

Other Business

Certain Business Relationships with Related Persons

We may have transactions in the ordinary course of our business with unaffiliated companies of which certain of our board members, executive officers or members of their immediate family members are affiliated. We do not consider the amounts involved in such transactions to be material to our business or material in relation to the businesses of such other companies or the interests of the individuals involved. Additionally, several of our board members are members of one of our exchanges and may also serve as officers of one of our clearing firms. All payments made directly or indirectly to us in connection with trading activity on our exchange are on terms no more favorable than terms given to unaffiliated third parties.

The audit committee has adopted a written policy for the review of transactions with related persons. In accordance with the policy, the audit committee reviews all material facts of interested transactions that require the committee’s approval. If advance approval is not possible, then the transaction will be considered by the committee at its next meeting and the committee will determine whether it is appropriate to ratify such transaction. In determining whether to approve or ratify a transaction, the committee takes into account, among other factors it determines appropriate, whether the interested transaction is on terms no less favorable than terms generally available to any similarly situated, unrelated third parties under the same or similar circumstances and the extent of the person’s interest in the transaction. The audit committee determined that certain types of interested transactions should be considered pre-approved under the policy, including:

•	compensation provided to our executive officers and directors provided such compensation was approved by the compensation committee; and

•

transactions that result from trading activities on our exchanges; provided such transactions are made in the ordinary course of our business on terms consistent with those prevailing at the time for corresponding transactions by similarly situated, unrelated third parties.

Transactions Relating to Trading Activity

Many of our board members trade on one or more of our exchanges and/or are employed as officers by one of our clearing firms. In 2009, we identified the following transactions relating to trading activity that we believe may be considered “related party transactions” under the rules and regulations of the SEC. All transactions were conducted on the same terms and conditions as would have otherwise been provided to unaffiliated third parties and were considered pre-approved in accordance with the Audit Committee’s policy.

•

Mr. Carey, our Vice Chairman, is a partner in, and Mr. Niciforo, a member of our board, is a principal of the firm Henning & Carey. Henning & Carey made payments indirectly to us in excess of $120,000.

•

Mr. Shepard, a member of our board, owns a minority interest in one of our clearing firms, which made payments to us of approximately $43 million in connection with trading activity. Mr. Shepard is also the founder and President of Shepard International, Inc., a futures commission merchant, which made payments to us in excess of $120,000.

•	Mr. Stewart, a member of our board, is the CEO of Gelber Group LLC, one of our clearing firms, which made payments to us of approximately $14 million.

•	Mr. Corvino, a member of our board, made payments indirectly to us in excess of $120,000.

•	Mr. Heraty, a nominee for Class B-3 director, is a partner in Devonshire Partners LLC, which made payments to us in excess of $120,000.

Leasing Relationships

As a result of our merger with CBOT Holdings, we now own real estate located at 141 West Jackson Boulevard in Chicago. Messrs. Carey, Bernacchi, Shepard, Stewart and Wescott lease office space at this location either directly or indirectly through firms in which they have an affiliation. These leases are on terms that are consistent with market terms provided to other unaffiliated third parties. To the extent that the annual lease payments were expected to exceed $120,000, the leases were submitted to the audit committee in connection with its written policy.

Charitable and Civic Contributions

CME Group believes that it is both a responsibility and a privilege to give back to the communities in which our members and employees live and do business. Through our charitable programs and foundations, CME Group is able to lend a hand to those who need it most and inspire confidence in their futures. We have our own charitable foundation, the Chicago Mercantile Exchange Foundation (CME Foundation), which was founded in 2001 to provide charitable giving that includes disaster recovery relief as well as support for the needs of our local communities with a focus on children in need, education, and health and human services. Through the CME Foundation, we match donations of our employees as well as from our exchange community. CBOT and NYMEX also have their own charitable foundations of which we provide non-financial support. Additionally, in 2008, the CME Group Foundation was established which supports academic initiatives and activities, primarily in the local area, that promote research, teaching and learning in financial markets; promote the education of disadvantaged children and youth; and promote the health and education of young children. The CME Group Foundation was endowed with the proceeds of the sale of the trading floors by the Chicago Mercantile Exchange Trust (CME Trust), which received approval to distribute a portion of its net income to public charities in 2005. The CME Trust is an independent, for-profit trust, separate from CME Group. Certain of our board members serve on the board of the CME Group Foundation, the CME Foundation, the CBOT Foundation and the NYMEX Foundation as well as serve as trustees of the CME Trust. Such board members may also have affiliations with organizations that have received donations from these entities. In 2009, no aggregate donations to any of these affiliated organizations from the CME Trust or the CME Group Foundation exceeded $250,000 and no donations from any of our other charitable organizations exceeded $55,000.

Other Relationships

Mr. Niciforo, a member of our board, has a brother who is a partner in Deloitte & Touche. In 2009, the Company retained Deloitte to provide services relating to tax planning, due diligence in connection with M&A activity and to provide future internal audit services for the Company’s proposed UK clearing house. For the services provided in 2009, the Company paid fees to Deloitte of approximately $1.3 million in the aggregate. The decision to retain Deloitte was not based on any recommendation of Mr. Niciforo and his brother was not a participant in the service relationships. The services provided to the Company were not pre-approved by the audit committee but were subsequently ratified by the committee. The terms of the services were negotiated and we believe the terms and conditions to be the same as those that would have been provided to an unaffiliated third party.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our officers and directors and persons who own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than 10% beneficial owners are required by SEC regulations to furnish us with copies of all Section 16(a) forms that they file. Based solely on our review of the copies of the forms we have received during 2008, all of our officers and directors complied with their Section 16(a) filing requirements, except the following transactions which were inadvertently reported on an untimely basis (i) Messrs. Carey and Niciforo’s indirect purchase of a Class B-3 share in connection with the purchase of a membership on our CME exchange by Henning & Carey; (ii) Mr. Gepsman’s sale of 200 shares and (iii) the tax withholding of shares from Ms. Harley and Ms. Piell in connection with their vesting in shares of restricted stock.

By Order of the board of directors,

Kathleen M. Cronin
Managing Director, General Counsel and Corporate Secretary

Dated: March 18, 2010

Appendix A

Categorical Independence Standards

A director who satisfies the independence requirements of the applicable listing standards and meets all of the following categorical standards shall be presumed to be “independent”:

•

The director does not (directly or indirectly as a partner, shareholder or officer of another company) provide consulting, legal or financial advisory services to the Company or the Company’s present or former auditors.

•

Neither the director nor any member of his or her immediate family is a significant shareholder in the Company’s Class A Common Stock or Class B Common Stock. For purposes of this categorical standard, a shareholder shall be considered significant if the ownership of shares of Class A Common Stock is greater than five percent (5%) of the outstanding Class A Common Stock or if the ownership of shares of any series of Class B Common Stock is greater than five percent (5%) of the outstanding Class B Common Stock in such series.

•

Neither the director nor any member of his or her immediate family serves as an executive officer, director, trustee or is employed as a fundraiser of a civic or charitable organization that receives significant financial contributions from CME, CBOT, NYMEX or the CME Foundation, the CBOT Foundation or the NYMEX Foundation (excluding payments pursuant to a matching gift program). For purposes of this categorical standard, the Board of Directors shall determine whether a financial contribution is considered significant on a case-by-case basis; provided, however, that any contribution less than $200,000 or two percent (2%) of that entity’s total annual charitable receipts and other revenues, whichever is greater, shall be presumed to be insignificant.

In addition, the Board of Directors has determined that a director who acts as a floor broker, floor trader, employee or officer of a futures commission merchant, clearing member firm or other similarly situated person that intermediates transactions in or otherwise uses CME Group products and services shall be presumed to be “independent,” if he or she otherwise satisfies all of the above categorical standards and the independence requirements of the applicable listing standards and such transactions are made in the ordinary course of business of the Company on terms consistent with those prevailing at the time for corresponding transactions by similarly situated, unrelated third parties.

A-1

20 S. WACKER DRIVE CHICAGO, IL 60606

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 10:59 P.M. Central Time on May 4, 2010. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 10:59 P.M. Central Time on May 4, 2010. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to CME Group Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by CME Group Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M20124-P91274	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.		DETACH AND RETURN THIS PORTION ONLY

CME GROUP INC.				For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
1. Election of Equity Directors
The Board of Directors recommends a vote “FOR” the listed nominees.				☐	☐	☐
Nine will be elected to a three-year term to the Board of Directors
01)	Terrence A. Duffy	06)	Joseph Niciforo
02)	Charles P. Carey	07)	C.C. Odom II
03)	Mark E. Cermak	08)	John F. Sandner
04)	Martin J. Gepsman	09)	Dennis A. Suskind
05)	Leo Melamed

Issues

The Board of Directors recommends a vote “FOR” the following proposal.								For	Against	Abstain

2. To ratify Ernst & Young LLP as our independent registered public accounting firm.								☐	☐	☐

				Yes	No

Please indicate if you plan to attend this meeting.				☐	☐

Signature [PLEASE SIGN WITHIN BOX]				Date			Signature (Joint Owners)	Date

YOUR VOTE IS IMPORTANT!

Please take a moment now to vote the shares of Class A common stock of

CME Group Inc.

for the upcoming Annual Meeting of Shareholders

PLEASE REVIEW THE PROXY STATEMENT AND

SEE REVERSE SIDE FOR THREE EASY WAYS TO VOTE TODAY

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement, CME Group 2009 Annual Review and Form 10-K are available at www.proxyvote.com.

M20125-P91274

This Proxy is being solicited by the Board of Directors of CME Group Inc. (“CME Group”) for the Annual Meeting of Shareholders on Wednesday, May 5, 2010.

The undersigned hereby appoint(s) Terrence A. Duffy and Craig S. Donohue with full power to act alone and with full power of substitution, as proxies of such shareholder(s), to attend the Annual Meeting of CME Group to be held at 3:30 p.m., Central Time, on Wednesday, May 5, 2010, at The Conference Center at UBS Tower, located at One North Wacker Drive, Chicago, Illinois, and any postponement or adjournment thereof, and to vote all shares of Class A common stock of CME Group, held of record by such shareholder(s) as of the close of business on March 8, 2010, upon the proposals as designated on the reverse side. This proxy will be voted as specified by the shareholder(s). IF NO SUCH DIRECTION IS GIVEN, YOUR PROXIES WILL HAVE THE AUTHORITY TO VOTE “FOR” THE PROPOSALS LISTED ON THE REVERSE SIDE AND IN THE DISCRETION OF THE PROXY HOLDER ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING AND ANY ADJOURNMENT OR POSTPONEMENT THEREOF. The proposals are fully set forth in the Proxy Statement related to the Annual Meeting, receipt of which is hereby acknowledged.

Please mark this proxy as indicated on the reverse side to vote on any item. If you wish to vote in accordance with the recommendations of the company, please sign the reverse side; no boxes need to be checked.

20 S. WACKER DRIVE CHICAGO, IL 60606

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 10:59 P.M. Central Time on May 4, 2010. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to CME Group Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by CME Group Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M20126-P91274	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.		DETACH AND RETURN THIS PORTION ONLY

CME GROUP INC.				For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
1. Election of Equity Directors
The Board of Directors recommends a vote “FOR” the listed nominees.				☐	☐	☐

Nine will be elected to a three-year term to the Board of Directors

01)	Terrence A. Duffy	06)	Joseph Niciforo
02)	Charles P. Carey	07)	C.C. Odom II
03)	Mark E. Cermak	08)	John F. Sandner
04)	Martin J. Gepsman	09)	Dennis A. Suskind
05)	Leo Melamed

2. Election of Class B-1 Directors							Issues

Vote “FOR” the nominee to be elected as your Class B-1 representative and vote “AGAINST” or “ABSTAIN” with regards to the other nominee.							The Board of Directors recommends a vote “FOR” the following proposal.	For	Against	Abstain
B-1 Directors				For	Against	Abstain	4. To ratify Ernst & Young LLP as our independent registered public accounting firm.	☐	☐	☐

	2a. James S. Ginsburg (JSG)			☐	☐	☐
	2b. Howard J. Siegel (EGLE)			☐	☐	☐

3. Election of 2011 Class B-1 Nominating Committee

Vote “FOR” the five nominees to be elected to a one-year term to the Class B-1 Nominating Committee and vote “AGAINST” or “ABSTAIN” with regards to the other nominees.

	For Against Abstain		For Against Abstain

3a. William C. Bauman (WCB)	☐ ☐ ☐	3f. John W. Fischer (JOF)	☐ ☐ ☐
3b. Thomas A. Bentley (TAB)	☐ ☐ ☐	3g. John C. Garrity (JCG)	☐ ☐ ☐
3c. Jeffrey R. Carter (CR)	☐ ☐ ☐	3h .Hershel Herrendorf (ZVI)	☐ ☐ ☐
3d. Brock J. Connelly (BRK)	☐ ☐ ☐	3i. Brian J. Muno (BJM)	☐ ☐ ☐
3e. Michael J. Downs (BMR)	☐ ☐ ☐	3j. Dean S. Norris (NNN)	☐ ☐ ☐

				Yes	No

		Please indicate if you plan to attend this meeting.		☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

YOUR VOTE IS IMPORTANT!

Please take a moment now to vote the shares of Class B-1 common stock of

CME Group Inc.

for the upcoming Annual Meeting of Shareholders

PLEASE REVIEW THE PROXY STATEMENT AND

SEE REVERSE SIDE FOR THREE EASY WAYS TO VOTE TODAY

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement, CME Group 2009 Annual Review and Form 10-K are available at www.proxyvote.com.

M20127-P91274

This Proxy is being solicited by the Board of Directors of CME Group Inc. (“CME Group”) for the Annual Meeting of Shareholders on Wednesday, May 5, 2010.

The undersigned hereby appoint(s) Terrence A. Duffy and Craig S. Donohue with full power to act alone and with full power of substitution, as proxies of such shareholder(s), to attend the Annual Meeting of CME Group to be held at 3:30 p.m., Central Time, on Wednesday, May 5, 2010, at The Conference Center at UBS Tower, located at One North Wacker Drive, Chicago, Illinois, and any postponement or adjournment thereof, and to vote all shares of Class B-1 common stock of CME Group, held of record by such shareholder(s) as of the close of business on March 8, 2010, upon the proposals as designated on the reverse side. This proxy will be voted as specified by the shareholder(s). IF NO SUCH DIRECTION IS GIVEN, YOUR PROXIES WILL HAVE THE AUTHORITY TO VOTE “FOR” THE PROPOSALS 1 AND 4 AND “ABSTAIN” FROM PROPOSALS 2 AND 3 LISTED ON THE REVERSE SIDE AND IN THE DISCRETION OF THE PROXY HOLDER ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING AND ANY ADJOURNMENT OR POSTPONEMENT THEREOF. The proposals are fully set forth in the Proxy Statement related to the Annual Meeting, receipt of which is hereby acknowledged.

Please mark this proxy as indicated on the reverse side to vote on any item.

20 S. WACKER DRIVE CHICAGO, IL 60606

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 10:59 P.M. Central Time on May 4, 2010. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to CME Group Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by CME Group Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M20128-P91274	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

CME GROUP INC.	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
1. Election of Equity Directors
The Board of Directors recommends a vote “FOR” the
listed nominees.	☐	☐	☐

Nine will be elected to a three-year term to the Board of Directors
01) Terrence A. Duffy	06) Joseph Niciforo
02) Charles P. Carey	07) C.C. Odom II
03) Mark E. Cermak	08) John F. Sandner
04) Martin J. Gepsman	09) Dennis A. Suskind
05) Leo Melamed		Issues

2. Election of 2011 Class B-2 Nominating Committee Vote “FOR” the five nominees to be elected to a one-year term to the Class B-2 Nominating Committee and vote “AGAINST” or “ABSTAIN” with regards to the other nominees.

The Board of Directors recommends a vote
	“FOR” the following proposal.	For	Against	Abstain
	3. To ratify Ernst & Young LLP as our independent registered public accounting firm.	☐	☐	☐
B-2 Directors

	For Against Abstain		For Against Abstain

2a. Richard J. Duran (RJD)	☐ ☐ ☐	2f. Ronald A. Pankau (PAN)	☐ ☐ ☐
2b. George P. Hanley (GXH)	☐ ☐ ☐	2g. Steven D. Peake (PEAK)	☐ ☐ ☐
2c. Donald J. Lanphere Jr. (DJ)	☐ ☐ ☐	2h. Gregory J. Veselica (GV)	☐ ☐ ☐
2d. Michael E. Lattner (LATO)	☐ ☐ ☐	2i. Barry D. Ward (BDW)	☐ ☐ ☐
2e. Patrick J. Mulchrone (PJM)	☐ ☐ ☐	2j. Jeff S. Waters (WTR)	☐ ☐ ☐

				Yes	No

		Please indicate if you plan to attend this meeting.		☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

YOUR VOTE IS IMPORTANT!

Please take a moment now to vote the shares of Class B-2 common stock of

CME Group Inc.

for the upcoming Annual Meeting of Shareholders

PLEASE REVIEW THE PROXY STATEMENT AND

SEE REVERSE SIDE FOR THREE EASY WAYS TO VOTE TODAY

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement, CME Group 2009 Annual Review and Form 10-K are available at www.proxyvote.com.

M20129-P91274

This Proxy is being solicited by the Board of Directors of CME Group Inc. (“CME Group”) for the Annual Meeting of Shareholders on Wednesday, May 5, 2010.

The undersigned hereby appoint(s) Terrence A. Duffy and Craig S. Donohue with full power to act alone and with full power of substitution, as proxies of such shareholder(s), to attend the Annual Meeting of CME Group to be held at 3:30 p.m., Central Time, on Wednesday, May 5, 2010, at The Conference Center at UBS Tower, located at One North Wacker Drive, Chicago, Illinois, and any postponement or adjournment thereof, and to vote all shares of Class B-2 common stock of CME Group, held of record by such shareholder(s) as of the close of business on March 8, 2010, upon the proposals as designated on the reverse side. This proxy will be voted as specified by the shareholder(s). IF NO SUCH DIRECTION IS GIVEN, YOUR PROXIES WILL HAVE THE AUTHORITY TO VOTE “FOR” PROPOSALS 1 AND 3 AND “ABSTAIN” FROM PROPOSAL 2 LISTED ON THE REVERSE SIDE AND IN THE DISCRETION OF THE PROXY HOLDER ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING AND ANY ADJOURNMENT OR POSTPONEMENT THEREOF. The proposals are fully set forth in the Proxy Statement related to the Annual Meeting, receipt of which is hereby acknowledged.

Please mark this proxy as indicated on the reverse side to vote on any item.

20 S. WACKER DRIVE CHICAGO, IL 60606

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 10:59 P.M. Central Time on May 4, 2010. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to CME Group Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by CME Group Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M20130-P91274	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.		DETACH AND RETURN THIS PORTION ONLY

CME GROUP INC.					For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
1. Election of Equity Directors
The Board of Directors recommends a vote “FOR” the listed nominees.					☐	☐	☐
Nine will be elected to a three-year term to the Board of Directors

01)	Terrence A. Duffy	06)	Joseph Niciforo
02)	Charles P. Carey	07)	C.C. Odom II
03)	Mark E. Cermak	08)	John F. Sandner
04)	Martin J. Gepsman	09)	Dennis A. Suskind
05)	Leo Melamed

2. Election of Class B-3 Directors

Vote “FOR” the nominee to be elected as your Class B-3 representative and vote “AGAINST” or “ABSTAIN” with regards to the other nominee.

B-3 Directors			For	Against	Abstain
2a.	Gregory J. Heraty (CLO)		☐	☐	☐
2b.	Gary M. Katler (GKK)		☐	☐	☐
Issues									For	Against	Abstain
The Board of Directors recommends a vote “FOR” the following proposal.
3. To ratify Ernst & Young LLP as our independent registered public accounting firm.									☐	☐	☐

					Yes	No
Please indicate if you plan to attend this meeting.					☐	☐

Signature [PLEASE SIGN WITHIN BOX]			Date					Signature (Joint Owners)	Date

YOUR VOTE IS IMPORTANT!

Please take a moment now to vote the shares of Class B-3 common stock of

CME Group Inc.

for the upcoming Annual Meeting of Shareholders

PLEASE REVIEW THE PROXY STATEMENT AND

SEE REVERSE SIDE FOR THREE EASY WAYS TO VOTE TODAY

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement, CME Group 2009 Annual Review and Form 10-K are available at www.proxyvote.com.

M20131-P91274

This Proxy is being solicited by the Board of Directors of CME Group Inc. (“CME Group”) for the Annual Meeting of Shareholders on Wednesday, May 5, 2010.

The undersigned hereby appoint(s) Terrence A. Duffy and Craig S. Donohue with full power to act alone and with full power of substitution, as proxies of such shareholder(s), to attend the Annual Meeting of CME Group to be held at 3:30 p.m., Central Time, on Wednesday, May 5, 2010, at The Conference Center at UBS Tower, located at One North Wacker Drive, Chicago, Illinois, and any postponement or adjournment thereof, and to vote all shares of Class B-3 common stock of CME Group, held of record by such shareholder(s) as of the close of business on March 8, 2010, upon the proposals as designated on the reverse side. This proxy will be voted as specified by the shareholder(s). IF NO SUCH DIRECTION IS GIVEN, YOUR PROXIES WILL HAVE THE AUTHORITY TO VOTE “FOR” PROPOSALS 1 AND 3 AND “ABSTAIN” FROM PROPOSAL 2 LISTED ON THE REVERSE SIDE AND IN THE DISCRETION OF THE PROXY HOLDER ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING AND ANY ADJOURNMENT OR POSTPONEMENT THEREOF. The proposals are fully set forth in the Proxy Statement related to the Annual Meeting, receipt of which is hereby acknowledged.

Please mark this proxy as indicated on the reverse side to vote on any item.

20 S. WACKER DRIVE CHICAGO, IL 60606

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 10:59 P.M. Central Time on May 12, 2009. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to CME Group Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by CME Group Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M20132-P91274	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.		DETACH AND RETURN THIS PORTION ONLY

CME GROUP INC.				For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
1. Election of Equity Directors
The Board of Directors recommends a vote “FOR” the listed nominees.				☐	☐	☐
Nine will be elected to a three-year term to the Board of Directors

01)	Terrence A. Duffy	06)	Joseph Niciforo
02)	Charles P. Carey	07)	C.C. Odom II
03)	Mark E. Cermak	08)	John F. Sandner
04)	Martin J. Gepsman	09)	Dennis A. Suskind
05)	Leo Melamed

Issues

The Board of Directors recommends a vote “FOR” the following proposal.								For	Against	Abstain
2. To ratify Ernst & Young LLP as our independent registered public accounting firm.								☐	☐	☐

				Yes	No
Please indicate if you plan to attend this meeting.				☐	☐

Signature [PLEASE SIGN WITHIN BOX]				Date			Signature (Joint Owners)	Date

YOUR VOTE IS IMPORTANT!

Please take a moment now to vote the shares of Class B-4 common stock of

CME Group Inc.

for the upcoming Annual Meeting of Shareholders

PLEASE REVIEW THE PROXY STATEMENT AND

SEE REVERSE SIDE FOR THREE EASY WAYS TO VOTE TODAY

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement, CME Group 2009 Annual Review and Form 10-K are available at www.proxyvote.com.

M20133-P91274

This Proxy is being solicited by the Board of Directors of CME Group Inc. (“CME Group”) for the Annual Meeting of Shareholders on Wednesday, May 5, 2010.

The undersigned hereby appoint(s) Terrence A. Duffy and Craig S. Donohue with full power to act alone and with full power of substitution, as proxies of such shareholder(s), to attend the Annual Meeting of CME Group to be held at 3:30 p.m., Central Time, on Wednesday, May 5, 2010, at The Conference Center at UBS Tower, located at One North Wacker Drive, Chicago, Illinois, and any postponement or adjournment thereof, and to vote all shares of Class B-4 common stock of CME Group, held of record by such shareholder(s) as of the close of business on March 8, 2010, upon the proposals as designated on the reverse side. This proxy will be voted as specified by the shareholder(s). IF NO SUCH DIRECTION IS GIVEN, YOUR PROXIES WILL HAVE THE AUTHORITY TO VOTE “FOR” THE PROPOSALS LISTED ON THE REVERSE SIDE AND IN THE DISCRETION OF THE PROXY HOLDER, ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING AND ANY ADJOURNMENT OR POSTPONEMENT THEREOF. The proposals are fully set forth in the Proxy Statement related to the Annual Meeting, receipt of which is hereby acknowledged.

Please mark this proxy as indicated on the reverse side to vote on any item. If you wish to vote in accordance with the recommendations of the company, please sign the reverse side; no boxes need to be checked.